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Registration No. 333-

As filed with the Securities and Exchange Commission on August 5, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mattress Holding Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	5712 (Primary S.I.C. Code Number)	06-1652172 (IRS Employer Identification No.)
5815 Gulf Freeway Houston, TX 77023 (713) 923-1090
(Address, including zip code and telephone number, of registrant's principal executive offices)
Gary T. Fazio Chairman of the Board, President and Chief Executive Officer Mattress Holding Corp. 5815 Gulf Freeway Houston, TX 77023 (713) 923-1090
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Michael Weinsier Gary J. Simon Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 Telephone No.: (212) 837-6000 Telecopier No.: (212) 422-4726	Robert M. Hayward Karen G. Sodke Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601 Telephone No.: (312) 861-2000 Telecopier No.: (312) 861-2200

        Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, par value $0.001 per share	$46,000,000	$5,828.20

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated August 5, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

             Shares

Mattress Holding Corp.

Common Stock

        This is the initial public offering of            shares of common stock of Mattress Holding Corp. We expect that the initial public offering price will be between $            and $            per share of common stock. Prior to the offering, there was no public market for our common stock. The market price of the shares after the offering may be higher or lower than the offering price.

        We will apply to have our shares of common stock approved for quotation on the Nasdaq National Market under the symbol "MFRM."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 9 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, before expenses, to Mattress Holding Corp.	$	$

        Certain of our stockholders have granted to the underwriters the option to purchase up to an additional            shares of common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments. If such shares are sold, we will not receive any of the proceeds from the sale by the selling stockholders.

William Blair & Company
SunTrust Robinson Humphrey
BB&T Capital Markets

The date of this prospectus is                        , 2004.

MATTRESSFIRM

MATTRESSFIRM
SuperCenter

MATTRESS FIRM

MATTRESSFIRM

Clearance Center

Firm
Pillow Top

CLEARANCE CENTER

MATTRESSFIRM
Posturepedic
Our FIRM Guarantee Makes It So Easy...
1
Low Price Guarantee
2
Same day delivery
3
90 day satisfaction guarantee
4
Free extended warranty

Plush

MATTRESSFIRM
5% low price guarantee
5% low price guarantee

Sealy
CLEARANCE CENTER
CLEARANCE CENTER
It's EASY
This is Month
QUEEN
SAVE!
QUEEN

        You should rely only on the information contained in this prospectus. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that those sources are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

        Mattress Holding Corp., Mattress Firm, Inc., our logo and other trade names and trademarks mentioned in this prospectus are the property of their respective owners. This prospectus also contains trademarks and service marks belonging to other entities.

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PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including the more detailed information and the financial statements appearing elsewhere in this prospectus. As used in this prospectus, all references to "Mattress Firm," "the Company," "we," "us," "our" and the like refer to Mattress Holding Corp. and its consolidated subsidiaries. We intend to change the name of Mattress Holding Corp. to Mattress Firm, Inc. in connection with this offering. Unless otherwise indicated, the terms "fiscal year" in this prospectus refer to the 52 or 53 weeks ended on the Tuesday nearest to January 31. For example, fiscal 2003 refers to the 53 weeks ended February 3, 2004. Unless otherwise indicated, references to "our stores" refer to our company-owned stores and our franchised stores.

Overview

        We are the nation's leading specialty retailer of conventional bedding with approximately 300 company-owned and franchised stores in 19 states operated under the Mattress Firm name. We carry a broad assortment of innerspring and specialty mattresses and related bedding products across a wide range of price points. We focus on well-known national brands, featuring the Sealy family of products, as well as Spring Air and Tempur-Pedic. We believe we are the nation's largest specialty retailer of mattresses manufactured by Sealy, which has the largest share of the U.S. bedding market.

        We believe our destination store retail concept provides our customers with a unique and distinctive shopping experience. We offer our customers an extensive product assortment, a strong value proposition and superior services in a conveniently located, comfortable store environment. We believe our key competitive differentiators include: our comfortable and contemporary store design and interior created to appeal especially to our female customers, our same-day "Red Carpet" delivery service, our premier satisfaction and price guarantees, the expertise and service level provided by our professional sales associates and our extended warranty program. Our stores are efficiently-sized at approximately 4,000 square feet for our traditional stores and approximately 6,500 square feet for our supercenter stores, which are a combination of a traditional store and a clearance center.

        Our strategy is to achieve the leading market share position in the markets we serve, which enables us to leverage our brand recognition and our advertising, management and distribution costs. We believe we currently have the leading share of the mattress and bedding products market in 15 of our 32 markets. As of July 31, 2004, we operated 196 company-owned stores in 18 markets and 102 franchised stores in 14 additional markets.

        Since 2001, we have added several key members to our management team and embarked on a series of strategic and operating initiatives aimed at improving our customer shopping experience, our relative market share positions, Mattress Firm brand awareness and our profitability. We have focused on improving our market share position in our key markets in order to achieve a leadership position and developed a radio and television broadcast media advertising and marketing program to support this goal. In addition, we have developed a new store prototype design for both our traditional stores and our supercenter stores. As of July 31, 2004, approximately 39% of our company-owned stores reflected this new prototype design. Finally, we have invested in enhancing our corporate and operations infrastructure in order to support our continued growth.

        We operate in a large and growing industry. According to Furniture/Today, approximately $9.2 billion was spent on bedding products at retail in 2002. The wholesale bedding industry has grown at approximately 6% per year over the past 20 years and has proven to be fairly recession resistant due to the replacement nature of most mattress purchases. According to Furniture/Today, in 2002, specialty store chains such as Mattress Firm accounted for approximately 33% of total industry sales, and have steadily gained share from the once-dominant furniture stores and department stores.

Competitive Differentiation and Business Strategy

        We believe the following differentiate us from our competitors and are key to our continuing success:

  Unique Retail Concept.

  •
  Attractive and efficient store format.  Our stores are designed to create a distinctive shopping experience for our customers. Our standardized racetrack layout and merchandise presentation, organized by comfort choice and price, is designed to make shopping easy for our customers and selling easy for our sales associates. Our efficiently-sized traditional stores are approximately 4,000 square feet and carry a broad assortment of bedding products.

  •
  Supercenter store prototype.  We recently developed a new supercenter store format of approximately 6,500 square feet, which is a combination of our traditional store and a specially-merchandised clearance center area. These destination store supercenters carry our standard assortment of bedding products and our unique assortment of clearance, overstock and refurbished merchandise, which reinforce our strong value proposition. As of July 31, 2004, we operated 58 supercenter stores, which represent approximately 30% of our total company-owned stores.

  •
  Extensive product assortment featuring well-known national brands.  We carry a broad assortment of mattresses and bedding related products in a wide range of comfort choices, styles and price points. We focus on well-known national brands, featuring the Sealy family of products, as well as Spring Air and Tempur-Pedic. Because of our strong relationships with our key suppliers, we are able to offer our customers many exclusive products that are available only to us in our markets. During fiscal 2003, these products represented over half of our total mattress sales.

  •
  Superior shopping experience.  We believe we provide our customers with a superior level of personalized service both in-store and after-sale. We achieve this service level by offering customers our unique comfort testing process, same-day "Red Carpet" delivery service, comfort satisfaction and price guarantees, and our extended warranty program.

        Leading Market Share in Key Markets.    We believe we currently have the leading share of the mattress and bedding products market in 15 of our 32 markets. We plan to continue to add new stores to our existing markets to further enhance our market share positions. We believe our strong brand recognition and leading market share positions enable us to utilize radio and television broadcast advertising on a cost effective basis and are significant competitive advantages.

        Effective Distribution Strategy.    We have developed an effective distribution strategy which enables us to provide our customers with a superior delivery service experience and allows us to achieve a high level of inventory turnover. In substantially all of our markets, a single distribution center serves all of the stores in that market.

        Experienced Management Team.    Over the past several years, we have strengthened our management team by adding a number of key executives with extensive bedding and retail industry experience.

Growth Strategy

        Our long-term objectives are to increase brand awareness and market share leadership in existing markets and identify and enter new markets. To achieve our objectives we intend to:

        Expand our Store Base.    While our primary growth strategy will continue to be through organic growth, we would consider, under certain circumstances, acquiring bedding specialty store competitors, in either existing or new markets, or our own franchise operations.

  •
  Existing markets.  Our goal is to strengthen our market share relative to our competitors and achieve the leading share position in each of our existing markets.

  •
  New markets.  We plan, beginning in fiscal 2006, to expand our store base by entering new markets in which we believe we can achieve a potential leadership market share within 24 to 36 months.

        Store Renovation and Relocation Program.    Three years ago, we launched a major renovation program to upgrade our stores to our new design format. These renovations include new display fixtures, wood, carpet and ceramic tile flooring, paint and improved signage. Since the beginning of fiscal 2001, we have renovated a total of 30 company-owned stores and we anticipate that approximately half of our company-owned stores will reflect our new design at the end of fiscal 2004.

        We also plan to continue our strategy of relocating company-owned stores in situations where a better location becomes available in terms of store visibility, competitive position and changing shopping patterns and demographics.

        Increase our Sales and Profitability.    To continue to increase our sales and profitability, we plan to:

  •
  leverage our fixed market expenses such as advertising, distribution and management by continuing to add more stores to existing markets;

  •
  increase our new and comparable store sales through more effective advertising as we expand our radio and television broadcast media program to additional markets and implement new sales associate training programs;

  •
  continue our aggressive store renovation and relocation program; and

  •
  increase our corporate operating margins by leveraging our fixed expenses such as information systems, distribution capabilities and management.

Risk Factors

        An investment in our common stock involves a high degree of risk. The following risks, as well as the other risks discussed in "Risk Factors," should be carefully considered before participating in this offering:

  •
  our ability to profitably open and operate new stores and maintain the profitability of our existing stores;

  •
  our intent to aggressively open additional stores, including relocations of existing stores, in our existing markets;

  •
  our future expansion into new, unfamiliar markets;

  •
  our relationship with Sealy Mattress Company as our primary supplier;

  •
  our dependence on a few key employees;

  •
  our reliance on a majority of revenues from stores in Texas and Florida;

  •
  the effect of our planned growth on our business infrastructure;

  •
  the impact of seasonality and timing of new and relocated store openings on our financial results and comparable store sales;

  •
  fluctuations in our comparable store sales from quarter to quarter;

  •
  our incurrence of costs in connection with markets from which we have withdrawn;

  •
  risks related to our industry, including downturns in the economy, heightened competition and changes in applicable regulations; and

  •
  risks related to our franchises, including our lack of control over their operations, their ability to finance and open new stores and our liabilities if they default on note or lease obligations.

        Our principal executive offices are located at 5815 Gulf Freeway, Houston, TX 77023 and our telephone number is (713) 923-1090. Our internet address is www.mattfirm.com. Our website, and the information contained on our website, is not part of this prospectus.

The Offering

Common stock to be offered by us	shares
Common stock to be outstanding after this offering	shares
Over-allotment option to be granted by the selling stockholders	shares
Use of proceeds	For repayment of debt, working capital and other general corporate purposes, as further described under "Use of Proceeds."
If the underwriters exercise the over-allotment option in whole or in part, we will not receive any proceeds from the sale of the shares by the selling stockholders.
Proposed Nasdaq National Market symbol	"MFRM"

        The number of shares of our common stock to be outstanding after this offering is based on              shares of our common stock outstanding as of May 4, 2004. This calculation:

  •
  assumes an offering price of $          per share (the mid-point of the range on the cover of this prospectus);

  •
  assumes the underwriters have not exercised the over-allotment option;

  •
  gives effect to a    -for-one split resulting in            shares of common stock outstanding immediately prior to consummation of this offering;

  •
  converts all of our non-voting common stock into voting common stock immediately prior to completion of this offering; and

  •
  excludes the            shares of common stock issuable upon exercise of outstanding options granted under our 2003 Stock Option Plan at a weighted average strike price of $        and            shares of common stock reserved for issuance under our 2004 Equity Compensation Plan, in each case as of May 4, 2004.

Summary Consolidated Financial and Operating Data

        The following tables present summary historical consolidated financial and operating data for our business and the business of our predecessor, Malachi Mattress America, Inc. and its consolidated subsidiaries. You should read these tables along with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

	(Dollars in thousands, except per share and per square foot data)
			Successor
	Predecessor
					13 Weeks Ended
	Fiscal Year Ended January 29, 2002	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal Year Ended February 3, 2004
					April 29, 2003	May 4, 2004
Statement of Operations:					(unaudited)
Net sales	$136,226	$107,771	$40,457	$164,270	$35,303	$42,397
Cost of sales	88,741	65,047	24,305	94,477	20,452	25,204

Gross profit from retail operations	47,485	42,724	16,152	69,793	14,851	17,193
Franchise fees and royalty income	5,136	3,869	1,299	3,744	1,091	775

	52,621	46,593	17,451	73,537	15,942	17,968

Operating expenses:
Selling, general and administrative	60,682	43,071	16,214	67,256	15,096	17,843
Loss on impairment of property and equipment and goodwill	7,663	—	—	—	—

Income (loss) from operations	(15,724)	3,522	1,237	6,281	846	125

Other income (expense):
Interest income	115	70	17	40	13	4
Interest expense	(2,848)	(1,838)	(579)	(1,947)	(492)	(391)

	(2,733)	(1,768)	(562)	(1,907)	(479)	(387)

Income (loss) from continuing operations before provision for income taxes	(18,457)	1,754	675	4,374	367	(262)
Provision (benefit) for income taxes	841	477	207	1,662	134	(84)

Income (loss) from continuing operations	(19,298)	1,277	468	2,712	233	(178)

Loss from discontinued operations, net of income taxes(1)	(2,853)	(751)	(353)	(512)	—	—

Net income (loss)	$(22,151)	$526	$115	$2,200	$233	$(178)

Net income (loss) per share:
Basic
Diluted
Weighted average number of shares of common stock outstanding:
Basic
Diluted
Operating Data (unaudited):
Comparable store sales increase (decrease)(2)	(6.8)%	(1.2)%	7.7%	(1.2)%	0.2%	2.8%
Number of stores at end of period(3):
Company-owned stores	178	179	172	194	171	197
Franchisee-owned stores	129	127	130	109	132	110

Total	307	306	302	303	303	307

Average sales per store for company-owned stores(4)	$836	$638	$235	$869	$206	$216
Net sales per square foot for company-owned stores(5)	$171	$132	$49	$184	$43	$44
Total square feet at end of period for company-owned stores	814,756	829,039	829,039	941,330	821,910	961,539
Gross profit from retail operations as percentage of net sales	34.9%	39.6%	39.9%	42.5%	42.1%	40.6%
EBITDA(6)	$(10,558)	$4,873	$1,896	$9,117	$1,418	$1,062

	As of May 4, 2004
	Actual	As Adjusted(7)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,363
Working capital	(7,582)
Total assets	66,124
Total debt, including current portion	28,248
Total stockholders' equity	$7,137

(1)
As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," operating results of stores closed for an entire market and the related loss from those closings are reported as discontinued operations.

(2)
Represents the percentage change in comparable store sales. Sales from new stores opened beyond a two mile radius of closed stores and sales from acquired stores are included in the comparable store base twelve months after opening. Relocated stores are defined as new stores that are opened within a two mile radius of closed stores. Sales from relocated stores are included in the comparable store base upon opening.

(3)
The following table summarizes our stores for the periods indicated:

			Successor
	Predecessor
					13 Weeks Ended
	Fiscal Year Ended January 29, 2002
		January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal Year Ended February 3, 2004
					April 29, 2003	May 4, 2004
Company-owned stores:
Number of stores at beginning of period	159	178	179	172	172	194
Number of stores opened during period	27	9	—	8	—	6
Number of stores acquired during period	7	8	—	18	—	—
Number of stores closed during period	(15)	(16)	(7)	(4)	(1)	(3)

Number of stores at end of period	178	179	172	194	171	197

Relocated stores (included in totals above)	2	1	—	2	—	1

Franchisee-owned stores:
Number of stores at beginning of period	109	129	127	130	130	109
Number of stores opened during period	29	4	3	5	3	2
Number of stores sold during period	(7)	—	—	(18)	—	—
Number of stores closed during period	(2)	(6)	—	(8)	(1)	(1)

Number of stores at end of period	129	127	130	109	132	110

(4)
Calculated based on the weighted average number of company-owned stores open for the period.

(5)
Calculated based on the weighted average of the gross store square footage in the period for company-owned stores, which includes store storage areas but excludes distribution centers that serve stores in that market.

(6)
EBITDA consists of income (loss) from continuing operations plus net interest expense, plus income tax provision or minus income tax benefit and plus depreciation and amortization. This term, as we define it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use EBITDA as a measure of operating performance, but we do not use it as a measure of liquidity. EBITDA should not be considered as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP, or as a measure of liquidity.

  We believe EBITDA is useful to an investor in evaluating our operating performance because:

  •
  it is a widely accepted financial indicator of a company's ability to service its debt and it is used in determining compliance with certain covenants under our 2004 credit facility;

  •
  it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired; and

  •
  it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing from our operating results the impact of our capital structure, primarily interest expense from our outstanding debt, and asset base, primarily depreciation and amortization of our property and equipment and intangible assets.

  Our management uses EBITDA:

  •
  as a measurement of operating performance because it assists us in comparing our performance on a consistent basis, as it removes from our operating results the impact of our capital structure, which includes interest expense from our outstanding debt, and our asset base, which includes depreciation and amortization of our property and equipment and intangible assets; and

  •
  in presentations to the members of our board of directors to enable our board to have the same consistent measurement basis of operating performance used by management.

  The following table provides a reconciliation of income (loss) from continuing operations to EBITDA:

			Successor
	Predecessor
					13 Weeks Ended
	Fiscal Year Ended January 29, 2002	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal Year Ended February 3, 2004
					April 29, 2003	May 4, 2004
Income (loss) from continuing operations	$(19,298)	$1,277	$468	$2,712	$233	$(178)
Provision (benefit) for income taxes	841	477	207	1,662	134	(84)
Interest expense, net	2,733	1,768	562	1,907	479	387
Depreciation and amortization	5,166	1,351	659	2,836	572	937

EBITDA	$(10,588)	$4,873	$1,896	$9,117	$1,418	$1,062

(7)
Assumes the sale by us of            shares of common stock in this offering and the application of the estimated aggregate net proceeds to us of $    after deducting offering expenses and underwriting discounts and commissions. As discussed under "Use of Proceeds," we intend to use $    of the net proceeds to repay our 2004 credit facility and our 2004 senior subordinated promissory note and the remainder for working capital and other general corporate purposes. In connection with the repayment of $27,000 of existing debt, we will incur a one-time non-cash gain of approximately $721, comprised of a non-cash loss of approximately $649 and a non-cash gain of approximately $1,370, resulting from the write-off of unamortized loan fees and imputed interest liability, respectively.

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. The following risks and uncertainties are not the only ones we face. However, these are the risks our management believes are material. If any of the following risks materialize, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to profitably open and operate new stores and maintain the profitability of our existing stores, we may not be able to adequately implement our growth strategy, which may adversely affect our overall operating results.

        Our planned growth depends, in part, on our ability to open new stores. There can be no assurance, however, that we will be able to identify and obtain favorable store sites, arrange favorable leases for stores, obtain governmental and other third-party consents, permits and licenses needed to expand or operate stores, construct or refurbish stores or distribution centers, open stores in a timely manner, or hire, train and integrate qualified sales associates in those stores. If we are unable to profitably open and operate stores and maintain the profitability of our existing stores, we may not be able to adequately implement our growth strategy, which may adversely affect our overall operating results.

We intend to aggressively open additional stores in our existing markets, which may adversely affect our overall operating results.

        Pursuant to our expansion strategy, we intend to aggressively open additional stores in our existing markets, including relocations of existing stores. Because our stores typically draw customers from their local areas, additional stores may draw customers away from nearby existing stores and may cause our comparable store sales performance and customer counts at those existing stores to decline, which may adversely affect our overall operating results. Beginning in fiscal 2004, this expansion strategy also has resulted in a higher number of relocated stores opening, and corresponding amount of stores closing, in existing markets. If we are unable to profitably open additional stores in existing markets, it may adversely impact our comparable store sales and overall operating results during the implementation of our expansion strategy.

Our future expansion into new, unfamiliar markets presents increased risks that may prevent us from being profitable in these new markets.

        We plan, beginning in fiscal 2006, to enter new markets where we believe we can achieve a potential leadership market share within 24 to 36 months. Until we attain a leadership market share in a new market, we anticipate that the initial stores opened in that new market will not achieve targeted operating results. In addition to the factors described above relating to our ability to profitably open and operate new stores, factors that may affect the performance of new stores in new, unfamiliar markets include the rate of new store openings within a new market and the speed with which we achieve market leadership in that market, the success of our radio and television broadcast media advertising and marketing program in new markets, our ability to hire and retain a sufficient number of qualified managers, our ability to attract customers due to lack of brand familiarity and other considerations. In addition, entry into new markets may bring us into competition with new, unfamiliar competitors. We cannot assure you that we will be successful in opening or operating our stores in new markets on a profitable basis.

We rely on Sealy as our primary supplier and the dilution of its brand image or any delay in merchandise deliveries from Sealy could result in material adverse effect on our business, financial condition and results of operations.

        We rely on Sealy as our primary supplier of mattresses. Because of the large volume of our business with Sealy and our use of its branding in our marketing initiatives, our success depends on the continued popularity and reputation of Sealy. Any dilution of its brand image or adverse change in its financial condition, production efficiency, product development or marketing capabilities could adversely affect our business and financial condition.

        Under our branded label supply agreement with Sealy, we have agreed that more than a majority of the amount we spend on new mattresses will be Sealy-branded products. During fiscal 2003, Sealy brands accounted for over two-thirds of our mattress revenue. Any increase in prices or failure to perform by Sealy could cause our costs to increase. If our relationship with Sealy is terminated upon material breach of our agreements with Sealy or otherwise impaired, it could have a material adverse effect on our business, financial condition and results of operations. Please see "Business—Supply Agreements with Sealy" for a further discussion of our branded label supply agreement with Sealy.

We depend on a few key employees, and if we lose the services of certain of our principal executive officers, especially Gary T. Fazio, our Chairman of the Board, President and Chief Executive Officer, we may not be able to run our business effectively.

        Our future success depends in part on our ability to attract and retain key executive, merchandising, marketing and sales personnel. Our executive officers include Gary T. Fazio, our Chairman of the Board, President and Chief Executive Officer, James R. Black, our Executive Vice President and Chief Financial Officer, and Daniel J. McGuire, our Executive Vice President—Sales Operations. We have an employment agreement with each of Messrs. Fazio and McGuire, and will have one with Mr. Black prior to the consummation of this offering. In addition, we have stock option agreements with other key employees. Although each employment and stock option agreement contains restrictions on the employee's ability to compete with us, we do not have such an agreement or restriction with all of our other executive officers and key employees, any of whom may leave us at any time and go to work for a competitor. If any executive officer or key employee ceases to be employed by us, we would have to hire additional personnel. Our ability to successfully hire other executive officers and key employees cannot be assured and may be difficult because we face competition for these professionals from our competitors, our suppliers and other companies operating in our industry. As a result, the loss or unavailability of any of our executive officers or other key employees could have a material adverse effect on us.

We derive a majority of revenues from company-owned stores in Texas and Florida and adverse economic, weather and other conditions in these states could reduce our net sales.

        We derive approximately 68% of our revenues from company-owned stores located in Texas and Florida. Consequently, economic conditions, the amount of new and second home sales, energy shortages or increases in energy prices, demographic and population changes, weather conditions, including hurricanes, tornados and other natural disasters, and other factors specific to these states may have a greater impact on our results of operations than on the operations of our more geographically diversified competitors. In addition, changes in regional factors that reduce the appeal of our stores and merchandise to local consumers could reduce our net sales.

Our planned growth together with our added obligations of being a public company may strain our business infrastructure, which could adversely affect our operations and financial condition.

        We expect to grow at a rapid pace. As we grow, we will face the risk that our existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support our growth. We may also face new challenges, including an increase in information to be processed by our management information systems and diversion of management attention and resources away from existing operations and towards the opening of new and relocated stores and new markets. Our current growth strategy will require us to increase our management and other resources over the next few years. In particular, heightened new standards with respect to internal accounting and other controls, as well as other resource-intensive requirements of being a public company, may further strain our business infrastructure. If we are unable to manage our planned growth and maintain effective controls, systems and procedures, we would be unable to efficiently operate and manage our business and may experience errors or information lapses affecting our public reporting, either of which could adversely effect our operations and financial condition. See also "—Requirements associated with being a public company will require significant company resources and management attention."

Our operating results are subject to seasonal fluctuations and the timing and number of new and relocated store openings, among other factors, any of which could have a material adverse effect on financial and operating results.

        We historically have experienced and expect to continue to experience quarterly fluctuations in our net sales and net income. We generally have experienced more sales and a greater portion of income during the second and third quarters of our fiscal year due to a concentration of holidays such as Memorial Day, the Fourth of July and Labor Day and a higher number of home sales occurring in autumn. During fiscal 2003, the second quarter generated approximately 25.0% of our net sales and approximately 42.6% of our net income and the third quarter generated approximately 27.0% of our net sales and approximately 64.2% of our net income, and we experienced a net loss in the other quarters. We expect these quarterly fluctuations to continue for the foreseeable future. Any decrease in our second or third quarter sales, whether because of adverse economic conditions, a slowdown in home sales, adverse weather conditions, timing of holidays within our quarters or other unfavorable circumstances, particularly as may be specific to Texas and Florida where we have a high percentage of stores, could have a material adverse effect on our business, financial condition and operating results for the entire fiscal year.

        Our quarterly results of operations, including comparable store sales, may fluctuate significantly based upon such other factors as the timing of new and relocated store openings, the relative proportion of new and relocated stores to mature stores, changes in comparable store sales, changes in advertising and other operating costs, the timing and level of markdowns, changes in our product mix and actions taken by our competitors. Consequently, we may have volatility in our net sales causing unpredictability in our operating results. Therefore, we believe period-to-period comparisons of our results may not be a fair indicator of, and should not be relied upon as a measure of, our operating performance.

Our comparable store sales fluctuate due to a variety of factors and may not be a meaningful indicator of future performance.

        Our comparable store sales results have experienced fluctuations in the past and fluctuations can be expected to continue in the future. Our comparable store sales decreased 1.2% in fiscal 2003 over combined fiscal 2002 and increased 1.1% in combined fiscal 2002 over fiscal 2001. Numerous factors affect our comparable store sales results, including among others, cannibalization resulting from the opening of new stores in existing markets, the timing and rate at which we open relocated stores, weather conditions, retail trends, the retail sales environment, economic conditions, the impact of competition and our ability to execute our business strategy efficiently. As a result, our revenues and operating results may vary quarter to quarter, and an unanticipated decline in revenues or comparable store sales may cause the price of our common stock to fluctuate significantly.

We may incur costs in connection with markets from which we have withdrawn.

        When we have withdrawn from markets in the past, we have remained obligated under, assigned or, in the case of franchisees, often assumed leases of properties formerly occupied by our stores. Although we have been able to successfully locate sublessees for such properties and have taken reserves for potential losses due to these subleases, there can be no assurance that the sublessees will not default and we may incur substantial charges in connection with any such defaults. In addition, if we withdraw from markets in the future, we may incur losses due to sublessees' defaults on assumed leases or lease termination fees. As discussed in more detail below under the heading "—We are subject to government regulation," state franchise laws may also hinder our ability to withdraw from franchise markets by prohibiting us from terminating a franchise.

We need to continue to attract qualified employees.

        Our future success depends in large part upon our ability to attract, train, retain and motivate employees. Qualified individuals of the requisite caliber and number needed to fill positions are in short supply in some areas. Our industry is characterized by high levels of employee attrition. Although we believe we offer competitive salaries and benefits, we may have to increase spending in order to retain personnel.

        The success of our growth plan will be dependent on our ability to promote and/or recruit enough qualified field managers, store managers, assistant store managers and sales associates to support the expected growth in the number of our stores. The time and effort required to train and supervise a large number of new managers and associates may divert resources from our existing stores and adversely affect our operating and financial performance.

Our expansion strategy and our strategy to renovate and relocate stores will be dependent upon the availability of adequate capital.

        Our expansion strategy and our strategy to renovate and relocate stores will require additional capital for, among other purposes, opening new and relocated stores, renovating existing stores and entering new markets, including researching existing and new real estate and consumer markets, lease costs, inventory, property and equipment, integration of new stores and markets into company-wide systems and programs and other costs associated with new store, renovated and relocated store and market entry expenses and growth. In connection with this offering, we intend to repay all of our 2004 credit facility and our 2004 subordinated promissory note. If cash generated internally is insufficient to fund capital requirements, or if funds are not available under our 2004 credit facility, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our expansion, renovation and relocation strategies by reducing or delaying capital expenditures relating to new stores, renovated and relocated stores and new market entry, selling assets or restructuring or refinancing our indebtedness. As a result, there can be no assurance that we will be able to fund our current plans for the opening of new stores, the expansion, renovation and relocation of existing stores or entry into new markets.

We may pursue strategic acquisitions, which could have an adverse impact on our business.

        We may from time to time consider acquiring complementary companies or businesses, including operations of our franchisees. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any acquisition that we pursue, whether or not successfully completed, may involve risks, including:

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  the diversion of our capital and our management's attention from other business issues and opportunities;

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  difficulties in successfully integrating companies or stores that we acquire, including personnel, financial systems and controls, distribution, operations and general store operating procedures;

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  material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as it is integrated into our operations;

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  material adverse effects on our operating results due to the closure of stores or distribution centers;

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  potentially dilutive issuances of our equity securities; and

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  the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

Our current business strategy that focuses on supercenters has not been tested on a long-term basis.

        We recently transitioned from opening traditional stores averaging approximately 4,000 square feet per store to opening supercenters averaging approximately 6,500 square feet per store. The viability of this business strategy has not been proven on a long-term basis. We cannot assure you that our markets will accept the supercenter stores or that we will be successful in operating our supercenter stores on a profitable basis. The larger format of our supercenter stores increases our new store investment and operating costs per store, but may not lead to proportionately increased revenues or operating income per store. If a supercenter store is unprofitable, the impact on our financial results could be greater than the impact of an unprofitable traditional store.

Our future growth and profitability will be dependent in part on the effectiveness and efficiency of our advertising expenditures.

        Our advertising expenditures, which are the largest component of our selling, general and administrative expenses, have increased in recent years and are expected to continue to increase for the foreseeable future. We cannot assure you that our planned increases in advertising expenditures will result in increased sales, sufficient levels of brand name awareness or increased market share or that we will be able to manage such advertising expenditures on a cost effective basis. We have shifted our focus from print advertising to radio and television broadcast media advertising. Due to high costs, it may take twelve months or longer following the launch of a radio and television broadcast media program to recover the associated costs and achieve a return, if any, on the investment. Our future growth and profitability will be dependent in part on the effectiveness and efficiency of these advertising expenditures, including the effectiveness of our radio and television broadcast media advertising, and our ability to:

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  create greater awareness of our brand name and the products we sell;

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  determine the appropriate creative message and media mix for future advertising expenditures; and

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  effectively manage advertising costs, including creative and media costs, in order to maintain acceptable costs.

There can be no assurance that our return rates will remain within acceptable levels.

        Under the terms of our supply agreements with our major suppliers, we currently are financially responsible for returns resulting from product defects. We earn incentives from our suppliers on the purchase of merchandise as compensation for the cost of resolving product defect issues with our customers. Nevertheless, there can be no assurance that our return rates will remain within acceptable levels. An increase in return rates could have a material adverse effect on our business, financial condition and operating results.

        We also provide our customers with a 90-day customer protection guarantee whereby, following 90 days from the date of original purchase, if the new mattress is uncomfortable, we will buy the mattress back at 90% of the purchase price or we will credit 90% of the customer's purchase towards any other purchase in our stores. There can be no assurance that our warranty reserves will be adequate to cover future warranty claims, and such failure could have a material adverse effect on our business, financial condition and operating results.

In addition to Sealy, we depend on a number of other suppliers, and any failure by any of them to supply us with products may impair our inventory and adversely affect our ability to meet customer demands, which could result in a decrease in net sales.

        Except for Sealy and our second largest supplier, we typically do not maintain long-term purchase contracts with suppliers, but instead operate principally on a purchase order basis. Our current suppliers may not continue to sell products to us on current terms or at all, and we may not be able to establish relationships with new suppliers to ensure delivery of products in a timely manner or on terms acceptable to us.

        We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. Our business could also be adversely affected if there were delays in product shipments to us due to freight difficulties, financial difficulties with our major suppliers, delays due to the difficulties of our suppliers involving strikes or other difficulties at their principal transport providers or otherwise. We are also dependent on suppliers for assuring the quality of merchandise supplied to us. Our inability to acquire suitable merchandise in the future or the loss of one or more of our suppliers and our failure to replace them may harm our relationship with our customers and our ability to attract new customers, resulting in a decrease in net sales.

Our success is highly dependent on our ability to provide timely delivery to our customers, and any disruption in our delivery capabilities or our related planning and control processes may adversely affect our operating results.

        An important part of our success is due to our ability to deliver mattresses quickly to our customers. This in turn is due to our successful planning and distribution infrastructure, including merchandise ordering, transportation and receipt processing, and the ability of our suppliers to meet our distribution requirements. Our ability to maintain this success depends on the continued identification and implementation of improvements to our planning processes, distribution infrastructure and supply chain. We also need to ensure that our distribution infrastructure and supply chain keep pace with our anticipated growth and increased number of stores. The cost of these enhanced processes could be significant and any failure to maintain, grow or improve them could adversely affect our operating results.

We are a holding company with no business operations of our own and depend on cash flow from our subsidiaries to meet our obligations.

        We are a holding company with no business operations of our own or material assets other than the stock of our subsidiaries. Accordingly, all our operations are conducted by our subsidiaries. As a holding company, we require dividends and other payments from our subsidiaries to meet cash requirements. The terms of our credit facility prohibit our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. If our subsidiaries are unable to pay us dividends or make other payments to us when needed, we will be unable to pay dividends or satisfy our obligations.

We may not be able to successfully anticipate consumer trends and our failure to do so may lead to loss of consumer acceptance of the products we sell, resulting in reduced net sales.

        Our success depends on our ability to anticipate and respond to changing trends and consumer demands in a timely manner. If we fail to identify and respond to emerging trends, consumer acceptance of the merchandise we sell and our image with current or potential customers may be harmed, which could reduce our net sales. Additionally, if we misjudge market trends, we may significantly overstock unpopular products and be forced to take significant inventory markdowns, which would have a negative impact on our gross profit and cash flow. Conversely, shortages of models that prove popular could reduce our net sales.

Risks Related to Our Industry

A downturn in the economy may affect consumer purchases of discretionary items and could harm our operating results.

        In general, our sales represent discretionary spending by our customers. Discretionary spending on our products is affected by many factors, including, among others:

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  general business conditions;

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  interest rates;

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  inflation;

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  consumer debt levels;

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  the availability of consumer credit;

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  the number of new and second home purchases;

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  taxation;

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  energy prices;

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  unemployment trends;

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  terrorist attacks and acts of war; and

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  other matters that influence consumer confidence and spending.

        Purchases of discretionary items, including the products we sell, could decline during periods when disposable income is lower or during periods of actual or perceived unfavorable economic conditions. If this occurs, our operating results could suffer.

The retail bedding industry is competitive and fragmented.

        The retail bedding industry in the United States is highly competitive and highly fragmented. Participants in the bedding industry compete primarily based on store location, advertising, service, price, product selection and brand name recognition. There can be no assurance that we will be able to continue to compete favorably with our competitors in these areas.

        Our store competitors include regional and local specialty retailers of bedding (such as Mattress Giant and Sleep America), national and regional chains of retail furniture stores carrying bedding (such as Haverty's and Rooms-To-Go), department store chains with bedding departments (such as Federated Stores, Sears and JC Penney) and factory direct stores. In the past, we have faced periods of heightened competition that materially affected our results of operations. Certain of our competitors have substantially greater financial and other resources than us. Accordingly, we may face periods of intense competition in the future that could have a material adverse effect on our planned growth and future results of operations. In addition, the barriers to entry into the retail bedding industry are relatively low. New or existing bedding retailers could enter our markets and increase the competition we face. Competition in existing and new markets may also prevent or delay our ability to gain relative market share, which could have a material adverse effect on our planned growth and future results of operations. For additional information about the competition we may face, see "Business—Industry and Competition."

We are subject to government regulation.

        Our operations are subject to state and local consumer protection and other laws relating to the bedding industry and to franchising. Bedding industry regulations vary among the states in which we operate. The regulations generally impose requirements as to the proper labeling of bedding merchandise, restrictions regarding the identification of merchandise as "new" or otherwise, controls as to hygiene and other aspects of product handling, sales and resales and penalties for violations.

        We are also subject to Federal Trade Commission and state laws regarding the offering of franchises and their operations and management. State franchise laws may delay or prevent us from terminating a franchise or withholding consent to renew or transfer a franchise. We may, therefore, be required to retain an underperforming franchise and may be unable to replace the franchise, which could have an adverse effect on franchise revenues. Although we believe that we are in substantial compliance with these bedding industry and franchise regulations and currently are implementing a variety of measures to promote continuing compliance, we may be required in the future to incur expense and/or modify our operations in order to ensure such compliance. In addition, we cannot predict the nature or effect of any future legislation or regulation on our operations.

Risks Related to Our Franchises

A substantial amount of our income is generated from our franchisees and our income could decrease significantly if our franchisees do not conduct their operations profitably or we fail to attract new franchisees.

        As of July 31, 2004, approximately 34% of our stores were operated by franchisees. During fiscal 2003 and the first quarter of fiscal 2004 we derived $3.7 million and $775,000, respectively, from franchise fees and royalties from our franchisees. Franchisees are independent contractors and are not our employees. We provide training and support to franchisees, but the quality of franchised store operations may be diminished by any number of factors beyond our control. The closing of franchised stores, the failure of franchisees to comply with our standard operating procedures and effectively run their operations or the failure of franchisees to adequately hire and train qualified managers and other personnel could adversely affect our image and reputation, and the image and reputation of other franchisees, and could reduce the amount of our franchise revenues. These factors could have a material adverse effect on our financial condition and results of operations. In addition, litigation with franchisees that may arise from time to time could be costly and the outcome thereof would be difficult to predict.

We may be unable to audit or otherwise independently monitor the results of our franchisees, which could adversely affect our results of operations.

        Franchisees pay us franchise fees and royalties as a percentage of their revenues. Although the agreements with our franchisees give us the right to audit their books and records, we may not be able to audit or otherwise readily and independently monitor franchisee performance on a regular basis or at all. As a result, we may experience delays in discovering and/or recouping underpayments. In addition, to the extent that we rely on the integrity of the financial and other information from our franchisees, we may experience difficulties with respect to internal control, measurement and reporting of our franchise fee and royalty receipts and receivables.

If our franchisees cannot develop or finance new stores, build them on suitable sites or open them on schedule, our growth and success may be impeded.

        Franchisees may not have access to the financial or management resources that they need to open stores, or be able to find suitable sites on which to develop them. Franchisees may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and government approvals or meet construction schedules. Any of these problems could slow our growth and reduce our franchise revenues.

        Our franchisees depend upon their own cash flows from operations in order to construct and open new stores. If franchisees do not have cash available from operations or if financing becomes difficult for franchisees to obtain, the number and rate of new store openings by our franchisees could adversely affect our future franchise revenues.

If our franchisees default on obligations they have to us and others, it could harm our business and financial condition.

        Prior to fiscal 2001, we provided financing to franchisees for the costs they incurred to establish their franchise operations pursuant to the terms of promissory notes, some of which remain outstanding. Payments under outstanding promissory notes are receivable in monthly installments based on a percentage of the franchisees' profits. All outstanding promissory notes are uncollateralized. In addition, we have guaranteed our franchisees' obligations under certain of their real estate leases. If our franchisees default on their obligations to repay the outstanding promissory notes or fail to meet their lease obligations, our financial condition and results of operations could be adversely affected.

Risks Related to this Offering and our Stock

Requirements associated with being a public company will require significant company resources and management attention.

        Prior to this offering, we had not been subject to the reporting requirements of the Securities Exchange Act of 1934, or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

        In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact on our management's attention to these matters will have on our business.

        In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

An affiliate of Sun Capital will continue to own a controlling interest in our company and may have interests that differ from those of our other stockholders.

        As of July 31, 2004, an affiliated entity of Sun Capital owned 92% of the outstanding shares of our common stock. Immediately following this offering, it will own approximately    % of our outstanding common stock, or approximately    % if the underwriters fully exercise their over-allotment option to purchase additional shares from our existing stockholders, including that entity. Investors in this offering will not be able to affect the outcome of any stockholder vote requiring majority vote at least for so long as the affiliate of Sun Capital owns a majority of our outstanding common stock. As a result, the affiliate of Sun Capital will be able to influence or control all matters affecting us, including:

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  the composition of our entire board of directors, including the number of directors associated with Sun Capital or other companies that are affiliates of Sun Capital;

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  any determination with respect to our business direction and policies, including the appointment and removal of officers;

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  any determinations with respect to mergers, business combinations or other matters requiring majority stockholder approval;

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  our acquisition or disposition of assets;

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  our financing; and

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  the payment of dividends on our common stock.

        The affiliate of Sun Capital may have interests that differ from yours and may vote in a way with which you disagree and that may be adverse to your interests. Among other things, its influence over our affairs may adversely affect the price of our common stock due to investors' perception that conflicts of interest may arise. The concentration of stock ownership could also delay, prevent or deter a change in our control or otherwise discourage a potential acquirer from attempting to obtain control of us, which may deprive our stockholders of an opportunity to receive a premium for their common stock.

Members of our Board of Directors have relationships with Sun Capital or its affiliates that may influence their decisions.

        In addition to Gary T. Fazio, our Chairman of the Board, President and Chief Executive Officer, we currently anticipate that, following the consummation of this offering, the other members of our board of directors will be: Rodger R. Krouse and Marc J. Leder, each of whom is a co-founder and managing director of Sun Capital, and C. Daryl Hollis, Patrick J. Sullivan and George R. Rea, each of whom serves as a director for at least one other company that is an affiliate of Sun Capital. In addition, George R. Rea has a limited partnership or other beneficial ownership interest in an investment fund managed by Sun Capital and a company that is an affiliate of Sun Capital. These relationships with Sun Capital or its affiliates and any compensation they may receive therefrom may influence their decisions that affect both us and Sun Capital or its affiliates. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that have at least a majority of directors without similar relationships with a controlling stockholder.

Our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

        Before this offering there has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. Further, the market price of our common stock may decline below the price you paid for your shares.

        Among the factors that could affect our stock price are:

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  industry trends and the business success of our vendors;

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  actual or anticipated fluctuations in our quarterly financial and operating results, including our comparable store sales;

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  our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;

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  strategic moves by our competitors, such as product announcements or acquisitions;

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  regulatory developments;

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  litigation;

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  general market conditions;

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  other domestic and international macroeconomic factors unrelated to our performance; and

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  additions or departures of key personnel.

        The stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These kinds of broad market fluctuations may adversely affect the market price of our common stock.

        In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

There may be sales of a substantial amount of our common stock 180 days after this offering, or earlier, by our current stockholders, and these sales could cause the price of our common stock to fall.

        Mattress Firm and each of its directors, executive officers and stockholders have entered into a lock-up agreement with William Blair & Company, L.L.C. on behalf of the underwriters which regulates their sales of our common stock for a period of 180 days after the date of this prospectus. Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. A substantial number of outstanding shares of common stock and shares issuable upon exercise of outstanding options will become available for resale in the public market at prescribed times. Of the            shares to be outstanding after the offering,            shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates. The remaining    %,

or            shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

Number of Shares	Date Available for Resale
180 days after this offering ( , 2005) or earlier in the sole discretion of William Blair & Company, L.L.C.
Various dates beginning in , 2005.

        Beginning 180 days after this offering (                        , 2005), holders of            shares of our common stock may require us to register their shares for resale under the federal securities laws, and holders of an additional            shares of our common stock are entitled to have their shares included in the registration statement, all subject to reduction upon the request of the underwriter in the offering, if any. Registration of those shares would allow the holders to immediately resell their shares in the public market. Any such sales or anticipation thereof could cause the market price of our common stock to decline.

        In addition, after this offering, we intend to register            shares of common stock that are subject to outstanding options or reserved for issuance under our 2003 Stock Option Plan and 2004 Equity Compensation Plan. For more information, see "Shares Eligible for Future Sale."

The transfer or potential transfer by an affiliate of Sun Capital of our stock could adversely affect the market price of our stock.

        Immediately following this offering, an affiliate of Sun Capital will own approximately    % of our outstanding common stock, or approximately     % if the underwriters fully exercise their over-allotment option to purchase additional shares. During the 180-day lock up period immediately following the date of this prospectus, the affiliate of Sun Capital may transfer its shares with the consent of William Blair & Company, L.L.C. After the 180-day lock-up period, the affiliate of Sun Capital will not be contractually prohibited from transferring our common stock, whether to owners of Sun Capital or third parties, and will have no obligation to retain its controlling interest in our company. In addition, following the lock-up period, the affiliate of Sun Capital will have rights to cause us to register its shares and pay for all costs related to such registration. Except for the brief lock-up period, there can be no assurance as to how long the affiliate of Sun Capital will maintain its beneficial ownership of our common stock after the offering. A transfer by the affiliate of Sun Capital of a large interest in us, or a perception that such a transfer could occur, could cause the market price of our common stock to decline significantly.

Provisions in our charter documents and Delaware law may deter takeover efforts that you feel would be beneficial to stockholder value.

        Our certificate of incorporation and bylaws and Delaware law contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors and limitations on actions by our stockholders. In addition, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquiror. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. While we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirors to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders, and a takeover bid otherwise favored by a majority of our stockholders might be rejected by our board of directors. You may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures.

You will suffer immediate and substantial dilution.

        The initial public offering price of our common stock will be substantially higher than the book value per share of our outstanding common stock. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of the common stock from the price you paid. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial additional dilution.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of federal securities laws that relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology. These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Important factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under "Risk Factors." All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation, except as may be required by law, to publicly update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

        Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

  •
  our ability to profitably open and operate new stores and maintain the profitability of our existing stores;

  •
  our intent to aggressively open additional stores, including relocations of existing stores, in our existing markets;

  •
  our future expansion into new, unfamiliar markets;

  •
  our relationship with Sealy as our primary supplier;

  •
  our dependence on a few key employees;

  •
  our reliance on a majority of revenues from stores in Texas and Florida;

  •
  the effect of our planned growth on our business infrastructure;

  •
  the impact of seasonality and timing of new and relocated store openings on our financial results and comparable store sales;

  •
  fluctuations in our comparable store sales from quarter to quarter;

  •
  our incurrence of costs in connection with markets from which we have withdrawn;

  •
  our ability to attract qualified employees;

  •
  our ability to raise adequate capital to support our expansion strategy;

  •
  our success in pursuing strategic acquisitions;

  •
  our focus on our supercenters;

  •
  the effectiveness and efficiency of our advertising expenditures;

  •
  our success in keeping product return rates within acceptable levels;

  •
  our dependence on, in addition to Sealy, other suppliers;

  •
  our ability to timely deliver our products;

  •
  the cash flow to us from our subsidiaries;

  •
  our ability to anticipate consumer trends;

  •
  risks related to our industry, including downturns in the economy, heightened competition and changes in applicable regulations; and

  •
  risks related to our franchises, including our lack of control over their operations, their ability to finance and open new stores and our liabilities if they default on note or lease payments.

USE OF PROCEEDS

        Our net proceeds from the sale of            shares of common stock in this offering at an assumed initial public offering price of $         per share (the mid-point of the range on the cover of this prospectus) are estimated to be approximately $         million, after deducting the estimated underwriting discount and offering expenses payable by us. We will not receive any proceeds from shares of common stock sold by the selling stockholders in connection with the underwriters' over-allotment option, if exercised.

        We intend to use the proceeds received by us as follows:

Approximate dollar amount
(In millions)
Repayment of our 2004 credit facility(1)	$10.0
Repayment of our 2004 subordinated promissory note(2)	17.0
Working capital and other general corporate purposes, including potential acquisitions(3)

Total	$

(1)
As of May 4, 2004, we owed $10.0 million under our existing credit facility with Ableco Finance LLC, which we refer to as our "2004 credit facility." The interest rate applicable to all loans under our 2004 credit facility is 4.75% plus the greater of the prime rate in effect from time to time and 4% per year. All unpaid principal on the loans under our 2004 credit facility is due in March 2007. We entered into our 2004 credit facility on March 31, 2004 for working capital purposes and to replace:

•
our revolving asset-based credit facility dated November 5, 2003 with LaSalle Retail Finance, which had no amounts outstanding as of the date of repayment, had an interest rate equal to the prime rate plus 0.5% per year, and matured on November 5, 2006, which we refer to as our "2003 credit facility;"

•
our senior term credit facility provided by Mattress Holdings International LLC to us on October 18, 2002, which had approximately $3.1 million outstanding immediately prior to repayment, had an interest rate of 7% per year and matured in June 2007, which we refer to as our "2002 senior credit facility;" and

•
our unsecured term credit facility from a bank that we entered into on October 18, 2002, which had $2.7 million outstanding immediately prior to repayment, had an interest rate equal to prime plus 0.5%, originally matured on October 18, 2003, was extended and was repaid on March 31, 2004, which we refer to as our "2002 unsecured credit facility."

  We expect to repay our 2004 credit facility in full with the proceeds of this offering. After such repayment, we expect to be able to borrow at least $4.0 million under the revolving line of credit under our 2004 credit facility, subject to availability. We intend to replace our 2004 credit facility with a new credit facility after the consummation of this offering.

(2)
Our 2004 subordinated promissory note matures in 2009 and bears interest at the same rate as our obligations under our 2004 credit facility. Our 2004 subordinated promissory note is currently held by an affiliate of Sun Capital, our controlling stockholder, and is discussed further below under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—2004 Subordinated Promissory Note."

(3)
From time to time, in the ordinary course of business, we evaluate possible acquisitions of, or investments in, businesses that are complementary to our business. We currently have no arrangements, agreements or understandings for any such acquisitions or investments.

        The amounts and timing of our use of the proceeds of this offering will depend upon numerous factors, including the amount of proceeds actually raised in this offering, the timing of any acquisitions we complete, the availability of debt financing and the amount of cash generated by our operations. Until the proceeds from this offering are used as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade securities.

        The above description represents our present intentions based on our current plans and business conditions. Unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. Our management will have broad discretion to allocate the net proceeds from this offering.

DIVIDEND POLICY

        We did not pay a cash dividend in respect of our common stock in fiscal 2002, fiscal 2003 or the thirteen weeks ended May 4, 2004. We anticipate that we will retain future earnings, if any, to finance the continued development and expansion of our business. We do not anticipate paying cash dividends in the future and our ability to pay dividends, if any, in the future would be dependent on our receipt of cash dividends from our subsidiaries. In addition, our 2004 credit facility restricts us from paying dividends. Any future determination with respect to the payment of dividends will be dependent upon, among other things, our earnings, capital requirements, the terms of our then existing indebtedness, applicable requirements of Delaware corporate law, general economic conditions and other factors considered relevant by our board of directors.

CAPITALIZATION

        The following table sets forth our capitalization as of May 4, 2004 on an actual basis and on an adjusted basis and:

  •
  assumes an offering price of $                  per share (the mid-point of the range on the cover of this prospectus);

  •
  gives effect to a    -for-one stock split resulting in    shares of common stock outstanding immediately prior to the consummation of this offering;

  •
  converts all of our non-voting common stock into voting common stock immediately prior to completion of this offering;

  •
  excludes the    shares of common stock issuable upon exercise of outstanding options granted under our 2003 Stock Option Plan at a weighted average strike price of $    and    shares of common stock reserved for issuance under our 2004 Equity Compensation Plan, in each case, as of May 4, 2004; and

  •
  gives effect to the application of the net proceeds of this offering.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of May 4, 2004
	Actual	As Adjusted
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$1,363	$

2004 credit facility, including current portion(1)	$9,958	$
2004 subordinated promissory note, including current portion and unamortized discount(2)	17,000
Other long-term debt including current portion	1,290

Total debt	28,248

Stockholders' equity:
Preferred stock, par value $0.001 per share, authorized, no shares outstanding actual or as adjusted	—		—
Common stock, par value $0.001 per share, shares authorized, shares outstanding actual, shares outstanding as adjusted	1
Additional paid-in capital	4,999
Retained earnings	2,137		—

Total stockholders' equity	7,137		—

Total capitalization	$35,385		$—

(1)
In connection with the repayment of our 2004 credit facility, as discussed under "Use of Proceeds," we will expense approximately $649 of unamortized deferred financing costs in the fiscal quarter in which this offering is consummated. Depending upon the timing of the offering, this expense is subject to change.

(2)
In connection with the repayment of our 2004 subordinated promissory note, as discussed under "Use of Proceeds," we will record a reduction of expense of approximately $1,370 for the write-off of the related imputed interest liability in the fiscal quarter in which this offering is consummated. Depending upon the timing of the offering, this expense is subject to change.

DILUTION

        Our net tangible book value as of May 4, 2004 was $            million, or $        per share of common stock, before giving effect to this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock.

        After giving effect to the sale of            shares of common stock offered by us pursuant to this prospectus at an assumed initial public offering price of $        per share (the mid-point of the offering range shown on the cover of this prospectus), less the estimated underwriting discount and offering expenses payable by us, our pro forma net tangible book value at May 4, 2004 would have been $            million, or $        per share. This represents an immediate increase in the net tangible book value to existing stockholders of $        per share and an immediate dilution to new investors of $        per share. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share as of May 4, 2004	$
Increase per share attributable to new investors	$

As adjusted net tangible book value per share after this offering		$

Dilution per share to new investors		$

        The following table summarizes, as of May 4, 2004, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid (1) by our existing stockholders; and (2) by the new investors purchasing stock in this offering, in each case, based on an assumed initial public offering price of $         per share:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Exiting stockholders			%			%	$
New investors

Total		100.0%			100.0%

        The above table reflects information as of May 4, 2004 and:

  •
  assumes an offering price of $        per share (the mid-point of the range on the cover of this prospectus);

  •
  gives effect to a            -for-one stock split resulting in                shares of common stock outstanding immediately prior to consummation of this offering;

  •
  converts all of our non-voting common stock into voting common stock immediately prior to completion of this offering;

  •
  excludes        shares of common stock issuable upon exercise of outstanding options granted under our 2003 Stock Option Plan at a weighted average strike price of $            and        shares of common stock reserved for issuance under our 2004 Equity Compensation Plan, in each case, as of May 4, 2004; and

  •
  gives effect to the application of the net proceeds of this offering.

        The exercise of all options outstanding as of May 4, 2004, each of which has an exercise price per share less than the assumed initial public offering price, would increase dilution per share to new investors to $        . If the underwriters' over-allotment option to purchase additional shares is exercised in full, the number of shares held by existing stockholders would decrease to      , or      %, of the total number of shares of common stock outstanding after this offering, and the number of shares held by new investors would increase to      , or      % of the total number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following selected consolidated financial and operating data as of and for the dates and periods indicated have been derived from our consolidated financial statements. The selected consolidated statement of operations data for our fiscal years ended January 29, 2002 and February 3, 2004, as well as the consolidated statement of operations data for the periods from January 30, 2002 to October 18, 2002 and October 19, 2002 to January 28, 2003 and the selected consolidated balance sheet data as of January 28, 2003 and February 3, 2004 were derived from the financial statements that were audited by Crowe Chizek and Company LLC, whose report appears elsewhere in this prospectus. The selected consolidated statement of operations data for our fiscal years ended February 1, 2000 and January 30, 2001 and the selected consolidated balance sheet data as of February 1, 2000, January 30, 2001 and January 29, 2002 were derived from our audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the 13 weeks ended April 29, 2003 and May 4, 2004 and the selected consolidated balance sheet data as of May 4, 2004 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for those periods.

        Our fiscal year consists of 52 or 53 weeks, ending on the Tuesday nearest to the last day of January. All fiscal years presented include 52 weeks of operations, except the fiscal year ended February 3, 2004 which includes 53 weeks. You should read the selected consolidated financial and operating data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	(Dollars in thousands, except per share and per square foot data)
					Successor
	Predecessor
							13 Weeks Ended
	Fiscal Year Ended February 1, 2000	Fiscal Year Ended January 30, 2001	Fiscal Year Ended January 29, 2002	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal Year Ended February 3, 2004
							April 29, 2003	May 4, 2004
							(unaudited)
Statement of Operations:
Net sales	$66,176	$118,230	$136,226	$107,771	$40,457	$164,270	$35,303	$42,397
Cost of sales	43,687	77,542	88,741	65,047	24,305	94,477	20,452	25,204

Gross profit from retail operations	22,489	40,688	47,485	42,724	16,152	69,793	14,851	17,193
Franchise fees and royalty income	2,694	5,149	5,136	3,869	1,299	3,744	1,091	775

	25,183	45,837	52,621	46,593	17,451	73,537	15,942	17,968

Operating expenses:
Selling, general and administrative	24,566	50,071	60,682	43,071	16,214	67,256	15,096	17,843
Loss on impairment of property and equipment and goodwill	—	—	7,663	—	—	—	—	—

Income (loss) from operations	617	(4,234)	(15,724)	3,522	1,237	6,281	846	125

Other income (expense):
Interest income	165	207	115	70	17	40	13	4
Interest expense	(1,690)	(3,077)	(2,848)	(1,838)	(579)	(1,947)	(492)	(391)

	(1,525)	(2,870)	(2,733)	(1,768)	(562)	(1,907)	(479)	(387)

Income (loss) from continuing operations before provision for income taxes	(908)	(7,104)	(18,457)	1,754	675	4,374	367	(262)
Provision (benefit) for income taxes	487	(599)	841	477	207	1,662	134	(84)

Income (loss) from continuing operations	(1,395)	(6,505)	(19,298)	1,277	468	2,712	233	(178)

Loss from discontinued operations, net of income taxes(1)	—	(191)	(2,853)	(751)	(353)	(512)	—	—

Net income (loss)	$(1,395)	$(6,696)	$(22,151)	$526	$115	$2,200	$233	$(178)

Net income (loss) per share:
Basic
Diluted
Weighted average number of shares of common stock outstanding:
Basic
Diluted

Operating Data (unaudited):
Comparable store sales increase (decrease)(2)	11.2%	6.8%	(6.8)%	(1.2)%	7.7%	(1.2)%	0.2%	2.8%
Number of stores at end of period(3):
Company-owned stores	88	159	178	179	172	194	171	197
Franchisee-owned stores	130	109	129	127	130	109	132	110

Total	218	268	307	306	302	303	303	307

Average sales per store for company-owned stores(4)	$973	$951	$836	$638	$235	$869	$206	$216
Net sales per square foot for company-owned stores(5)	$230	$202	$171	$132	$49	$184	$43	$44
Total square feet at end of period for company-owned stores	400,928	752,083	814,756	829,039	829,039	941,330	821,910	961,539
Gross profit from retail operations as percentage of net sales	34.0%	34.4%	34.9%	39.6%	39.9%	42.5%	42.1%	40.6%
EBITDA(6)	$(3,494)	$388	$(10,558)	$4,873	$1,896	$9,117	$1,418	$1,062
	(In thousands)
					Successor
	Predecessor
							13 Weeks Ended
	Fiscal Year Ended February 1, 2000	Fiscal Year Ended January 30, 2001	Fiscal Year Ended January 29, 2002	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal Year Ended February 3, 2004
							April 29, 2003	May 4, 2004
							(unaudited)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$1,339	$852	$4,684	$2,111	$78	$1,909	$895	$1,363
Working capital	(3,295)	(14,905)	(28,827)	(9,057)	(5,472)	(12,253)	(2,161)	(7,582)
Total assets	79,490	87,866	80,810	78,952	54,683	65,464	55,291	66,124
Total debt, including current portion	22,322	23,200	16,486	31,063	30,587	25,127	30,253	28,248
Total stockholders' equity	$45,873	$39,178	$17,031	$23,541	$5,115	$7,315	$4,522	$7,137

(1)
As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," operating results of stores closed for an entire market and the related loss from those closings are reported as discontinued operations.

(2)
Represents the percentage change in comparable store sales. Sales from new stores opened beyond a two mile radius of closed stores and sales from acquired stores are included in the comparable store base twelve months after opening. Relocated stores are defined as new stores that are opened within a two mile radius of closed stores. Sales from relocated stores are included in the comparable store base upon opening.

(3)
The following table summarizes our stores for the periods indicated:

			Successor
	Predecessor
					13 Weeks Ended
	Fiscal Year Ended January 29, 2002
		January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal Year Ended February 3, 2004
					April 29, 2003	May 4, 2004
Company-owned stores:
Number of stores at beginning of period	159	178	179	172	172	194
Number of stores opened during period	27	9	—	8	—	6
Number of stores acquired during period	7	8	—	18	—	—
Number of stores closed during period	(15)	(16)	(7)	(4)	(1)	(3)

Number of stores at end of period	178	179	172	194	171	197

Relocated stores (included in totals above)	2	1	—	2	—	1

Franchisee-owned stores:
Number of stores at beginning of period	109	129	127	130	130	109
Number of stores opened during period	29	4	3	5	3	2
Number of stores sold during period	(7)	—	—	(18)	—	—
Number of stores closed during period	(2)	(6)	—	(8)	(1)	(1)

Number of stores at end of period	129	127	130	109	132	110

(4)
Calculated based on the weighted average number of company-owned stores open for the period.

(5)
Calculated based on the weighted average of the gross store square footage in the period for company-owned stores, which includes store storage areas but excludes distribution centers that serve stores in that market.

(6)
EBITDA consists of income (loss) from continuing operations plus net interest expense, plus income tax provision or minus income tax benefit and plus depreciation and amortization. This term, as we define it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with U.S. generally accepted principles which we refer to as GAAP. We use EBITDA as a measure of operating performance, but we do not use it as a measure of liquidity. EBITDA should not be considered as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP, or as a measure of liquidity.

We believe EBITDA is useful to an investor in evaluating our operating performance because:

•
it is a widely accepted financial indicator of a company's ability to service its debt and it is used in determining compliance with certain covenants under our 2004 credit facility;

•
it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired; and

•
it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing from our operating results the impact of our capital structure, primarily interest expense from our outstanding debt, and asset base, primarily depreciation and amortization of our property and equipment and intangible assets.

Our
management uses EBITDA:

•
as a measurement of operating performance because it assists us in comparing our performance on a consistent basis, as it removes from our operating results the impact of our capital structure, which includes interest expense from our outstanding debt, and our asset base, which includes depreciation and amortization of our property and equipment and intangible assets; and

•
in presentations to the members of our board of directors to enable our board to have the same consistent measurement basis of operating performance used by management.

The
following table provides a reconciliation of income (loss) from continuing operations to EBITDA:

			Successor
	Predecessor
					13 Weeks Ended
	Fiscal Year Ended January 29, 2002	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal Year Ended February 3, 2004
					April 29, 2003	May 4, 2004
Income (loss) from continuing operations	$(19,298)	$1,277	$468	$2,712	$233	$(178)
Provision (benefit) for income taxes	841	477	207	1,662	134	(84)
Interest expense, net	2,733	1,768	562	1,907	479	387
Depreciation and amortization	5,166	1,351	659	2,836	572	937

EBITDA	$(10,558)	$4,873	$1,896	$9,117	$1,418	$1,062

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Mattress Firm is the nation's leading specialty retailer of conventional bedding with approximately 300 company-owned and franchised stores in 19 states operated under the Mattress Firm name. We focus on well-known national brands, featuring the Sealy family of products, as well as Spring Air and Tempur-Pedic. We believe we are the nation's largest specialty retailer of mattresses manufactured by Sealy, which has the largest share of the U.S. bedding market.

        We have built our business by offering our customers a broad assortment of innerspring and specialty mattresses and related bedding products across a wide range of price points, accompanied by a superior level of service from well-trained sales associates in comfortable and easy-to-shop stores. We continue to standardize our stores in a new design format to create a contemporary and upscale, home-like look and feel and continue to open supercenters, which are a combination of a traditional store and a clearance center. Our success will depend on our ability to increase our market share in existing markets by opening new and relocated stores, renovating existing stores and entering new markets.

        We were formed in October 2002 as a holding company, with no prior operations, by an affiliate of Sun Capital for the purpose of our acquisition of Mattress Firm, Inc. Mattress Firm, Inc. also was formed in October 2002 as a wholly-owned subsidiary of Mattress Holdings International, LLC, or MHI, the largest shareholder of our predecessor, Malachi, for the purpose of merging with and succeeding to the business of our predecessor. Following the merger, on October 18, 2002, we acquired all of the outstanding stock of Mattress Firm, Inc. As our predecessor, Malachi conducted our business for all periods presented prior to the acquisition. We refer to all of these transactions collectively as the 2002 acquisition.

        Our expansion strategy includes expanding our store base initially in existing markets and later in new markets, and renovating and relocating existing stores on an opportunistic basis. The expansion of our store base in existing markets is designed to enable us to leverage our brand recognition and our advertising and distribution costs in order to increase our return on invested capital in each market we serve. In addition, three years ago, we launched a renovation program to upgrade existing stores to our new design format and we have continued to relocate stores in situations where a better location becomes available. Based on the positive results of these programs, we plan to continue our expansion plan with the objective that approximately half of our company-owned stores will reflect our new design format at the end of fiscal 2004. In addition, we are shifting from a print to a radio and television broadcast media advertising and marketing program as part of our image branding strategy. Broadcast media advertising generally is more expensive as compared with our historical focus on print media advertising.

        We measure our operating performance at a market level using such key operating statistics as comparable store sales, average sales per store, gross margin percentage and store-level and market-level operating expenses as a percentage of market sales revenues. We also utilize metrics based on average expense per store, per person and per mattress unit to manage certain operating expenses. We focus on store specific results with respect to sales, gross margin and store occupancy expense to manage store performance. Because a large portion of our expense structure, such as advertising, distribution and market overhead, is incurred at the market level, the lowest level of profitability is measured and reported internally at the market level. In addition, regional and corporate overhead components of selling, general and administrative expenses, which are not represented in market level results, are monitored by their absolute amounts, as well as by a percentage of sales.

        We also measure and evaluate investments in our retail locations, including inventory and property and equipment. Inventory performance is primarily measured by inventory turnover, and amounts of owned inventory at various times based on payment terms from our vendors. The most significant investments in property and equipment are leasehold improvements incurred in connection with new and relocated store openings and store renovations. We also have invested, primarily in fiscal 2003, in a newly-integrated computer system and we expect to complete implementation of this system in all of our markets by September 2004.

        We review the sales and gross margin performance of individual stores to determine whether to renew or extend leases or to close a store at or prior to the lease termination date. Results of operations and losses from individual store closings are included in continuing operations. As discussed below, operating results of stores closed for an entire market and the related loss from closing, however, are reported as discontinued operations.

        We also review operating results at the market level in order to determine whether to close all of the stores in an individual market based on an evaluation of the investment required to improve market results to an acceptable level and the estimated costs of discontinuing operations, which consists primarily of the costs of exiting or terminating leases. Operating results of stores closed for an entire market and the related loss from closing are reported as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, or SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS 144 was effective for asset disposals occurring after the beginning of our combined fiscal 2002 and requires that the results of operations of disposed assets be classified as discontinued operations for all periods presented, including periods prior to the period of disposal.

        We pay an annual management fee to an entity affiliated with Sun Capital Partners in an amount equal to the greater of $400,000 and 5% of our annual earnings before interest, taxes, depreciation and amortization, billed quarterly. In addition, we incurred a one-time fee and other acquisition costs payable to that entity totaling $385,000 related to the 2002 acquisition. We reimburse Sun Capital from time-to-time for other direct costs. Upon consummation of this offering, in consideration of the payment to Sun Capital of a one-time cash buy-out fee in the amount of $1.6 million, we will terminate the arrangement pursuant to which we pay the management fee.

        We have typically granted franchise rights to private operators for a term of 30 years on a market-by-market basis. As of July 31, 2004, our six franchisees operated 102 stores in 14 markets. In the future, we expect to grant franchise rights for terms of 15 to 20 years. We provide to our franchisees standard operating procedure manuals, the right to use systems and trademarks, training and support services, advertising materials and management and accounting software. We also approve all site locations of stores and distribution centers to be opened by our franchisees. We are entitled to a nonrefundable franchise fee for each franchise and each franchise store location. We recognize initial franchise fees as income when all material services have been substantially performed, which generally is upon the opening of a new franchise store. We recognize franchise royalties, which are generally payable twice per month in an amount equal to a stated percentage of gross franchise sales, during the period that sales are recognized by the franchisees. Prior to fiscal 2003, the franchise fee percentage was 5% for the majority of franchisees. In order to satisfy a condition to our October 18, 2002 acquisition by an affiliate of Sun Capital, we amended our franchise agreements during fiscal 2003 to reduce the franchise fee percentage to 3% effective at various dates during fiscal 2003.

        In May 2003, we acquired the assets of 5/O Management, Inc., a former franchisee in the Phoenix market for a total purchase price of $3.2 million, consisting of cash of $628,000 and the assumption of $2.6 million of liabilities. Prior to this acquisition, 5/O Management had recent operating losses, had incurred costs to open new stores, and had severely past due accounts payable to many of its suppliers and service providers, including amounts owed to us primarily for franchise fees and royalties. In addition, prior to the acquisition, we had outstanding loans to 5/O Management pursuant to the terms of a promissory note used to finance new store openings in fiscal 2001. At the date of our acquisition, the outstanding balance of the promissory note was approximately $157,000 and the outstanding balance of receivables for franchise fees and royalties and other items was approximately $641,000. We had recorded bad debt provisions of approximately $457,000, $123,000 and $218,000 in fiscal 2001, combined fiscal 2002 and fiscal 2003 (up until the acquisition), respectively, such that the note and account receivables outstanding at the acquisition date were fully reserved by an allowance for doubtful accounts. In connection with the acquisition, Sealy agreed to discharge approximately $4.0 million of 5/O Management's accounts payable, we did not assume those liabilities, and we discharged all amounts owed to us by 5/O Management. Subsequent to the acquisition, we entered into repayment schedules with certain vendors and suppliers and paid approximately $800,000 through September 2003 to retire past due accounts payable that we assumed in the acquisition. We currently own and operate the stores in the Phoenix market and have utilized our cash to support these operations since the acquisition. We expect to continue supporting the cash flow requirements of our Phoenix operations as we seek to improve its results of operations.

        We historically have had a significant amount of indebtedness. Following completion of this offering, we expect our indebtedness to decrease significantly, with a corresponding reduction in our interest expense.

Basis of Presentation of Results of Operations, Cash Flows and Unaudited Quarterly Results

        We were formed in October 2002 as a holding company, with no prior operations, by an affiliate of Sun Capital for the purpose of our acquisition of Mattress Firm, Inc.

        The transactions comprising our 2002 acquisition included the following:

  •
  MHI acquired shares of Malachi's common stock from Malachi's other stockholders in an amount that increased MHI's ownership to approximately 93.0% of Malachi;

  •
  Mattress Firm, Inc. was incorporated by MHI as a newly-formed, wholly-owned subsidiary with no prior operations;

  •
  Malachi was merged into Mattress Firm, Inc. with Mattress Firm, Inc. continuing as the surviving entity; and

  •
  on October 18, 2002, we acquired all of the common stock of Mattress Firm, Inc.

        These transactions were accounted for as a "purchase," which required that we present the statement of income for the period from the beginning of our fiscal 2002 to October 18, 2002 on Malachi's historical basis of accounting, and the statement of income for the period from October 19, 2002 to the end of our fiscal 2002 on our purchase basis of accounting, which reflects the effect of the allocation of the purchase price to our assets and liabilities based on estimates of their fair values.

        Malachi, as it existed on and prior to the 2002 acquisition, is referred to as "predecessor." Mattress Holding Corp., as it existed after the consummation of the 2002 acquisition, is referred to as "successor," "we" or "us."

        The consolidated results of operations for all periods ending after October 18, 2002 include the accounts of our successor and all of our subsidiaries. Significant intercompany accounts and transactions have been eliminated.

        The consolidated results of operations for all periods ended on or before October 18, 2002 include all of the accounts of our predecessor and all of our subsidiaries. Significant intercompany accounts and transactions have been eliminated.

        The consolidated financial results of our predecessor do not reflect the effects of the following, which occurred as a result of the 2002 acquisition:

  •
  restructuring of $6.0 million of outstanding debt with a new credit facility at a lower interest rate and with extended principal repayment terms;

  •
  eliminating of the amortization of debt discounts on warrants for the purchase of predecessor's common stock issued in connection with prior debt issuances; and

  •
  amortizating the allocation of purchase price to intangible franchise agreement rights in the amount of $250,000 per year over 20 years.

        Because these items can be clearly identified, and the first two items do not impact income from operations, we have combined our predecessor and successor results of operations for fiscal 2002 to provide a more meaningful comparison of our combined fiscal 2002 results of operations with those of fiscal 2001 and fiscal 2003. While the separately reported results of operations and cash flows of the predecessor and successor for fiscal 2002 were audited, the presentation of the combined fiscal 2002 results of operations and cash flows are unaudited and do not conform with GAAP.

Results of Operations

        The following table presents the consolidated historical and combined consolidated financial operating data for our business and the business of our predecessor expressed as a percentage of revenues for each period indicated. The combined year ended January 28, 2003 reflects the combination of the audited results of our predecessor from January 30, 2002 to October 18, 2002 with the audited results of our successor for the period from October 19, 2002 to January 28, 2003. Due to the nature of this combination, the presentation of combined results for the two periods in 2003 does not conform with GAAP and is unaudited. Our fiscal year is a 52 or 53 week fiscal year ending on the Tuesday closest to the end of January. For purposes of annual comparisons, unless otherwise noted, we have not adjusted for this difference. The historical results are not necessarily indicative of results to be expected for any future period.

	Predecessor	Predecessor/ Successor Combined	Successor
				13 Weeks Ended
	Year Ended January 29, 2002	Year Ended January 28, 2003(1)	Year Ended February 3, 2004	April 29, 2003	May 4, 2004
Statement of Operations:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.1%	60.3%	57.5%	57.9%	59.4%

Gross profit from retail operations	34.9%	39.7%	42.5%	42.1%	40.6%
Franchise fees and royalty income	3.8%	3.5%	2.3%	3.1%	1.8%
Operating expenses:
Selling, general and administrative	44.5%	40.0%	40.9%	42.8%	42.1%
Loss on impairment of property and equipment and goodwill	5.6%	—	—	—	—

Income (loss) from operations	(11.5)%	3.2%	3.8%	2.4%	0.3%
Other income (expense)	(2.0)%	(1.6)%	(1.2)%	(1.4)%	(0.9)%
Provision (benefit) for income taxes	0.6%	0.5%	1.0%	0.4%	(0.2)%

Income (loss) from continuing operations	(14.2)%	1.1%	1.7%	0.7%	(0.4)%
Loss from discontinued operations, net of income taxes	(2.1)%	0.7%	0.3%	—	—

Net income (loss)	(16.3)%	0.4%	1.4%	0.7%	(0.4)%

(1)
The presentation of combined predecessor and successor results of operations for fiscal 2002 is intended to provide a more meaningful comparison of fiscal 2002 results of operations with fiscal 2001 and fiscal 2003 results of operations as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation of Results of Operations, Cash Flows and Unaudited Quarterly Results."

        We recognize sales revenue upon delivery and acceptance of mattresses and bedding products by our customers and record customer deposits prior to delivery of merchandise as a liability. Sales are presented net of actual returns. Sales consist of sales from comparable stores, new stores and acquired stores. Sales from new stores opened beyond a two mile radius of closed stores and sales from acquired stores are included in the comparable store base twelve months after opening. Relocated stores are defined as new stores that are opened within a two mile radius of closed stores. Sales from relocated stores are included in the comparable store base upon opening. We present sales net of actual returns and include fees collected for merchandise delivery services as sales revenues when delivery services are performed.

        Cost of sales includes the cost of product, including warranty costs, and store occupancy, distribution center and delivery expenses, as well as depreciation and amortization of operational assets, such as leasehold improvements. We receive cash payments from certain vendors as incentives to enter into or to maintain long-term supply arrangements. Such payments received are deferred and amortized as a reduction of costs of sales over the term of the supply agreement using a systematic approach. We are also entitled to cash incentives from vendors that are based on a percentage of the cost of purchased merchandise, such as cooperative advertising funds and customer return funds. We account for such volume-based incentives as a reduction of the cost of the vendors' products and recognize the effect in costs of sales when the products are sold. We account for vendor incentives that are direct reimbursements of costs that we incur to sell the vendor's products as a reduction of the related expense when such expense is recognized in our results of operations.

        The warranty policy for most bedding products that we sell provides a ten-year non-prorated warranty service period ("basic warranty"), as well as, for no additional cost to the customer, our additional five-year warranty on certain mattress products ("extended warranty"). Prior to October 18, 2002, Sealy was financially responsible for basic warranty returns that were the result of product defects. Under the terms of our current supply agreements with our mattress suppliers, we are currently financially responsible for basic warranty returns resulting from product defects. We earn incentives from mattress suppliers on the purchase of merchandise as compensation to us for resolving our customers' basic warranty product defect issues. The incentives are accounted for as a reduction of the prices of the supplier's products and result in a reduction of cost of sales when the related merchandise is sold. We accrue for the estimated cost of basic and extended warranty coverage at the time of sale. Based upon our historical claim experience, as well as recent trends that might suggest that past experience may differ from future claims, management periodically reviews and adjusts, if necessary, the liability for product warranty returns.

        Franchise fees and royalty income consists of franchise fees earned upon the opening of new franchise stores and franchise royalties that are earned as a percentage of franchise sales.

        Selling, general and administrative expenses consist of advertising expense, market, region and corporate overhead expense, sales commissions and related employee expense, store operations expense, and management fees to Sun Capital. Store operations expense is comprised of credit card and third party finance merchant service fees that vary in amount with sales, point-of-purchase materials, store repairs and maintenance and other expenses such as supplies and services that generally are fixed per store, subject to inflation and other factors. Store operations expense is reported net of reductions for funds received from vendors to defray store pre-opening expenses in the periods that new stores open. Pre-opening expenses consist primarily of payroll, recruiting, advertising, store occupancy and other costs incurred prior to a new store opening.

  Thirteen Weeks Ended May 4, 2004 Compared to Thirteen Weeks ended April 29, 2003

        Net Sales.    Net sales increased to $42.4 million during the 13 weeks ended May 4, 2004 from $35.3 million during the 13 weeks ended April 29, 2003, an increase of 20.1%. The increase resulted from a comparable store sales increase of $910,000, or 2.8%, and sales in the recent period but not in the prior period of $3.0 million from 13 new stores and $3.7 million from 18 stores acquired in May 2003 acquisition from 5/O Management. The increase in net sales was offset by a reduction in net sales of $277,000 in the recent period but not in the prior period from the closing of five stores.

        Gross Profit.    Gross profit increased to $17.2 million during the 13 weeks ended May 4, 2004 from $14.9 million during the 13 weeks ended April 29, 2003, an increase of 15.8%, primarily due to the increase in net sales. Gross profit as a percentage of net sales was 40.6% in the recent period as compared to 42.1% in the prior period, a decrease of 1.5%. This decrease was comprised of a 2.2% decrease primarily from discounts given on the close out of discontinued product related to the introduction of a new product line and other discounts given in the recent period and a 1.1% decrease from the effect of higher store occupancy expense and depreciation expense on the increased number of new and relocated stores open in the recent period. These decreases were offset by a 1.6% increase from additional vendor incentives earned on the purchase of merchandise and other increases of 0.2.%.

        Franchise Fees and Royalty Income.    Franchise fees and royalty income decreased to $775,000 during the 13 weeks ended May 4, 2004 from $1.1 million during the 13 weeks ended April 29, 2003, a decrease of 29.0%. Franchisee and royalty fees decreased over the periods principally as a result of the full effect in the recent period of the reduction of the franchise fees from 5% to 3% of the franchisees' net sales, which change was made effective at various dates during fiscal 2003.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $17.8 million, during the 13 weeks ended May 4, 2004 from $15.1 million during the 13 weeks ended April 29, 2003, an increase of 18.2%. This increase over the prior period was primarily a function of increased sales and the number of open stores as well as incremental advertising expense incurred in markets that have converted to our advertising and marketing broadcast media program, and a $675,000 expense charge for writing off loan fees and third party costs incurred in connection with the refinancing of our 2003 credit facility with our 2004 credit facility and the amendment of our 2004 subordinated promissory note, both which occurred during the recent period. As a percentage of net sales, these expenses decreased to 42.1% in the recent period from 42.8% in the prior period. This decrease represents an improvement in the leverage of relatively fixed market, regional and corporate overhead expenses over an increasing base of sales revenues, partially offset by the increase in advertising expenses and debt refinancing expense charges.

        Interest Expense.    Interest expense decreased to $390,000 during the 13 weeks ended May 4, 2004 from $491,000 during the 13 weeks ended April 29, 2003, a decrease of 20.6%. The decrease in interest expense resulted from our retirement of a $5.0 million subordinated credit facility in September 2003 with an interest rate of 12.5% and the replacement of the retired debt with lower borrowings under our 2003 credit facility and 2004 credit facility at lower interest rates.

        Provision (Benefit) for Income Taxes.    We recorded a benefit for income taxes of $84,000 during the 13 weeks ended May 4, 2004 compared to an expense for income taxes of $134,000 during the 13 weeks ended April 29, 2003, as a result of the pre-tax loss and the pre-tax income reported for the respective periods. The effective income tax rate in both periods does not deviate significantly from our statutory Federal income tax rate of 34%.

        Net Income (Loss).    As a result of the above factors, our net loss was $178,000 during the 13 weeks ended May 4, 2004 compared to net income of $233,000 for the 13 weeks ended April 29, 2003.

  Fiscal 2003 (53 Weeks) Compared to Combined Fiscal 2002 (52 Weeks)

        Sales.    Net sales increased to $164.3 million during fiscal 2003 from $148.2 million during combined fiscal 2002, an increase of 10.8%. The net increase included a 52-week comparable store sales decrease of $1.8 million, or (1.2)%. The net increase also included sales in the recent period but not in the prior period of $3.3 million from the 53rd week of fiscal 2003, $6.8 million from the opening of 13 new stores, $7.8 million from 18 stores acquired in May 2003 from 5/O Management, and $1.1 million from eight stores acquired in April 2002 in Tampa, Florida from another mattress retailer. The net increase also included a reduction in sales of $1.1 million from the closing of five stores in the recent period.

        Gross Profit.    Gross profit increased to $69.8 million during fiscal 2003 from $58.9 million during combined fiscal 2002, an increase of 18.5%, primarily due to the increase in net sales over the years. Gross profit as a percentage of net sales was 42.5% in the recent year as compared to 39.7% in the prior year, an increase of 2.8%. This net increase in the recent period included increases of 0.6% from an increase in the mix of premium mattress products at higher gross margins, 0.8% from an improvement in inventory shrink and 2.4% from an increase in vendor incentives resulting primarily from the full year effect in fiscal 2003 of a new supply agreement with Sealy effective October 18, 2002. The net increase in the recent period also included reductions of 0.9% from the effect of higher store occupancy expense and depreciation expense on the increased number of new format stores open in the recent period and other reductions of 0.1%.

        Franchise Fees and Royalty Income.    Franchise fees and royalty income decreased to $3.7 million during fiscal 2003 from $5.2 million during combined fiscal 2002, a decrease of 27.6%. Franchisee and royalty fees decreased over the periods principally as a result of the effect in the recent period of the reduction of the franchise fee percentage from 5% to 3%, which change was made effective at various dates during fiscal 2003.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $67.3 million during fiscal 2003 from $59.3 million during our combined fiscal 2002, an increase of 13.4%. These expenses as a percentage of sales increased to 40.9% in fiscal 2003 from 40.0% in combined fiscal 2002. The increase over the prior period was primarily a function of increased sales and the number of open stores, incremental advertising expense incurred in markets that have converted to our advertising and marketing broadcast media program beginning in February 2003 and an increase in salesman commission expense of $1.0 million from the replacement of manufacturer incentives to fund our salesman compensation programs with additional volume-based merchandise purchase incentives resulting from our new supply agreement with Sealy that was effective October 18, 2002. The previous incentives were recognized as a reduction of our selling expenses, while the new volume-based merchandise purchase incentives are recognized as a reduction of our cost of sales. The increases in selling, general and administrative expenses were net of a reduction in market, regional and corporate overhead employee expense of $728,000 resulting primarily from lower employee bonuses in the recent period.

        Interest Expense.    Interest expense decreased to $1.9 million during fiscal 2003 from $2.4 million during the combined fiscal 2002, a decrease of 19.5%. The decrease was primarily from the elimination of debt discount amortization expense effective October 18, 2002, which resulted in a $196,000 reduction of expense in the recent period. We also lowered our interest rate in connection with our refinancing of debt that occurred on October 18, 2002.

        Provision for Income Taxes.    We recorded an expense for income taxes of $1.6 million for fiscal 2003 compared to an expense for income taxes of $684,000 for combined fiscal 2002, resulting in effective income tax rates of 37.5% for fiscal 2003 and 28.2% for combined fiscal 2002. The lower effective income tax rate for combined fiscal 2002 was primarily the result of deductions of our tax basis in goodwill in excess of the corresponding book basis.

        Loss from Discontinued Operations, Net of Income Taxes.    We classify results of operations, loss on closing, and related income tax effects of markets closed after the adoption of SFAS 144 as discontinued operations for all periods presented. The loss of $512,000 for the recent period represents a revision of the estimated costs to terminate, sublease or assign certain leases resulting from market closings of prior years, net of related income tax effects.

        Net Income.    As a result of the above factors, our net income was $2.2 million for fiscal 2003 compared to net income of $641,000 for combined fiscal 2002.

  Combined Fiscal 2002 (52 weeks) Compared to Fiscal 2001 (52 weeks)

        Net Sales.    Net sales increased to $148.2 million during combined fiscal 2002 from $136.2 million during fiscal 2001, an increase of 8.8%. The net increase included a comparable store sales increase of $1.8 million, or 0.8%, and increases from sales in the recent period but not in the prior period of $12.4 million from the opening of nine new stores and of $4.3 million from eight stores acquired in April 2002 in Tampa, Florida from another mattress retailer. The increases were net of a reduction in sales of $6.5 million from the closing of 11 stores in the recent period.

        Gross Profit.    Gross profit increased to $58.9 million during combined fiscal 2002 from $47.5 million during fiscal 2001, an increase of 24.0%, primarily due to the increase in sales over the years. Gross profit as a percentage of net sales was 39.7% in the recent year as compared to 34.9% in the prior year, an increase of 4.8%. This increase in the recent period was comprised of 1.9% from the full year effect of merchandising and salesman compensation incentives designed to increase gross margin results that were implemented in fiscal 2001, 1.4% from efficiency improvements implemented in distribution and delivery operations, 0.9% from an increase in vendor incentives resulting primarily from the partial year effect in combined fiscal 2002 of a new supply agreement with Sealy effective October 18, 2002, and other effects resulting in a 0.7% increase in gross profit as a percent of sales.

        Franchise Fees and Royalty Income.    Franchise fees and royalty income increased to $5.2 million during combined fiscal 2002 from $5.1 million during fiscal 2001, an increase of 1.0%. Franchisee and royalty fees remained relatively unchanged as a result of the small change in the number of open franchise stores from 129 at the end of fiscal 2001 to 130 at the end of combined fiscal 2002.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased to $59.3 million during combined fiscal 2002 from $60.7 million during fiscal 2001, a decrease of 2.3%. These expenses as a percentage of sales decreased to 40.0% in combined fiscal 2002 from 44.5% in fiscal 2001. The decrease over the prior period consisted of $3.3 million of goodwill amortization expense in fiscal 2001 that was eliminated in combined fiscal 2002 as a result of the required adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets at the beginning of combined fiscal 2002. The decrease was offset by an increase in other selling, general and administrative expenses as a result of the increase in sales and the number of open stores.

        Loss on Impairment of Property and Equipment and Goodwill.    As a result of losses incurred in fiscal 2001, we performed an impairment review of long-lived assets as required by Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of and recorded a loss for impairment of $7.7 million in fiscal 2001, comprised of an impairment loss of $3.8 million on goodwill and $3.9 million on property and equipment. No impairment loss occurred in combined fiscal 2002.

        Interest Expense.    Interest expense decreased to $2.4 million during combined fiscal 2002 from $2.8 million during the combined fiscal 2002, a decrease of 15.1%. The decrease in this expense was primarily from the full year effect in the recent period of debt reductions in the prior period. We also lowered our interest rate in connection with our refinancing of debt that occurred on October 18, 2002.

        Provision (Benefit) for Income Taxes.    We recorded an expense for income taxes of $684,000 for combined fiscal 2002 compared to an expense for income taxes of $841,000 for fiscal 2001, resulting in an effective income tax provision rate of 28.2% for combined fiscal 2002 and an effective income tax benefit rate of 4.6% for fiscal 2001. The effective income tax provision rate for the recent period was lower than our statutory Federal income tax rate of 34% primarily as the result of deductions of our tax basis in goodwill in excess of the corresponding book basis. The effective income tax benefit rate in the prior period was lower than the statutory Federal income tax rate of 34% as the result of a valuation allowance provided against deferred tax assets at the end of fiscal 2001 based on our determination that realization of the tax benefits resulting primarily from net operating loss carryovers was uncertain.

        Loss from Discontinued Operations, Net of Income Taxes.    We classify results of operations, loss on closing, and related income tax effects of markets closed after the adoption of SFAS 144 as discontinued operations for periods presented. The loss for combined fiscal 2002 and fiscal 2001 represents the closing of stores in and around Norfolk, Virginia and Hartford, Connecticut. The loss for fiscal 2001 includes a $1.2 million impairment loss on goodwill and property and equipment.

        Net Income (Loss).    As a result of the above factors, our net income was $641,000 for combined fiscal 2002 compared to net loss of $22.2 million for fiscal 2001.

Liquidity and Capital Resources

        Our primary capital requirements are to finance, capital expenditures and increases in inventory related to new stores and to meet debt service requirements. Our main sources of liquidity have been cash provided by operations, loan financings and equity investments, extended accounts payable terms and customer deposits.

        The following chart summarizes the principal elements of our cash flow for the past three years.

	(Dollars in thousands)
			Successor
		Predecessor/ Successor Combined
	Predecessor			13 Weeks Ended
	Year Ended January 29, 2002	Year Ended January 28, 2003(1)	Year Ended February 3, 2004	April 29, 2003	May 4, 2004
		(unaudited)		(unaudited)
Net cash provided by (used in) operating activities	$14,056	$(2,261)	$15,103	$1,894	$(1,053)
Net cash used in investing activities	(3,083)	(2,910)	(7,073)	(686)	(2,382)
Net cash provided by (used in) financing activities:
Proceeds from issuance of debt	1,230	6,261	13,869	—	10,105
Principal payments of debt	(8,374)	(10,696)	(19,580)	(351)	(6,490)
Debt issuance costs	—	—	(488)	(40)	(726)
Issuance of common stock	3	5,000	—	—	—

Total net cash provided by (used in) financing activities	(7,141)	565	(6,199)	(391)	2,889

Increase (decrease) in cash	3,832	(4,606)	1,831	817	(546)
Cash and cash equivalents, beginning of period	852	4,684	78	78	1,909

Cash and cash equivalents, end of period	$4,684	$78	$1,909	$895	$1,363

(1)
The presentation of combined predecessor and successor cash flows for combined fiscal 2002 is intended to provide a more meaningful comparison of combined fiscal 2002 cash flows with fiscal

  2001 and fiscal 2003 cash flows as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation of Results of Operations, Cash Flows and Unaudited Quarterly Results"

        As of May 4, 2004, we had cash and cash equivalents totaling $1.4 million. Following completion of this offering, our main source of liquidity will be cash provided by operations, cash reserves from proceeds of the offering in excess of use of proceeds and borrowings available under our 2004 credit facility or a new credit facility. Prior to this offering, our principal uses of cash have been to finance capital expenditures and increases in inventory related to new stores and to meet debt service requirements. We expect that these uses will continue in the future, although we expect that cash requirements to service debt will be significantly reduced after we pay down our currently outstanding debt with proceeds from the consummation of this offering.

        Net cash used in operating activities was $1.1 million for the 13 weeks ended May 4, 2004 compared to net cash provided of $1.9 million for the 13 weeks ended April 29, 2003. The increase in the use of cash over the prior period is primarily the result of an increase in inventories to support a greater number of stores and the timing of the payment of May rents and accounts payable, which resulted in a higher use of cash in the recent period that ended during the first week of May. Net cash provided by operating activities was $15.1 million for fiscal 2003 compared to cash used in operating activities of $2.3 million for combined fiscal 2002. The increase in cash provided by operating activities over the prior year is primarily the result of increased net income (as adjusted to exclude non-cash depreciation, amortization and deferred tax provision net expense effects), an increase in accounts payable resulting from the company taking full advantage of extended payment terms with inventory merchandise vendors and cash payments received from vendors as inducements to enter into long-term supply and service contracts. Net cash used for operations was $2.3 million for combined fiscal 2002 compared with cash provided by operations of $14.1 million in fiscal 2001. Cash provided by operations in fiscal 2001 consisted primarily of an increase in past due account payable owed to Sealy, which proceeds were used to finance new store capital expenditures and debt service requirements.

        Net cash used in investing activities was $2.4 million for the 13 weeks ended May 4, 2004, compared to $686,000 for the 13 weeks ended April 29, 2003. This increase was primarily the result of additions to property and equipment to support a greater number of new stores and store remodels in the recent period. Net cash used in investing activities was $7.1 million for fiscal 2003, compared to $2.9 million combined fiscal 2002. The increases in the recent period was primarily the result of additions to property and equipment related to opening larger supercenter format stores, purchase and implementation of an integrated management information system in the amount of $2.7 million and store remodel costs of $1.1 million, net of a reduction in investing cash flows in the recent period of $979,999, which reflects cash used in the recent period of $526,000 in the acquisition of 5/O Management, Inc. compared to cash used in combined fiscal 2002 of $1.5 million in Sun Capital's acquisition of us. Net cash used in investing activities was $2.9 million for combined fiscal 2002 compared to $3.1 million for fiscal 2001. The decrease in the recent period was the result of fewer new store openings, offset by the use of $1.5 million of cash in Sun Capital's acquisition of the company.

        Net cash provided by financing activities was $2.9 million for the 13 weeks ended May 4, 2004, compared to cash used of $391,000 for the 13 months ended April 29, 2003. The increase in net cash provided during the recent period was primarily the result of a $4.0 million increase in outstanding borrowings under our 2004 credit facility, net of $726,000 of cash used for related loan closing costs, and other scheduled debt principal payments. The 2004 credit facility closed in March 2004 and the proceeds at closing were used to retire $5.8 million outstanding under a prior term loan facility and to provide for working capital requirements. Net cash used in financing activities was $6.2 million for fiscal 2003, compared to net cash provided by financing activities of $565,000 for combined fiscal 2002. Cash used in fiscal 2003 consisted primarily of $5.0 million paid in September 2003 to retire the outstanding principal balance of a prior subordinated credit facility. Net cash provided of $565,000 in combined fiscal 2002 consisted of $5.0 million of proceeds from a capital contribution made by Sun Capital in connection with its October 18, 2002 acquisition of the company, net of debt principal reductions of $4.4 million. Cash used for financing activities was $7.1 million and consisted primarily of scheduled debt principal reductions.

        Our future capital requirements will vary based on the number of additional stores, including relocated stores, we open and the number of stores we renovate. These requirements will include costs directly related to opening new stores and renovating existing stores and may also include costs necessary to ensure that our infrastructure, including distribution capabilities, is able to support a large store base. We have opened 16 new stores, including 4 relocated stores, and plan to open up to 18 additional stores in fiscal 2004, including 4 additional relocated stores. We believe our current distribution centers can accommodate our growth through at least fiscal 2004. In fiscal 2004, we expect our capital expenditures to be approximately $12.0 million, which consists of approximately $8.1 million for new store openings, approximately $2.1 million for planned store renovations, and approximately $1.8 million for other planned capital expenditures. In fiscal 2004, we expect to receive approximately $3.0 to $4.0 million in cash payments from landlords as lease inducements, which will provide funding for a portion of our planned new store capital expenditures. Landlords recover up front cash inducements through rent payments over the base term of the leases. We plan to expand our Houston distribution center, adjoining store and corporate office in fiscal 2005 at a cost of approximately $3.0 million. We expect to finance the majority of these costs with landlord lease inducement funds. We currently have no specific plans with respect to expanding other distribution centers, although we do not expect that an expansion to accommodate our planned growth would require material capital expenditures. Our additional capital needs will include funding seasonal inventory levels and, potentially, seasonal losses from operations. We intend to satisfy our capital requirements over the next 12 months with cash flows from operations, cash reserves resulting from proceeds of this offering in excess of the use of proceeds, and funds available under our 2004 credit facility or from a new credit facility obtained to replace the 2004 credit facility.

        Outstanding Indebtedness.    We have a significant amount of indebtedness. On May 4, 2004, we had total indebtedness of approximately $28.2 million, including:

  •
  $10.0 million of senior debt under our 2004 credit facility;

  •
  $17.0 million of subordinated debt outstanding under our 2004 subordinated promissory note; and

  •
  $1.2 million of other debt.

        2004 Credit Facility.    In March 2004, we entered into our 2004 credit facility with Abelco Finance LLC pursuant to which we received a term loan of approximately $6.0 million and a revolving credit facility of up to $6.0 million, with availability under the revolving credit facility based on our levels of qualified inventories and accounts receivable for merchant service provider funds in course of settlement. In connection with the closing, we incurred approximately $840,000 of deferred finance costs. At May 4, 2004, the entire $6.0 million was available based on our asset levels and the outstanding principal balance at that date was $4.0 million. We are required to repay the term loan in 12 equal monthly installments of $35,049 beginning on April 1, 2005 followed by 12 equal monthly installments of $61,336. All unpaid principal on the term loan, as well as all revolving loans, is payable in March 2007. The interest rate applicable to all loans under our 2004 credit facility is 4.75% plus the greater of the prime rate in effect from time to time and 4% per year. Additionally, we are required to pay an annual fee of approximately $164,000 on the first two anniversaries of the loan origination date.

        Our credit facility contains affirmative and negative covenants and limitations, including, but not limited to, required minimum coverage of our obligations to pay interest and incur fixed charges, restrictions on our ability to pay dividends, make other payments and enter into sale transactions, limitations on liens, limitations on our ability to incur additional indebtedness and agreements that we use cash received outside the ordinary course of business to pay down amounts due under our 2004 credit facility. Consistent with credit facilities of this type, if we do not comply with the covenants in our 2004 credit facility, the maturity date of our obligations under the credit facility could be accelerated. As of May 4, 2004 we were in compliance with all of these covenants.

        Our 2004 credit facility is secured by all of our assets and contains various events of default, including, but not limited to, defaults upon the occurrence of a change of control of Mattress Firm and defaults for non-payment of principal interest or fees, breaches of warranties or covenants, bankruptcy or insolvency, ERISA violations and cross-defaults to other indebtedness. The consummation of this offering constitutes a change of control as defined in our 2004 credit facility.

        We expect to repay all amounts due under our 2004 credit facility with the proceeds of this offering. Although we intend to pay down the outstanding amount of our 2004 credit facility at closing, we also intend to maintain the revolving credit portion of our 2004 credit facility, including the ability from time to time to draw down on it, until it is replaced by another credit facility. We expect to replace our 2004 credit facility with a new credit facility with at least the same availability, and would expect to incur additional fees in connection with the replacement. We also expect to recognize during the quarter in which this offering is completed a non-cash loss in the amount of approximately $722,000 in connection with the repayment of our current term loan and the write off of related unamortized deferred financing costs.

        2004 Subordinated Promissory Note.    On October 18, 2002, we issued a $17.5 million subordinated promissory note to Mattress Holdings International, LLC (MHI), which was the largest stockholder of our predecessor immediately prior to the 2002 acquisition. The issuance of the subordinated promissory note was accounted for as a restructuring of $22.8 million of accounts payable owed to an affiliate of MHI and the resulting cancellation of $5.3 million of indebtedness was recognized as a contribution to additional paid-in capital in the financial statements of our predecessor. The subordinated promissory note, under its original terms, matured in June 2009, required no principal payments prior to maturity and was secured by substantially all of our assets.

        On March 31, 2004, SLN Finance, LLC, an affiliate of us by virtue of its being under common control with us by Sun Capital, acquired the subordinated promissory note from MHI at a discount and agreed to restate the principal amount of the $17.5 million subordinated promissory note to $17.0 million and to amend other terms. The amended and restated subordinated promissory note is referred to as our "2004 subordinated promissory note." In connection with the amendment and restatement, we incurred approximately $220,000 of third party costs, which were charged to selling, general and administrative expense. Our 2004 subordinated promissory note bears interest at the same rate as our obligations under our 2004 credit facility on a designated portion of the outstanding loan balance ("designated balance") of approximately $11.0 million effective with the amendment and restatement of the original subordinated promissory note, with subsequent reductions of the designated balance in amounts equal to principal payments. The note also contains affirmative and negative covenants (other than financial-based performance covenants) similar to those contained in our 2004 credit facility. Interest on the note ceases to bear interest once the designated balance is reduced to zero. We are required to repay our 2004 subordinated promissory note in 12 equal monthly installments of $64,951 beginning on April 1, 2005, followed by 12 equal monthly installments of $113,664, followed by an installment of the remaining designated balance of $8.9 million on April 1, 2007, with the remaining outstanding principal balance of $5.9 million payable on the maturity date in June 2009. Additionally, we are required to pay SLN Finance an annual fee of approximately $304,000 on the first two anniversaries of the loan origination date. The effects of amending and restating the 2004 subordinated promissory note were accounted for as a modification of debt terms, which resulted in an adjustment to the effective interest rate used to accrue interest expense from 3.89% to 2.93% effective March 31, 2004. All payments under our 2004 subordinated promissory note are subordinated to the prior right of holders of senior indebtedness (as defined) to receive payments thereunder.

        We expect to repay in full all amounts due under our 2004 subordinated promissory note with the proceeds of this offering. We also expect to incur during the quarter in which this offering is completed a non-cash gain in the amount of approximately $1.4 million in connection with this repayment and the write off of a related imputed interest liability.

        Seller Notes.    In connection with the acquisition of certain formerly franchised markets, our predecessor issued promissory notes in the aggregate principal amount of $305,000 bearing interest at 8.125% per year. One note is payable to Philip C. Busker and the other note is payable to Mitchell D. Addison. The final monthly principal and interest payments due under the notes will be made on August 5, 2004.

        Franchise Receivables and Guarantees.    In the past, we have provided loans to franchisees, at our discretion, for the costs incurred to establish franchise operations pursuant to the terms of promissory notes receivable. We have not made any new loans to franchisees during or subsequent to fiscal 2001. Payments under outstanding promissory notes are receivable in monthly installments ranging from 33% to 37.5% of the franchisees' monthly profits, as defined, before management fees and bonuses to officers and non-sales employees, subject to a minimum monthly payment of $1,000 per store. All promissory notes outstanding at February 3, 2004 were uncollateralized. Initial fees receivable represent amounts billed pursuant to the franchise agreements in connection with assistance provided to franchisees during the opening of new stores in the amount of $9,000 per store. Promissory notes and initial fees that are not remitted at the time of store opening accrue interest at 8%. Collections on notes and initial fee receivables are first applied against the outstanding note principal and initial fee receivable balance and then against the outstanding balance of accrued interest. The current portion of notes, initial fees and accrued interest receivable at February 3, 2004, represents the estimate of amounts that will be collected during fiscal 2004.

        We evaluate the credentials, business plans and the financial strength of potential franchisees before entering into franchise agreements and before extending credit. Concentrations of credit risk with respect to accounts receivable and notes receivable with franchisees, or franchisee receivables, after considering existing allowances for doubtful accounts, are considered by management to be limited as a result of the number of franchisees and their dispersion throughout the United States. We have the right under the terms of our franchise agreements to assume the operations of franchisees that do not comply with the conditions of the franchise agreement, including a default on the payments owed to us. In such instances, the assumption may involve purchase consideration in the form of cash and the assumption of certain franchisee obligations, including obligations to us. We provide an allowance for doubtful accounts on franchisee receivables if we believe it is probable that we will not collect or otherwise recover the total outstanding balance, including accrued interest. At January 28, 2003 and February 3, 2004, we provided an allowance for doubtful accounts to fully reserve the current and noncurrent receivable balances, respectively, owed by two franchisees that are encountering financial difficulties. At January 28, 2003, we had fully reserved the current and noncurrent receivables owed by 5/O Management, which was a franchisee that we acquired on May 30, 2003, prior to the discharge of the receivables in connection with the acquisition.

        We have provided financial guarantees associated with certain real estate leases of franchisees. The contractual amounts of the guarantees, which represent our maximum exposure to credit loss in the event of non-performance by the franchisees, totaled $2.8 million as of February 3, 2004. The guarantees expire in decreasing amounts through 2010. The credit risk associated with these guarantees is essentially the same as that involved in extending loans to the franchisees.

Critical Accounting Policies

        On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with generally accepted accounting principles. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

        Our significant accounting policies are discussed in Note 1 of the Notes to our financial statements included elsewhere in this prospectus. We believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results.

        Liability for Product Warranties.    The warranty policy for most bedding products that we sell provides a ten-year non-prorated warranty service period ("basic warranty"), as well as, for no additional cost to the customer, our additional five-year warranty on certain mattress products ("extended warranty"). Prior to October 18, 2002, Sealy was financially responsible for basic warranty returns that were the result of product defects. Under the terms of our current supply agreements with our mattress suppliers, we are currently financially responsible for basic warranty returns resulting from product defects. We earn incentives from vendors on the purchase of merchandise as compensation to us for resolving our customers' basic warranty product defect issues. The incentives are accounted for as a reduction of the prices of the vendor's products and result in a reduction of cost of sales when the related merchandise is sold. We accrue for the estimated cost of basic and extended warranty coverage at the time of sale. Based upon our historical claim experience, as well as recent trends that might suggest that past experience may differ from future claims, management periodically reviews and adjusts, if necessary, the liability for product warranty returns.

        Excess Inventories.    We state our inventory at the lower of first-in first-out cost or market. We regularly review inventory quantities on hand as compared to sales levels and record a provision for excess inventory based primarily on our inventory on hand and estimated forecast of product demand. Generally, our inventory reserve requirements decrease as demand increases. Likewise, as demand decreases our inventory reserve requirements increase. Any significant unanticipated changes in demand due to product life cycles or declining market conditions could have an impact on the value of our inventory and our reported operating results. We do not normally experience material inventory obsolescence in light of the nature of our products and the relative rapidity of our inventory turn. We are not aware of any events or changes in demand or price that would indicate that our inventory valuation may be too high at this time.

        Impairment of Goodwill and Other Intangibles.    We adopted SFAS 142, Goodwill and Other Intangible Assets, at the beginning of combined fiscal 2002. We are required to test goodwill and other intangible assets for impairment annually or at other times if indicators of impairment exist that indicate the carrying value of our goodwill and other intangible assets may not be recoverable. The impairment test for goodwill involves a two-step process: step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill associated with the reporting unit. If the carrying amount is in excess of the fair value, step two requires the comparison of the implied fair value of the reporting unit goodwill with the carrying value of the reporting unit goodwill. Any excess in the carrying amount of the reporting unit goodwill over the implied fair value of the reporting unit goodwill will be recorded as an impairment loss. Fair value of the reporting unit was determined using the income approach. Under the income approach, fair value is determined by estimating the present value of the future economic benefits to be derived from the reporting unit. We have concluded that we have two reporting units for purposes of this impairment test. The income approach requires significant estimates of future cash flows. Future adverse changes in business or market conditions could negatively affect our future cash flows and impair the value of our goodwill. We performed the transitional goodwill impairment test required by SFAS 142 as of the beginning of fiscal 2002 and determined that no impairments existed. Furthermore, no impairments were determined to exist with the annual tests that have been performed subsequent to the adoption of SFAS 142 with respect to goodwill and other intangible assets. As of both May 4, 2004 and February 3, 2004, we had $26.4 million of goodwill on our balance sheet, which represented 39.7% and 40.2%, respectively, of our total assets. As of both May 4, 2004 and February 3, 2004, we had $4.8 million of intangible franchise agreement rights on our balance sheet, which represented 7.1% and 7.3%, respectively, of our total assets.

        Costs Associated with Exit Activities.    The calculation of our store closing liability, which consists primarily of the cost to terminate, sublease or assign leases, requires us to make assumptions and to apply judgment regarding the timing and duration of future vacancy periods, the amount and timing of future lump sum settlement payments and the amount and timing of potential future sublease income. When making these assumptions, we consider a number of factors, including historical settlement experience, the owner of the property, the location and condition of the property, the terms underlying the lease, the specific marketplace demand and general economic conditions. If actual results are not consistent with our assumptions and judgments, we may be exposed to additional charges that could be material. We are not aware of any events or changes in circumstances that would indicate to us that our long-lived assets are over-valued or that would require an impairment consideration at this time.

        Valuation Allowance for Deferred Tax Assets.    We review the recoverability of deferred tax assets based on a more likely than not probability that we will generate future taxable income in an amount sufficient to recover all or part of the carrying value of the assets. Sources of future taxable income include taxable income available in carryback periods, the effects of viable tax planning strategies, taxable income available from the reversal in the future of temporary differences that give rise to deferred tax liabilities and future estimates of taxable income exclusive of reversing temporary differences. At May 4, 2004, we had deferred tax assets of $1.1 million for which we estimate that it is more likely than not that sufficient future taxable income will exist in an amount sufficient to fully recover the carrying value of the asset. The assessment of future taxable income is based on the existence of temporary differences that give rise to deferred tax liabilities at May 4, 2004, and which are expected to reverse in the future in amounts that will provide for the recovery of existing deferred tax assets.

        Allowances for Doubtful Accounts.    We specifically analyze our accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts. The reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information is received. We are not able to predict changes in consumer creditworthiness. If the weighted financial condition of our customers in general deteriorates, whether from economic circumstances or an increase in higher risk customers, additional allowances may be required. As of May 4, 2004 and February 3, 2004, we had $557,000 and $531,000, respectively, reserved against our current and noncurrent accounts receivable from franchisees. In addition, we evaluate the credentials, business plans and the financial strength of potential franchisees before entering into franchise agreements and before extending credit.

Unaudited Quarterly Results

        The following tables set forth selected unaudited quarterly financial data for the nine quarters ended May 4, 2004. This unaudited quarterly consolidated information, in the opinion of management, includes all adjustments necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Historically, our net sales and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions, adverse economic conditions, a slowdown in home sales, adverse weather conditions, timing of holidays within our quarters or other unfavorable circumstances, particularly as may be specific to Texas or Florida where we have a high percentage of stores. In addition, operating results have been seasonally lower during the first and fourth fiscal quarters than during the second and third fiscal quarters. The operating results for any historical quarter are not necessarily indicative of results for any future period.

	13 Weeks Ended
	April 30, 2002(1)	July 30, 2002(1)	October 29, 2002(2)	January 28, 2003(3)	April 29, 2003(3)	July 29, 2003(3)	October 28, 2003(3)	February 3, 2004(3)	May 5, 2004(3)
	(in thousands)
Net sales	$33,384	$39,243	$39,478	$36,124	$35,303	$41,120	$44,297	$43,551	$42,397
Cost of sales	20,915	23,877	23,430	21,131	20,452	23,213	24,631	26,180	25,204

Gross profit from retail operations	12,469	15,366	16,048	14,993	14,851	17,907	19,666	17,371	17,193
Franchise fees and royalty income	1,266	1,398	1,339	1,166	1,091	1,003	856	793	775

	13,735	16,764	17,387	16,159	15,942	18,910	20,522	18,164	17,968

Operating expenses:
Selling, general and administrative	13,575	14,993	16,512	14,206	15,096	16,916	17,702	17,542	17,843

Income (loss) from operations	160	1,771	875	1,953	846	1,994	2,820	622	125
Other income (expense):
Interest income	27	24	23	15	13	9	12	6	4
Interest expense	(644)	(561)	(577)	(638)	(492)	(489)	(549)	(417)	(391)

	(617)	(537)	(554)	(623)	(479)	(480)	(537)	(411)	(387)

Income (loss) from continuing operations before provision for income taxes	(457)	1,234	321	1,330	367	1,514	2,283	211	(262)
Provision for income taxes	48	35	565	36	134	569	858	79	(84)

Income (loss) from continuing operations	(505)	1,199	(244)	1,294	233	945	1,425	132	(178)
Loss from discontinued operations, net of income taxes	(78)	(60)	(957)	(9)	—	—	—	(512)	—

Net income (loss)	$(583)	$1,139	$(1,201)	$1,285	$233	$945	$1,425	$(380)	$(178)

(1)
Results of predecessor

(2)
Results of predecessor/successor combined. The presentation of combined predecessor and successor results of operations for the thirteen weeks ended October 29, 2002, is intended to provide a more meaningful comparison of results of operations of that thirteen week period with other comparable periods as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Basis of Presentation of Results of Operations, Cash Flows and Unaudited Quarterly Results"

(3)
Results of successor

Seasonality

        Our business is subject to seasonal fluctuations and we generally have experienced more sales and a greater portion of income during the second and third quarters of our fiscal year due to a concentration of summer season holidays, including Memorial Day, the Fourth of July and Labor Day and other seasonal factors. We expect this trend to continue for the foreseeable future.

Summary Disclosures About Contractual Obligations and Commercial Commitments

        The following summarizes certain of our contractual obligations at February 4, 2004 and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Long-term debt, including principal and interest(1)	$31,282	$4,752	$2,636	$5,463	$18,431
Operating leases	60,887	17,038	23,420	13,465	6,964
Management fees(2)	3,100	400	800	800	1,100

Total(3)	$95,269	$22,190	$26,856	$19,728	$26,495

(1)
Includes capital lease obligations classified as long-term debt. We expect to pay off substantially all currently outstanding debt with proceeds from the consummation of this offering.

(2)
Represents management fees payable to Sun Capital in the minimum amount of $400,000 per year, payable quarterly in advance (subject to a maximum of 5% of annual EBITDA) through 2012. We expect to terminate the management services agreement for a payment of $1.6 million with proceeds from the consummation of this offering.

(3)
This table excludes our commitment to purchase a minimum percentage of mattress merchandise from Sealy since the amount in future periods cannot be quantified. We have agreed that more than a majority of the amount we spend on new mattresses will be Sealy-branded products.

Off-Balance Sheet Arrangements

        We do not have any "off-balance sheet arrangements" (as such term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future effect on our financial condition changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

        In October 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard, No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, which replaced SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. Though SFAS No. 144 retained the basic guidance of SFAS No. 121, regarding when and how to measure an impairment loss, it provided additional implementation guidelines. We adopted this statement in the first quarter of fiscal 2002 and do not believe its adoption materially impacts our financial statements.

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other provisions, SFAS 145 rescinds Statement of Financial

Accounting Standard No. 4, Reporting Gains and Losses from Extinguishment of Debt. Accordingly, gains or losses from extinguishment of debt are not reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of APB 30. SFAS 145 was effective for us as of the beginning of the Successor Period. The Company incurred losses on debt extinguishments during October 18, 2002 and fiscal 2003 as described in Note 6 to our audited financial statements appearing elsewhere in this prospectus, which have been included in the results of continuing operations under SFAS 145.

        In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Since the effective date of SFAS 146 and through May 4, 2004, we have not conducted any asset disposal transactions that would be subject to the new standard.

        In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires an entity to disclose in its interim and annual financial statements information with respect to its obligations under certain guarantees that it has issued. It also requires an entity to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002. These disclosures are presented in Note 4 to our audited financial statements appearing elsewhere in this prospectus related to guarantees issued for lease obligations of certain franchisees. The initial recognition and measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of the recognition provisions of FIN 45 had no significant effect on our consolidated financial statements.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), Accounting for Stock-Based compensation—Transition and Disclosure—an amendment of FASB Statement 123. For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method whereby an entity can choose to either (i) restate all periods presented or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards. For fiscal years beginning after December 31, 2003, the prospective method will no longer be allowed. We have adopted the intrinsic value method of accounting for stock-based compensation as prescribed by APB 25 and have no plans to discontinue using this method. Therefore, we do not intend to adopt the transition requirements as specified in SFAS 148.

        In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective for our fiscal 2003 financial statements. We have concluded that independent franchisees, as discussed in Notes 2 and 4 to our audited financial statements appearing elsewhere in this prospectus, are not subject to FIN 46 and are therefore not included in our consolidated financial statements. Furthermore, we do not believe we are a primary beneficiary of a VIE or that we hold any significant interests or involvement in a VIE and, therefore, the adoption of FIN 46 had no impact on our consolidated financial statements.

        In March 2003, the Emerging Issues Task Force ("EITF") finalized Issue No. 02-16 ("EITF 02-16"), Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 requires that consideration received from vendors, such as cooperative advertising funds, be accounted for as a reduction to cost of sales when recognized in the reseller's income statement unless certain conditions are met showing that the funds are used for a specific program entirely funded by an individual vendor, in which case the consideration is accounted for as a reduction in the related expense category. EITF 02-16 also requires that payments received from vendors pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration provided the amounts are probable and reasonably estimable. EITF 02-16 applies to all agreements modified or entered into on or after January 1, 2003. Our accounting policies for vendor incentives were consistent with the requirements of EITF 02-16 prior to its adoption; consequently, adoption of the new standard had no material impact on our financial position and results of operations.

Quantitative And Qualitative Disclosures About Market Risk

        Interest Rate Risk.    Our earnings are affected by changes in interest rates due to the impact those changes have on our interest income from cash equivalents and our interest expense on borrowings under our 2004 credit facility and 2004 subordinated promissory note with interest rates that vary in direct relationship to changes in the prime interest rate. We had approximately $1.4 million and $1.9 million of cash and cash equivalents as of May 4, 2004 and February 3, 2004, respectively, although we did not maintain investments in interest bearing accounts at any time during the fiscal year and 13 weeks then ended, respectively. Our floating rate indebtedness was approximately $27.0 million and $0 million at May 4, 2004 and February 3, 2004, respectively. All of our floating rate debt outstanding at May 4, 2004 originated with the refinancing in March 2004 that resulted in the 2004 credit facility and 2004 subordinated promissory note. If short-term floating interest rates increased by 100 basis points during fiscal 2003, our interest expense, on a pro forma basis after giving effect to the March 2004 financing transactions for all of fiscal 2003, would have increased by approximately $0.3 million during that year. This amount is determined by considering the impact of the hypothetical interest rates on our average amount of floating rate indebtedness outstanding and cash equivalent balances for fiscal 2003.

        Impact of Inflation.    We believe that inflation has not had a material impact on our results of operations for any year during the three-year period ended February 3, 2004. We cannot be sure that inflation will not have an adverse impact on our operating results or financial condition in future periods.

BUSINESS

Overview

        We are the nation's leading specialty retailer of conventional bedding with approximately 300 company-owned and franchised stores in 19 states operated under the Mattress Firm name. We carry a broad assortment of innerspring and specialty mattresses and related bedding products across a wide range of price points. We focus on well-known national brands, featuring the Sealy family of products, as well as Spring Air and Tempur-Pedic. We believe we are the nation's largest specialty retailer of mattresses manufactured by Sealy, which has the largest share of the U.S. bedding market.

        We believe our destination store retail concept provides our customers with a unique and distinctive shopping experience. We offer our customers an extensive product assortment, a strong value proposition and superior services in a conveniently located, comfortable store environment. We believe our key competitive differentiators include: our comfortable and contemporary store design and interior created to appeal especially to our female customers, our same-day "Red Carpet" delivery service, our premier satisfaction and price guarantees, the expertise and service level provided by our professional sales associates and our extended warranty program. Our stores are efficiently-sized at approximately 4,000 square feet for our traditional stores and approximately 6,500 square feet for our supercenter stores, which are a combination of a traditional store and a clearance center. Approximately 30% of our company-owned stores are our supercenter store format. We typically locate our stores in convenient, high traffic areas as free standing units or highly visible end-caps in power center locations.

        Our strategy is to achieve the leading market share position in the markets we serve, which enables us to leverage our brand recognition and our advertising, management and distribution costs. We believe we currently have the leading share of the mattress and bedding products market in 15 of our 32 markets. Our long-term objectives are to increase our brand awareness and market share leadership in our existing markets and identify and enter new markets. These objectives are designed to strengthen our position as the leading specialty retailer of conventional bedding in the United States. As of July 31, 2004, we operated 196 company-owned stores in 18 markets and 102 franchised stores in 14 additional markets.

        Since 2001, we have added several key members to our management team and embarked on a series of strategic and operating initiatives aimed at improving our customer shopping experience, our relative market share positions, Mattress Firm brand awareness and our profitability. We have focused on improving our market share position in our key markets in order to achieve a leadership position and developed a radio and television broadcast media advertising and marketing program to support this goal. In addition, we have developed a new store prototype design for both our traditional stores and our supercenter stores. As of July 31, 2004, approximately 39% of our company-owned stores reflected this new prototype design. Finally, we have invested in enhancing our corporate and operations infrastructure in order to support our continued growth.

Competitive Differentiation and Business Strategy

        We believe the following differentiate us from our competitors and are key to our continuing success:

        Unique Retail Concept.    We believe our destination store retail concept provides our customers with a unique and distinctive shopping experience. We offer our customers an extensive product assortment featuring well-known national brands, a strong value proposition and superior in-store and delivery services in a conveniently located, comfortable store environment.

  •
  Attractive and efficient store format. Our stores are designed to create a distinctive shopping experience for our customers. Our stores are bright and comfortable, with an upscale feel, while our signage and banners convey our strong value proposition. Our standardized racetrack layout and merchandise presentation, organized by comfort choice and price, is designed to make shopping easy for our customers and selling easy for our sales associates. Our efficiently-sized traditional stores are approximately 4,000 square feet and carry a broad assortment of bedding products.

  •
  Supercenter store prototype. We recently developed a new store format of approximately 6,500 square feet, which is a combination of a traditional store and a specially-merchandised clearance center area. These destination store supercenters carry our standard assortment of bedding products and a unique assortment of clearance, overstock and refurbished merchandise which reinforce our strong value proposition. As of July 31, 2004, we operated 58 supercenter stores, which represent approximately 30% of our total company-owned stores.

  •
  Extensive product assortment featuring well-known national brands. We carry an extensive assortment of mattresses and bedding related products in a wide range of comfort choices, styles and price points. We focus on well-known national brands, featuring the Sealy family of products, as well as Spring Air and Tempur-Pedic. We believe we are the nation's largest specialty retailer of mattresses manufactured by Sealy, which has the largest share of the U.S. bedding market. Because of our strong relationships with our key suppliers, we are able to offer our customers many exclusive products that are available only to us in our markets. During fiscal 2003, these exclusive products represented over half of our total mattress sales.

  •
  Superior shopping experience. We believe we provide our customers with a superior level of personalized service both in-store and after-sale. We achieve this service level by offering customers our unique comfort testing process, same-day "Red Carpet" delivery service, comfort satisfaction and price guarantees and our extended warranty program. To ensure this service level is achieved, our professional sales associates are empowered and encouraged to satisfy our customers' value and service requirements.

        Leading Market Share in Key Markets.    We believe we currently have the leading share of the mattress and bedding products market in 15 of our 32 markets. We plan to continue to add new stores to our existing markets to further enhance our market share positions. This strategy enables us to leverage our brand recognition and our advertising, management and distribution costs in order to increase our return on invested capital in each market we serve. Our continuing shift from a print-based to radio and television broadcast media-focused advertising and marketing program is consistent with our strategy of increasing our relative market share. We believe our strong brand recognition and leading market share positions enable us to utilize radio and television broadcast media advertising on a cost effective basis and are significant competitive advantages.

        Effective Distribution Strategy.    We have developed an effective distribution strategy which enables us to provide our customers with a superior delivery service experience and allows us to achieve a high level of inventory turnover. In substantially all of our markets, a single distribution center serves all of the stores in that market. We have developed strong vendor relationships with our key suppliers who deliver to our distribution centers within 48 hours of ordering by our purchasing staff. In certain key markets, we provide same day delivery to our customers' homes approximately half of the time. As a result of our efficient distribution process and favorable vendor terms, we are able to minimize the inventory required for our stores.

        Experienced Management Team.    Over the past several years, we have strengthened our management team by adding a number of key executives with extensive bedding and retail industry experience. The five key members of our current senior management team have 67 years of combined experience in the bedding industry. Gary T. Fazio, our Chairman of the Board, President and Chief Executive Officer since 2001, has 32 years experience in the bedding industry, including 20 years with Sealy as Vice President of Sales from 1990 to 1998 and General Manager of Sealy's domestic bedding group from 1998 to 2001. We also expanded our field management by adding a number of experienced regional and district managers.

Growth Strategy

        Our long-term objectives are to increase brand awareness and market share leadership in existing markets and identify and enter new markets. These objectives are designed to strengthen our position as the leading specialty retailer of conventional bedding in the United States. To achieve our objectives we intend to:

        Expand our Store Base.    We believe the differentiation of our unique retail concept, our proven market-level economic model and the fragmentation of our industry provide us significant opportunities to continue new store expansion in existing markets and enter new markets. While our primary growth strategy will continue to be through organic growth, we would consider, under certain circumstances, acquiring bedding specialty store competitors, in either existing or new markets, or our own franchise operations.

  •
  Existing markets. Our goal is to strengthen our market share relative to our competitors and achieve the leading share position in each of our existing markets. With respect to company-owned stores, in fiscal 2004, we have opened or plan to open 34 stores and close 12 stores, and in fiscal 2005, we plan to open 35 stores and close 17 stores.

  •
  New markets. We plan, beginning in fiscal 2006, to expand our store base by entering new markets where we believe we can achieve a potential leadership market share within 24 to 36 months. Markets will be identified based on the availability of attractive and affordable real estate, current competition and overall market characteristics. We plan to open company-owned stores in markets larger than two million people. We also plan to open new franchises in markets with populations of less than two million.

        Company-Owned Store Renovation and Relocation Program.    Three years ago, we launched a major renovation program to upgrade our stores to our new design format. These renovations include new display fixtures, wood, carpet and ceramic tile flooring, paint and improved signage. Since the beginning of fiscal 2001, we have renovated a total of 30 company-owned stores and we anticipate that approximately half of our company-owned stores will reflect our new design format at the end of fiscal 2004. Based on the positive results of these relocated and renovated company-owned stores, we plan to continue this program with the objective that approximately 72% of our total company-owned stores will reflect our new design format at the end of fiscal 2005.

        We also plan to continue our strategy of relocating our company-owned stores in situations where a better location becomes available in terms of store visibility, competitive position and changing shopping patterns and demographics. Since the beginning of fiscal 2001, we have relocated nine company-owned stores. Both our relocated and renovated stores have had a significant positive impact on our average store sales productivity and market profitability. In addition, with respect to company-owned stores in existing markets, in fiscal 2004, we have relocated or renovated or plan to relocate or renovate 26 stores and in fiscal 2005, we plan to relocate or renovate 43 stores.

        Increase our Sales and Profitability.    To continue to increase our sales and profitability we plan to:

  •
  leverage fixed market expenses such as advertising, distribution and management by continuing to add more stores to existing markets;

  •
  increase our new and comparable store sales through more effective advertising as we expand our radio and television broadcast media program to additional markets and implement new sales associate training programs, including the roll-out of our Mattress Firm in-store television network;

  •
  continue our aggressive store renovation and relocation program; and

  •
  increase our corporate operating margins by leveraging our fixed expenses such as information systems, distribution capabilities and management over a larger sales base.

Industry and Competition

        Overview.    The U.S. bedding industry is a large, stable growth industry. According to the International Sleep Products Association, or ISPA, total U.S. wholesale bedding shipments, including mattresses and foundations, totaled $5.0 billion in 2003, an increase of 5.8% over 2002. Historically, the industry has grown at an average of approximately 6.0% per year in wholesale shipments over the past 20 years, despite several economic downturns. In recent years, the average size and prices of mattresses sold in the U.S. have increased, according to ISPA.

        We believe that current demographic trends support the outlook for continued long-term growth in the U.S. bedding industry. In particular, "baby boomers" (people born between 1946 to 1964) are reaching their peak earnings years and generally spend more on home furnishings and related products than younger consumers. This affluent, aging segment of the population also purchases vacation and second homes, as evidenced by the increasing number of such homes in the U.S. Other factors driving the demand for bedding include an all-time high U.S. home ownership rate of 69% and larger average-sized homes, according to the U.S. Census Bureau. Industry advertising initiatives and studies conducted by the Better Sleep Council have increased consumer awareness of the health benefits of a good night's sleep. We believe that all of these trends have contributed to the bedding industry's growth and stability.

        Bedding Manufacturers.    The bedding industry is comprised of nearly 800 manufacturers with sales concentration among the largest four producers. In 2003, Sealy, Simmons, Serta and Spring Air, the largest manufacturers in the world, accounted for approximately $2.9 billion in wholesale shipments, or 58.7% of the total shipments. In general, the bedding industry has faced little competition from imported products. This is a result of the short lead times required by mattress retailers, high shipping costs and a relatively low direct labor expense in mattress manufacturing.

        According to HFN Magazine, Sealy, our largest supplier, is the largest and most recognized bedding brand in the world and the ninth most recognized home products brand overall, accounting for approximately 21.3% of all bedding shipments last year. While specialty sleep products, such as foam and air bedding, have experienced significant growth in recent years, traditional innerspring mattresses still accounted for approximately 90% of total bedding sales in 2003, according to ISPA.

        Bedding Retailers.    According to Furniture/Today, U.S. consumers spent approximately $9.2 billion on bedding products at retail in 2002. According to Furniture/Today, the market is highly fragmented with the top ten retailers accounting for approximately 25.0% of total sales in 2002. We primarily compete based on store location, advertising, service, price, product selection and brand name recognition.

        A majority of bedding in the U.S. is sold through the following channels:

  •
  Bedding specialty stores—Like Mattress Firm, these stores focus exclusively on bedding products. The bedding specialty store channel has gained significant market share in recent years and is the fastest growing retail segment in the bedding industry. We are the nation's leading specialty retailer of conventional bedding by sales and number of stores.

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  Traditional furniture stores—The stores included in this category generally dedicate a majority of their retail floor space to home furnishings other than bedding. While this channel has historically dominated the U.S. retail bedding industry, it has lost market share in recent years.

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  Department stores—This channel includes many of the larger national chains selling a variety of products from clothing to home furnishings. Like traditional furniture stores, department stores have lost market share in the bedding category in recent years.

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  Warehouse clubs—These large membership clubs sell a wide variety of food and non-food merchandise at relatively low prices and are particularly attractive for consumers seeking one-stop shopping. Generally, the warehouse clubs carry a limited bedding selection but have gained market share in the retail bedding market in recent years.

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  Other—This category includes catalogs, telemarketing, direct marketing, furniture rental stores and factory direct operators, which cater to consumers seeking alternatives to purchasing mattresses at locations other than traditional retail outlets. The segment's market share has been flat in recent years.

        As shown below, the bedding specialty store channel has grown from approximately 29% of the market in 1998 to approximately 33% of the market in 2002, making it the fastest growing retail segment in the bedding industry. Over the same period, traditional furniture stores and department stores have declined in market share from 42% to 40% and 14% to 11%, respectively. As a specialty retailer, we believe that our exclusive focus on bedding products provides an attractive purchasing option for consumers, and as the nation's leading specialty retailer of conventional bedding, we are well-positioned within this segment.

Bedding Sales by Retail Channel

Source: Furniture/Today, 2003 Bedding Yearbook.

Merchandising

        We believe our destination store retail concept provides our customers with a unique and distinctive shopping experience, by offering an extensive product assortment, featuring well-known national brands, a strong value proposition and superior in-store and delivery services in a conveniently located, comfortable store environment.

Products

        We offer a broad assortment of mattresses and bedding related products across a wide range of price points. We focus on the conventional innerspring mattress segment which represents approximately 90% of the total U.S. bedding market. We carry 38 to 41 different bedding models and styles and feature well known national brands, with an emphasis on the Sealy family of products, as well as Spring Air and Tempur-Pedic. We also offer our customers a line of "Mattress Firm Direct" private label products which represented approximately 14% of our total sales in fiscal 2003. Our private label strategy is to provide our customers a greater choice of values.

        Because of our strong relationships with our key suppliers, we are able to offer our customers many exclusive products, available only to us in our markets. These products have unique enhancements not generally available from our suppliers. These exclusive products represent over half of our mattress sales and add to our competitive differentiation.

        Our traditional stores carry limited quantities of special/opportunistic buys, in many instances made available because of our strong supplier relationships. Our supercenter stores carry additional special buys as well as refurbished and marked-down merchandise. In addition, all stores carry an assortment of related bedding accessories, including bed frames, futons, headboards, footboards, mattress pads and pillows, which represented less than 10% of our sales from company-owned stores in fiscal 2003. We also offer our customers delivery services and stain resistant guarantees.

National Brand Focus

        Our merchandise strategy is focused on offering our customers well-known national brands, featuring the Sealy family of products, America's leading bedding brand based on both sales and brand awareness. We carry Sealy's Posturepedic line as well as Sealy's luxury Stearns & Foster line, America's number one luxury brand, under a strategic merchandise supply agreement described in more detail below. We also carry other leading brands such as Spring Air, America's fourth largest mattress brand, and Tempur-Pedic, a specialty foam product which is America's fastest growing mattress product. We currently carry Tempur-Pedic products in more than half of our stores.

Pricing Strategy

        Our strong value proposition is a critical element of our merchandise strategy. Our pricing policy is to offer our customers the best possible value in our markets, supported by event-driven print and radio and television broadcast media advertising and promotions. We offer our customers a 5% low price guarantee whereby we will beat our competitors' prices by 5% on comparable Sealy or Spring Air mattress sets at any time up to three months after purchase. We supplement our regular merchandise line-up with special buys and refurbished and clearance products at our supercenter stores to reinforce our value proposition and strong price image. We offer a wide range of price points from promotional to premium which we believe covers over 90% of the industry's price points, as follows:

Twin	(piece)	$59-$1,429
Full	(piece)	$99-$1,649
Queen	(set)	$199-$2,999
King	(set)	$399-$3,699

Superior Customer Service

        We enhance our customers' shopping experience with a superior level of service. Our sales associates are well trained as bedding experts and in our unique comfort testing process which allows our sales associates to convey to our customers that Mattress Firm is "Where it's Easy to get a Great Night's Sleep!" Their goal is to simplify the sales process and narrow customer choices to the one that meets his or her comfort and price needs. They are also trained to explain our comfort and price guarantees as well as our third-party deferred financing programs and product warranties. They are trained and empowered to satisfy our customers' comfort, value and service requirements consistent with established company guidelines.

        After-sale service is also an important part of our overall customer service offering. We believe our same-day "Red Carpet" delivery service is unique in the industry and allows us to provide same day delivery service approximately half of the time in our key markets. We accomplish this through our efficient distribution system in which a distribution center in each market services all of the stores in the local market using multiple, contracted delivery services. We also provide our customers with a warranty program for returns for comfort reasons and an extended manufacturer's warranty for product defects.

Store Design and Layout

        Our stores are designed to be comfortable and easy-to-shop. We utilize two store prototypes, including our traditional store format which averages approximately 4,000 square feet and our new, larger supercenter store format which averages approximately 6,500 square feet. Our traditional stores are bright and open and have a warm, contemporary feel. We use wood, ceramic tile and carpet flooring and natural wood fixtures and shutters to create a comfortable, home-like look and feel. By offering 38 to 41 models per store, we convey category dominance. Our supercenter stores incorporate all of the design elements of our traditional stores, and have a specially-merchandised warehouse racking area to display our clearance, overstock and refurbished products. The warehouse racking merchandise display and signage reinforce our value proposition.

        Our interior and exterior signage is an important element of our store design and selling strategy. We utilize bright banners, signs and lifestyle photographs to highlight the important features of each of our products as well as promotional pricing information. We display light boxes and neon signs in our windows to convey our national brand focus and value proposition.

        We utilize a standardized systemwide layout which incorporates our racetrack floor plan. We display our merchandise first by comfort level (pillowtop, plush, firm) and then by price. Our store layout and merchandise display techniques are designed to make it easy for our customers to shop and easy for our sales associates to sell our products and services.

Marketing and Advertising

        Historically, our marketing and advertising program was a balance of 80% to 85% print and 10% to 15% broadcast media designed to promote our competitive prices and our well-known national brand focus. Beginning in early fiscal 2003, we initiated a major change in our marketing and advertising strategy. The objective of the change was to shift from our historical print-based program that focused primarily on price, to a radio and television broadcast media program designed to build greater recognition of the Mattress Firm brand and emphasize all of our key competitive strengths. These include our Firm Guarantees, including our comfort guarantee, price guarantee, extended warranty and same day "Red Carpet" delivery service, and our professional bedding experts, the combination of which we believe is unique in our industry. We continue to emphasize our strong relationship with Sealy and Sealy's brand recognition.

        Our new broadcast media program is an integral part of our overall growth and branding strategy which includes our new store design, our new logo, our interior and exterior signage and our point of purchase materials. We began testing the radio and television broadcast media program on a market-by-market basis in several key markets starting in February 2003. Our growth strategy of clustering stores in our key markets in order to achieve a leading market share position enables us to employ this aggressive radio and television broadcast media strategy on a cost-effective basis. Our goal is to be the leading bedding specialty store advertiser in each of our markets, which we believe can be a key competitive strength, potentially raising barriers to entry.

        The results of our new marketing and advertising strategy in these markets has been positive to date, generally increasing same store sales, gross margin and market share. Based on these results, we plan to continue to roll out this program on a market-by-market basis. We are also developing the Mattress Firm in-store television network which will serve as an additional marketing and advertising vehicle. We will produce specially-created television programs for our customers to view in our stores which highlight our product features and our Mattress Firm guarantees.

Purchasing and Distribution

        Our merchandising team is responsible for all product selection, supplier negotiations, procurement, initial pricing determinations, product marketing plans and promotions, and coordination with local store and distribution center managers to establish stock levels and product mix. Our merchandising team also regularly communicates with our field management and franchisees to monitor shifts in consumer preferences and market trends.

        We currently operate 16 distribution centers that service all of our company-owned markets. Our two major vendors ship and replenish merchandise to each of our distribution centers within 48 hours of order, up to seven days per week. We replenish our distribution centers based on the rate of sales, promotions and predetermined stocking levels. Our merchandise is received, inspected and processed at our distribution centers and then delivered to our customers' homes or to our stores. In our key markets, we deliver merchandise to our customers' homes on the same day of purchase approximately half of the time. We utilize multiple, contracted delivery services for the delivery of merchandise from our distribution centers to our customers' homes.

Retail Store Operations

        The objective of our store operations program is to provide our customers with a superior level of customer service by staffing our stores with enthusiastic sales associates, training those associates in our unique comfort testing process and product features, and compensating our associates consistent with our customers' value and service needs and our financial objectives.

Store Staffing and Field Management Organization

        Our store operations approach is centralized, with corporate-level guidelines providing system-wide consistency while permitting store level flexibility to meet our customers' value and service requirements. We employ regional, district and area managers who are responsible for hiring and training store associates, assistant managers and store managers, ensuring chain-wide consistency of merchandise presentation, communicating corporate information to the stores and monitoring sales and profit performance. In addition, our field management is responsible for developing store managers, assistant managers and sales associates for succession and career development purposes.

        Each store is staffed with one store manager and one to four sales associates, depending on the sales volume of the store. Store managers are responsible for maintaining visual merchandise presentations, ensuring the cleanliness and orderliness of the store and monitoring store performance.

Hiring and Training

        We attempt to recruit sales associates who are motivated and seeking a career in retail sales. We hire sales associates directly from college as well as from other retail consumer product backgrounds.

        All of our sales associates attend our extensive in-house national training program, as well as product training sessions provided by vendors. This training emphasizes product knowledge and selling skills which are important components of our comfort testing approach. Our Human Performance Department is responsible for developing and providing new-hire training, corporate training curriculum and field visits, as well as conducting training annually and on weekly sales calls.

        We have recently piloted the Mattress Firm in-store television network, designed as an additional training and in-store advertising and marketing tool, connecting all of our stores via a closed-circuit network. We will use specially-created television programs to highlight product features and our Mattress Firm guarantees for our customers to view in-stores. In addition, we will develop unique training modules for our sales associates to be viewed before the store opens and during our weekly sales calls. To enhance our customer service, we have recently developed sales training and performance measurement tools such as traffic counters in selected stores to monitor sales closure rates and telephone and video-shopping services to monitor sales associate performance.

Compensation

        Our store associate compensation system is competitive and designed to create an incentive and urgency to sell. In addition to a base salary drawn against commissions, our sales associates can earn incentive bonuses based on store performance. All of our field management earn a base salary and are eligible for incentive bonuses based on certain performance criteria, overall company performance criteria and corporate financial objectives. All of our field management and full-time store associates are eligible for monthly performance-based bonuses. We believe our sales associates are compensated at or above the level of other commission-based specialty retailers.

Franchise Operations

        As of July 31, 2004, our six franchisees operated 102 stores in 14 markets. In fiscal 2003, we received $3.7 million in franchise fees and royalty income from our franchisees. We grant franchises by market, and have granted more than one franchise to some of our franchisees. Although we have franchises in the Atlanta, Denver and St. Louis markets, most of our current franchises are located in markets with a population of less than two million people.

        Each franchisee executes a franchise agreement containing standard terms and pays an initial franchise fee. The following summarizes certain of the standard terms of our typical existing franchise agreements:

        Our standard franchise agreement gives franchisees the exclusive right to operate Mattress Firm stores in a specified territory for a 30 year term, renewable at the option of the franchisee for an additional ten year period, subject to certain conditions. The agreement requires franchisees to operate their businesses in accordance with our standard operating procedures, including specifications for the appearance, floor plans, signage, fixtures, displays, staffing and operations of stores. Franchisees must also provide us with quarterly profit and loss statements, so we can monitor their ongoing performance and proactively identify any trouble areas, and we have the right to inspect and audit their books and records at any time during business hours. During the term of a franchise agreement and, subject to certain geographic limitations, for three years thereafter, franchisees may not operate, directly or indirectly, any other business selling bedding products or furniture.

        In addition to the initial fee of $9,000 payable upon grant of the franchise, each franchisee must pay an additional $9,000 fee upon the opening of each additional store, the location of which must be approved by us. Our franchisees also pay us bi-monthly continuing fees or royalties equal to 3% of their gross sales. In exchange, we must provide franchisees with our standard operations manual, sales training and radio and print advertising materials, and assistance in selecting store sites. We also have a right of first refusal on the sale of each franchise and/or the equipment and inventory incidental thereto.

        In June 2004, we revised our standard form of franchise agreement to provide for an initial term of 15 to 20 years, a fee of $20,000 payable upon the grant of the franchise and upon the opening of each new store in that market and a non-compete provision of three years. Only one franchisee has entered into this new standard franchise agreement to date.

Retail Stores and Markets

        The following illustrates all of the markets by state in which our company-owned and franchised stores were operated and the number of stores per state and market as of July 31, 2004.

6
8
19
16
4
14
1
1
20
5
12
21
9
6
95
1
6
25
29

● Company-Owned Markets

▲ Franchised Markets

Stores in Company-Owned Markets

Arizona
- Phoenix – 20

Florida
- Daytona Beach – 2
- Jacksonville – 8
- Tampa – 19

Indiana
- Indianapolis – 6

Kansas
- Kansas City – 1
- Wichita – 3

Kentucky
- Cincinnati – 1

Louisiana
- Baton Rouge – 2
- New Orleans – 4

Mississippi
- Memphis – 1

Missouri
- Kansas City – 8

Ohio
- Cincinnati – 6
- Columbus – 9

Oklahoma
- Oklahoma City – 5

Tennessee
- Memphis – 5
- Nashville – 7

Texas
- Austin – 8
- Dallas – 37
- Houston – 29
- San Antonio – 15

Stores in Franchised Markets

Colorado
- Denver – 16

Georgia
- Atlanta – 25

Illinois
- St. Louis – 1

Indiana
- Ft. Wayne – 2

Missouri
- St. Louis – 6

New Mexico
- Albuquerque – 8
- El Paso – 1

New York
- Buffalo – 6

North Carolina
- Charlotte – 7
- Raleigh – 7
- Greensboro/ W. Salem/H. Point – 6
- Asheville – 1

Ohio
- Toledo – 4

South Carolina
- Charleston – 3
- Greenville – 3

Texas
- Corpus Christi – 3
- El Paso – 3

Site Selection

        Our site selection strategy is to select or develop premium locations which maximize our sales per store. We select geographic markets and store sites on the basis of demographics, quality and neighboring tenants, store visibility and signage opportunities, accessibility and lease economics. Key demographics include population density, household income and growth rates. We also utilize relative market share analyses to determine the likelihood of becoming the market leader in each market we serve within a certain period of time.

        We have an internal real estate group which identifies opportunities for new and relocated stores with the involvement of our senior executives. We also contract with third party real estate brokers in each of our markets to identify sites and negotiate lease details. We prefer to develop freestanding stores located on premium pad sites in front of power strip centers. If a pad site is unavailable, we prefer to locate our in-line stores on the end cap of the strip center. Generally, we seek to locate our stores in power centers with major retailers, such as Target, or other specialty and home furnishings retailers, such as Pier One, The Home Depot, Bed Bath & Beyond and Best Buy.

Hours

        Our stores are open 362 days a year, seven days a week, generally from 10:00 a.m. to 9:00 p.m. Monday through Friday, 10:00 a.m. to 8:00 p.m. on Saturday and 12:00 p.m. to 6:00 p.m. on Sunday.

Seasonality

        Our business is subject to seasonal fluctuation, with the highest sales activity normally occurring during the second and third quarters of our fiscal year.

Properties

        Our corporate headquarters are located in Houston, Texas and adjoin our Houston distribution center and a traditional store, where we currently lease an aggregate of 54,700 square feet. The lease term concludes on September 19, 2008, subject to renewal options. We intend to expand, develop and remodel our headquarters and adjoining distribution center and store over the next year.

        We lease all of our company-owned stores, which are located in various cities in Texas, Florida, Arizona, Kansas, Tennessee, Oklahoma, Missouri, Ohio, Indiana, Louisiana, Mississippi and Kentucky. Initial lease terms are generally for five to ten years, and most leases contain multiple five-year renewal options and rent escalation provisions. We have historically been able to renew or extend leases for our company-owned existing stores. Our franchisees also lease their own space. As of July 31, 2004, we leased 196 company-owned stores and our franchisees leased 102 stores. At the end of fiscal 2003, our leases for company-owned stores had initial terms expiring as follows:

Fiscal Year During Which Initial Lease Term Expires	Stores
2004	12
2005	52
2006	34
2007	20
2008	35
2009	23
2010 and thereafter	20

Total	196

        We also currently lease several distribution centers which generally are subject to five-year leases, most of which contain renewal options ranging from two to ten years. As we expand our operations, we may need to find additional distribution center locations. We believe that we would not have any difficulty replacing these facilities if we were required to do so. The following chart illustrates the locations of our 16 distribution centers in markets with company-owned stores, the lease termination date (assuming no exercise of renewal options, if any) and square footage:

Location	Lease Termination Date	Square Footage
Austin, Texas	04/30/06	20,400
Blue Ash, Ohio	05/30/05	9,065
Dallas, Texas	04/30/08	42,687	*
Dublin, Ohio	01/31/07	9,370	*
Houston, Texas	02/28/06	54,700	*
Indianapolis, Indiana	10/31/06	12,626	*
Jacksonville, Florida	10/31/06	16,200	*
Memphis, Tennessee	07/31/08	14,299	*
Nashville, Tennessee	09/30/06	15,000	*
New Orleans, Louisiana	01/30/06	13,154	*
Oklahoma City, Oklahoma	08/30/05	10,000
Overland Park, Kansas	06/30/05	18,303
Phoenix, Arizona	08/31/09	29,672	*
St. Petersburg, Florida	03/31/09	34,500	*
San Antonio, Texas	07/31/05	23,275
Wichita, Kansas	12/31/05	5,600	*

*
This facility includes both a distribution center and a retail store.

Information Systems

        Since February 2003, we have been in the process of implementing a new, fully integrated point-of-sale system from GERS Retail Systems in all of our company-owned markets. This system tracks, on a real-time basis, point-of-sale, inventory receipt, distribution, merchandise movement and financial information. This system allows us to review and adjust sales and inventory levels and to monitor and adjust future inventory plans as necessary. We have installed this new system in all of our markets and we expect to complete implementation by September 2004.

        Our stores, distribution centers and corporate office are connected by a Virtual Private Network (VPN) that allows us to take advantage of the cost efficiencies of the Internet, without compromising data security. The server and communication hardware that facilitates the VPN are housed in a secure, off site location.

        During the next few months we will leverage our VPN to route our bank card and third-party financing authorization and funding through our server. By the beginning of fiscal 2005, we plan to expand our use of bar code scanning technology for use in receiving and delivery functions at our distribution centers.

        We believe our management information systems efficiently support our current operations and provide the foundation for future growth.

Employees

        As of July 31, 2004, we had approximately 600 employees, substantially all of whom were employed by us on a full-time basis. None of our employees is covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Supply Agreements with Sealy

        We have a strategic merchandise supply agreement with Sealy, pursuant to which we are obligated to purchase and display a minimum percentage of Sealy products in our stores. This obligation is conditioned upon the sales performance of Sealy's products in our stores, among other things. The agreement requires that we spend more than a majority of our total dollars spent on wholesale new mattresses on Sealy products, including a minimum amount on premium products. Our minimum obligations to purchase Sealy products are measured in successive six-month periods, corresponding to each half of our fiscal year. During each six-month period, the agreement also requires us, under certain circumstances, to maintain a minimum SKU count of Sealy's products in each store exceeding a specified square footage and limit the number of other brands that we may sell. We are also obligated to treat Sealy products fairly in terms of merchandising and marketing and at least as favorable as other products in terms of advertising, promotion and sales commissions. Sealy is obligated to provide competitive products to enable us to satisfy our minimum obligations to purchase Sealy products. In the event of simultaneous failures to perform, the agreement provides a mechanism for mutual remediation. The agreement terminates in 2009, unless automatically extended as the result of a breach by us of our minimum purchase obligations or as otherwise agreed by the parties.

        The agreement also provides us with co-op advertising and purchase subsidies, point of purchase materials, certain discounts on the purchase of floor samples and new store opening funds. The agreement also covers certain pricing and payment terms as well as return and delivery policies.

        We also have a private label supply agreement with Sealy, pursuant to which Sealy has agreed to sell certain non-Sealy brand or private label mattresses and foundations to us on a cost-plus fixed profit percentage basis, plus certain additional costs. We are not paid any co-op advertising, promotions, subsidies, incentives, volume or other rebates on any of our purchases of these non-Sealy brand or private label products pursuant to the agreement. Sealy is not liable for returned products under the agreement. The agreement continues until terminated by either party upon four months notice.

Government Regulation

        We believe that we are in compliance in all material respects with the laws to which we are subject. In particular, our business subjects us to regulation in the following areas:

  •
  Regulations relating to consumer protection and the bedding industry. Our operations are subject to state and local consumer protection and other regulation relating to the bedding industry. These regulations vary among the states where we operate. The regulations generally impose requirements as to the proper labeling of bedding merchandise, restrictions regarding the identification of merchandise as "new" or otherwise, controls as to hygiene and other aspects of product handling and sale and penalties for violations. Although we believe that we are in substantial compliance with these regulations and currently are implementing a variety of measures to promote continuing compliance, we may be required in the future to incur expense and/or modify our operations in order to ensure such compliance.

  •
  Franchise laws and regulations. We are also subject to Federal Trade Commission regulations and various state laws regulating the offer and sale of franchises. The FTC and various state laws require us to furnish to prospective franchisees a franchise offering circular containing prescribed information. We are currently registered to offer and sell franchises in seven states and are currently exempt from the franchise registration requirements in five states based upon "large franchisor" exemptions because of our experience and size, which exemptions generally require a net worth of at least $5 million to $15 million (depending on the state). The states in which we are registered, and a number of states in which we may franchise, require registration of a franchise offering circular or a filing with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time which provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines or other penalties or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results.

Litigation

        From time to time, we are involved in legal proceedings in the ordinary course of our business. We are not currently involved in any pending legal proceedings that we believe could have a material adverse effect on our financial position or results of operations.

MANAGEMENT

        The following table sets forth our executive officers, key employees, directors, and director nominees and their ages as of July 31, 2004:

Name	Age	Position
Gary T. Fazio	53	Chairman of the Board, President and Chief Executive Officer
James R. Black	45	Executive Vice President and Chief Financial Officer
Daniel J. McGuire	43	Executive Vice President—Sales Operations
Bryan D. Ives	52	Director of Information Technology
Michael E. Shaw	44	Director of Advertising
Gary D. White	47	Director of Real Estate
C. Daryl Hollis	60	Director Nominee
Rodger R. Krouse	43	Director
Marc J. Leder	42	Director
George R. Rea	66	Director Nominee
Patrick J. Sullivan	49	Director Nominee

        Gary T. Fazio became our Chairman of the Board, President and Chief Executive Officer in January 2001. Prior to that, Mr. Fazio was employed by Sealy, a mattress manufacturer, for 20 years, most recently serving as the General Manager of Sealy's domestic bedding group from April 1998 until January 2001 and as the Vice President of Sales from July 1990 until April 1998.

        James R. Black became our Executive Vice President and Chief Financial Officer in September 2000. From April 1994 until September 2000, Mr. Black was a senior audit manager at PricewaterhouseCoopers LLP, where he served as the lead auditor of our fiscal 1998 and fiscal 1999 audits. He is a licensed CPA and member of the American Institute of Certified Public Accountants and the Texas Society of CPAs.

        Daniel J. McGuire joined Mattress Firm in 1996 to manage our Houston and Dallas operations. Since August 1998, he has served as Executive Vice President—Sales Operations. Prior to 1996, Mr. McGuire managed his own bedding inspection service company and acted as vice president of operations for Phoenix Engineering Corporation. Mr. McGuire has over 20 years of experience in the retail bedding industry.

        Bryan D. Ives joined Mattress Firm in January 2003 as Director of Information Technology. From 2000 to 2003, Mr. Ives worked for Office Furniture Unlimited, Inc. in Houston, Texas as chief financial officer. From February 1982 to August 2000, Mr. Ives served as Controller/IT Director for Finger Furniture Company, Inc. Mr. Ives is a licensed CPA.

        Michael E. Shaw joined Mattress Firm in April 2001. Mr Shaw first became involved with Mattress Firm in December 1998 as the owner of our Hartford market franchise. From February 1996 through November 1998, Mr. Shaw worked in sales and marketing for Northwest Airlines.

        Gary D. White has been Director of Real Estate since February 2003. From January 2000 to January 2003, Mr. White was an independent real estate broker. From 1988 through 1999, Mr. White was a retail site selection specialist for Fred Arnold Company, which from 1990 through 1999 was affiliated with Phillips Smith Specialty Retail Group, a venture capital company specializing in start up and emerging growth retail companies. During this time, Mr. White and his associates developed and managed brokerage networks securing locations for retail clients, including Mattress Firm, La Madeline French Bakery and Café, A Pea in the Pod, Ulta Cosmetics, and Bookstop Bookstores.

        C. Daryl Hollis will serve as a director upon or shortly after consummation of the offering. Mr. Hollis has been an independent business consultant since September 1998. From May 1996 to

August 1998, Mr. Hollis served as the Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices. Mr. Hollis is a director of Catalina Lighting, Inc., LOUD Technologies, Inc., Medical Staffing Network Holdings, Inc., Northland Cranberries, Inc. and SAN Holdings, Inc., each of which, with the exception of Medical Staffing Network Holdings, Inc., is an affiliate of Sun Capital.

        Rodger R. Krouse has been a director since October 2002. Since 1995, Mr. Krouse has been Managing Director of Sun Capital Partners, Inc., a private investment firm which he co-founded. Prior to forming Sun Capital in 1995, Mr. Krouse was a Senior Vice President of Lehman Brothers in New York. Mr. Krouse is a director of Catalina Lighting, Inc., LOUD Technologies, Inc., Northland Cranberries, Inc. and SAN Holdings, Inc., each of which is an affiliate of Sun Capital.

        Marc J. Leder    Mr. Leder has been a director since October 2002. Since 1995, Mr. Leder has been Managing Director of Sun Capital Partners, Inc., a private investment firm which he co-founded. Mr. Leder is a director of Northland Cranberries, Inc., LOUD Technologies, Inc., One Price Clothing Stores, Inc., SAN Holdings, Inc., Catalina Lighting, Inc., each of which is an affiliate of Sun Capital.

        George R. Rea will serve as a director upon or shortly after consummation of the offering. Mr. Rea has held various senior management positions in several high technology companies, retiring as Executive Vice President of Conner Peripherals, Inc., a designer and manufacturer of computer storage products, in 1994. Since retiring, Mr. Rea has been an independent business consultant. Mr. Rea is a director of Catalina Lighting, Inc., LOUD Technologies, Inc., Northland Cranberries, Inc. and SAN Holdings, Inc., each of which is an affiliate of Sun Capital.

        Patrick J. Sullivan will serve as a director upon or shortly after consummation of the offering. Mr. Sullivan has been a retired business executive since 1999. From 1993 to 1999, Mr. Sullivan served as Vice President of Merchandising for the Components and Peripherals Division of Digital Equipment Corporation, a computer company. Mr. Sullivan is a director of Catalina Lighting, Inc. and Northland Cranberries, Inc., each of which is an affiliate of Sun Capital.

        Our board of directors currently consists of three members. We expect our board, before or shortly after the closing of this offering, to consist of seven individuals. Our board of directors is elected annually. Effective upon this offering, our board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Class I directors will serve for a term ending upon the annual meeting of stockholders held in 2005, Class II directors will serve for a term ending upon the annual meeting of stockholders held in 2006 and Class III directors will serve for a term ending upon the annual meeting of stockholders held in 2007. At each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders held in 2005, successors to the class of directors whose term expires at such annual meeting shall be elected for a three-year term.

        Our executive officers are elected by the board of directors and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or officers.

Committees of the Board of Directors

        Upon the consummation of this offering, our board of directors will have an audit committee, a compensation committee and a governance and nominating committee. Our board of directors may from time to time establish other committees.

        Audit Committee.    Our audit committee will consist of Messrs. Hollis, Rea and Sullivan, each of whom will be an independent director as defined under the Nasdaq National Market listing standards and applicable securities laws. Mr. Hollis will satisfy the "audit committee financial expert" criteria established by the Securities and Exchange Commission. We intend to comply with current and future requirements of the Nasdaq and SEC rules and regulations pertaining to audit committees, to the extent that they become applicable to us.

        The primary responsibilities of the audit committee will be to:

  •
  oversee management's conduct of our financial reporting process and systems of internal accounting and financial control;

  •
  select the independent public accountants to conduct the annual audit of our books and records;

  •
  review the proposed scope of the audit;

  •
  approve the audit fees to be paid;

  •
  monitor the independence and oversee the performance of our outside auditor;

  •
  provide an avenue of communication among the outside auditor, management and our board of directors; and

  •
  make reports and recommendations to our board and our stockholders as necessary under the rules of the Nasdaq National Market, the SEC or as otherwise within the scope of its functions.

        Compensation Committee.    Our compensation committee will consist of Messrs. Hollis, Rea and Sullivan, each of whom will be an independent director as defined under the Nasdaq National Market listing standards. The compensation committee will approve, administer and interpret our compensation and benefit policies, and will provide a general review of our compensation plans to ensure that they meet corporate objectives. The compensation committee will be responsible for establishing our chief executive officer's compensation and recommending to the board or establishing compensation for our other executive officers.

        Nominating and Governance Committee.    Our corporate governance and nominating committee will consist of Messrs. Hollis, Rea and Sullivan, each of whom will be an independent director as defined under the Nasdaq National Market listing standards. Our corporate governance and nominating committee will be responsible for, among other things:

  •
  reviewing board structure, composition and practices and making recommendations on these matters to our board of directors;

  •
  reviewing, soliciting and making recommendations to our board and stockholders with respect to candidates for election to the board of directors; and

  •
  overseeing compliance by our employees with our code of conduct and ethics.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

        We expect that each of our non-employee directors will receive cash compensation of $25,000 per year for their services as directors, with the chairman of our audit committee to receive additional compensation of $12,500 per year for serving in that capacity. Non-employee directors will have the opportunity under our 2004 Equity Compensation Plan to receive their compensation in the form of shares of our common stock, instead of cash, if they choose to do so. Except for reimbursement for reasonable travel expenses relating to attendance at board and committee meetings, employee directors are not compensated for their services as directors.

Executive Compensation

        The following table sets forth the compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers during fiscal 2003. This table and the discussion under the below headings "—Option Grants in Fiscal 2003," "—Option Values as of February 3, 2004" and "—2003 Stock Option Plan" assume that our board of directors has adjusted the common stock available under our 2003 Stock Option Plan for the    -for-one stock split and the conversion of all of our non-voting common stock into voting common stock.

			Long-Term Compensation Awards
	Annual Compensation		Number of Securities Underlying Options
				All Other Compensation(1)
	Salary	Bonus
Gary T. Fazio Chairman of the Board, President and Chief Executive Officer	$300,000	$362,914		$9,095
James R. Black Executive Vice President and Chief Financial Officer	$186,000	$53,185		$5,621
Daniel J. McGuire Executive Vice President—Sales Operations	$214,200	$61,248		$7,600
Michael E. Shaw Director of Advertising	$94,000	$15,359		$2,244
Gary D. White Director of Real Estate	$96,667	$20,662		—

(1)
Includes contributions by us under our 401(k) plan in the following amounts: Mr. Fazio, $4,666; Mr. Black, $4,000; Mr. McGuire, $4,000; and Mr. Shaw, $2,244; with the balance consisting of life and disability insurance premiums paid by us.

Option Grants in Fiscal 2003

        The following table shows grants of stock options to our Chief Executive Officer and to the other executive officers named in the Summary Compensation Table above during our fiscal year ended February 3, 2004.

        All options were granted under our 2003 Stock Option Plan. Except where noted, these options were granted at exercise prices equal to the fair market value of our common stock as determined by our board of directors on the dates of grant. The percentage of options granted is based on options to purchase an aggregate of    shares of our common stock granted by us during fiscal 2003 to our employees, including the executive officers named in the Summary Compensation Table.

        The potential realizable value amounts in the last two columns of the following chart are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. Potential realizable value has been calculated using the initial public offering price of $    per share, although we estimate that, in each case, the fair market value of our stock at the time the option was granted was less than that amount.

These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option
	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year (%)
	Number of Securities Underlying Options Granted
Name			Exercise Price per Share ($)	Expiration Date
						5%	10%
Gary T. Fazio		30.8		(a	)
James R. Black		12.3		(a	)
Daniel J. McGuire		12.3		(a	)
Michael E. Shaw		3.1		(a	)
Gary D. White		3.1		(a	)

(a)
The earliest of (1) January 31, 2013 or, in the case of Mr. Shaw only, January 30, 2014; (2) the date immediately prior to the date of termination for cause; (3) one year following termination due to death or disability; (4) the date employee breaches or violates the option grant agreement; (5) a change in control or; (6) the date which is three months following termination other than for cause, due to death or disability, due to breach or violation of the option grant agreement or due to a change in control.

Option Values as of February 3, 2004

        The following table provides summary information concerning stock options held as of February 3, 2004 by our Chief Executive Officer and by the other executive officers named in the Summary Compensation Table above. The value of in-the-money options represents the difference between the exercise price of the option and the assumed initial public offering price of $            per share.

Number of Securities Underlying Unexercised Options as of February 3, 2004
Value of Unexercised In-the-Money Options as of February 3, 2004
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary T. Fazio	—	—
James R. Black	—	—
Daniel J. McGuire	—	—
Michael E. Shaw	—	—
Gary D. White	—	—

2003 Stock Option Plan

        Introduction.    In March 2003, we adopted our 2003 Stock Option Plan. The purpose of our 2003 Stock Option Plan was to provide an incentive to our key employees, including managers and officers who are key employees, key employees of our subsidiaries, and consultants and board members who are not our employees, and to offer an additional inducement in obtaining the services of such persons. Following consummation of this offering, no further options may be granted under the 2003 Stock Option Plan.

        Shares Reserved.    Our 2003 Stock Option Plan authorized the issuance of options to acquire up to 100,000 shares of our non-voting common stock. In connection with the conversion of all of our non-voting common stock into voting common stock immediately prior to completion of this offering

and the    -for-one stock split, our board of directors or the board committee responsible for administration of our 2003 Stock Option Plan will be required pursuant to the provisions of the plan to appropriately adjust the number and kind of shares of non-voting common stock subject to each outstanding option and the exercise price thereof.

        Administration.    Our 2003 Stock Option Plan is administered by our board of directors or a committee of the board of directors.

        Specific Terms of Options.    As of the date hereof, options to purchase an aggregate of    shares of common stock under the plan are outstanding at exercise prices ranging from $    per share to $    per share. No option term exceeds ten years. An option, or any part or installment thereof, may be exercised by giving written notice to us and accompanied by payment in full of the aggregate exercise price in cash or by certified check or in such other form as our board of directors or the board committee responsible for administration of our 2003 Stock Option Plan may approve. Our board of directors or the board committee responsible for administration of our 2003 Stock Option Plan may accelerate the date of exercise of any option.

        When an optionee's relationship with us as an employee, consultant or board member has terminated for any reason (other than death or disability), the optionee may exercise his options, to the extent exercisable on the date of such termination, at any time within three months after the date of termination, but not thereafter and not after the option would otherwise have expired. If the relationship is terminated for cause, the option shall terminate on the day immediately before the date of such termination. If the relationship is terminated without our consent, the option terminates on the day of the termination. If the relationship is terminated as a result of death or disability, the options that were granted to him may be exercised, to the extent exercisable on the date of such termination, at any time within one year after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired.

        Adjustment Provisions.    Upon a dividend, recapitalization, spin-off, split-up, combination, exchange of shares, our board of directors or a committee responsible for administration of our 2003 Stock Option Plan shall appropriately adjust the number and kind of shares of common stock subject to the plan, the number and kind of shares subject to each outstanding option and the exercise price thereof.

        Upon a merger, consolidation or sale by us of all or substantially all of our assets in which Mattress Firm is not the surviving corporation, except as set forth below or in the grant agreement, the options granted under our 2003 Stock Option Plan as of the date of such event shall continue to be outstanding and the optionee shall be entitled to receive in exchange for the old option an option in the surviving corporation for the same number of shares of our common stock as he or she would have been entitled to receive if he or she had exercised the options granted under our 2003 Stock Option Plan immediately prior to the transaction and actually owned the shares of our common stock subject to the option. The exercise price of the option in the surviving corporation shall be such that the aggregate consideration for the shares of our common stock subject to the option in the surviving corporation shall be equal to the aggregate consideration payable with respect to the option granted under our 2003 Stock Option Plan.

        However, we reserve the right, by written notice provided to an optionee at least five days prior to the proposed sale of assets, merger or consolidation or by inclusion in the applicable grant agreement, to advise the optionee that upon consummation of the transaction all options granted to any optionee under our 2003 Stock Option Plan and not exercised (or which are not then currently exercisable) shall terminate. The optionee will then have the right to exercise all options then currently exercisable in accordance with the terms of the applicable grant agreement within two days after the notice from us or as otherwise provided in the applicable grant agreement.

        Change of Control.    As set forth in the option grant agreements, upon the occurrence of a change in control (as defined below) involving primarily cash consideration:

  •
  in addition to shares that have vested and become exercisable, an additional amount equal to the number of vested shares as of immediately prior to the occurrence of the change in control shall become fully vested and exercisable immediately prior to such change in control;

  •
  each optionee shall have the right to exercise the vested portion of his or her option immediately prior to the change in control; and

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  upon the consummation of the change in control, each option terminates and become null and void.

        A "change in control" shall mean (1) any consolidation or merger in which Mattress Firm is not the surviving entity or which results in the acquisition of substantially all of our outstanding shares of common stock by a single person or entity or by a group of persons or entities acting in concert or (2) any sale or transfer of all or substantially all of our assets.

        However, a "change in control" shall not include transactions either (1) with our affiliates or affiliates of Sun Capital or (2) pursuant to which more than fifty percent of the shares of voting stock of the surviving or acquiring entity is held, directly or indirectly, by Sun Capital or its affiliates.

        Transferability.    Options are generally not transferable by the optionee, except in the event of an optionee's death.

        Amendment and Termination of our 2003 Stock Option Plan.    Although our board of directors may at any time amend, suspend, or terminate the plan, in whole or in part, following consummation of this offering, the plan will be terminated such that no further options may be granted thereunder. However, stockholder approval is required for any change that is required to be approved by the stockholders under applicable law. In addition, no termination, suspension or amendment of the plan shall, without the consent of the optionee, adversely affect his rights under any option granted under the plan.

2004 Equity Compensation Plan

        Introduction.    We expect our 2004 Equity Compensation Plan, which we refer to as our 2004 Plan, to be adopted by our board and approved by our stockholders prior to this offering. The purpose of our 2004 Plan is to provide our designated employees, key advisors and non-employee directors with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, dividend equivalents and other stock-based grants. We believe that our 2004 Plan will encourage the recipients of these grants to contribute materially to the growth of our company, thereby benefiting our stockholders.

        Shares Reserved.    A maximum of    shares of our common stock will be authorized for issuance under our 2004 Plan. The maximum number of shares of common stock for which any individual may receive grants in any calendar year is    shares. Shares of our common stock that relate to expired, terminated or forfeited grants, that are surrendered to pay for the exercise of an option or that are subject to a grant that is paid in cash will again be available for grant under our 2004 Plan.

        Administration.    Our 2004 Plan will be administered by the compensation committee of our board. This committee will determine which individuals are eligible to receive grants under our 2004 Plan, the timing of when such grants are to be made and the material terms of the grants. These material terms will include the number of shares of common stock subject to each grant, the vesting schedule for each grant, the maximum term for which any granted option or stock appreciation right is to remain outstanding, the type and duration of restrictions that will apply to stock awards, stock units or other stock-based awards, whether grants will automatically vest in the event of a change of control, the objective criteria that will apply to performance-based grants and any other terms identified by the committee.

        Eligibility for Participation.    Grants may be made to any of our employees, non-employee members of our board of directors or key advisors who perform services for us. The compensation committee may grant options to anyone eligible to participate in our 2004 Plan. The exercise price for options granted under our 2004 Plan will be determined by the committee and may be less than, equal to or greater than the fair market value of our stock on the date of the option grant, except that the exercise price for incentive stock options may not be less than the fair market value of our stock on the date of the option grant.

        Stock Appreciation Rights.    The compensation committee may grant stock appreciation rights, or SARs, to anyone eligible to participate in our 2004 Plan. SARs may be granted in connection with, or independently of, any option granted under our 2004 Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount set forth in the grant instrument. The payment of this amount to the grantee will be in cash, in shares of our common stock or a combination of cash and stock, as determined by the compensation committee.

        Stock Awards.    The compensation committee may grant awards of shares of our common stock to anyone eligible to participate in our 2004 Plan. The compensation committee may require that grantees pay consideration for the restricted shares and may establish conditions under which restrictions on the shares will lapse. Unless the compensation committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of our common stock underlying his or her grant and to receive any dividends or other distributions paid on such shares, subject to any restrictions imposed by the compensation committee. Our non-employee directors may elect to receive a stock award under our 2004 Plan in lieu of cash compensation that would otherwise be paid for service as a member of our board. Any such election and the resulting award would be subject to the terms imposed by the compensation committee, but would not be subject to restrictions requiring future service as a member of the board.

        Stock Units and Other Stock-Based Awards.    The compensation committee may make grants of stock units or other stock-based awards to anyone eligible to participate in the 2004 Plan. Stock units may be payable in cash or in shares of our common stock. The compensation committee may establish conditions under which restrictions on the grants will lapse. The measure of a stock unit will be equal to the fair market value of a share of our common stock.

        Section 162(m) and Performance-Based Compensation.    Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1.0 million paid to each of its chief executive officer and its next four most highly compensated executive officers. Until the annual meeting of our stockholders in 2008, or until our 2004 Plan is materially amended, if earlier, awards granted under the plan will be exempt from the deduction limits of Section 162(m). To the extent necessary for awards granted after the expiration of such grace period to be exempt, the plan may be amended to comply with the exemption conditions and resubmitted for approval by our stockholders.

        Change of Control.    In the event of a change of control, as defined below, unless our board determines otherwise, all outstanding options and SARs shall be assumed and replaced by the acquiring company with comparable options or rights and other outstanding stock grants shall be converted into equivalent grants of the acquiring company's stock. In addition, upon a change of control, our board of directors may:

  •
  determine that all outstanding options and SARs shall accelerate and become fully vested and exercisable;

  •
  determine that restrictions on stock awards shall lapse in whole or in part;

  •
  require that grantees surrender their outstanding options or SARs in exchange for payment, in cash or stock, of an amount equal to the amount by which the fair market value of the shares of common stock subject to the option exceeds the exercise price;

  •
  determine that grantees holding stock units or other stock-based awards will receive a payment in settlement of the stock units or other stock-based awards; or

  •
  after giving grantees an opportunity to exercise their outstanding options, terminate unexercised options or SARs.

        If a grantee is terminated without cause within the one-year period following a change of control, any outstanding grants that were assumed or replaced by the acquiror shall be, as applicable, fully vested and exercisable, free from restrictions or paid to the grantee in full.

        A "change of control" is defined to include the following events:

  •
  any person becomes a beneficial owner, directly or indirectly, of stock representing more than 50% of the voting power of the then-outstanding shares of our stock;

  •
  a reorganization, merger, consolidation or recapitalization with another corporation where our stockholders immediately before the transaction will not beneficially own, immediately after the transaction, shares entitling the stockholders to more than 50% of the voting power of the then-outstanding shares of our stock;

  •
  a liquidation or dissolution or a sale or other disposition of all or substantially all of our assets; and

  •
  incumbent board members cease to constitute at least a majority of the board (excluding changes in board membership that are approved by the incumbent board).

        Transferability.    Grants are generally not transferable by the grantee, except in the event of a grantee's death. However, the compensation committee may permit grantees to transfer nonqualified stock options in connection with a domestic relations court proceeding.

        Amendment and Termination of our 2004 Plan.    Our board of directors may amend or terminate our 2004 Plan at any time. However, stockholder approval is required for any change that is required to be approved by the stockholders under Section 162(m) or Section 422 of the Internal Revenue Code or by an applicable stock exchange. Our 2004 Plan will terminate ten years after its effective date, unless our board of directors earlier terminates or extends it with approval of our stockholders.

Employment Arrangements

Gary T. Fazio

        On January 23, 2001, we entered into an employment agreement with Gary T. Fazio, our Chairman of the Board, President, and Chief Executive Officer. Pursuant to the employment agreement, Mr. Fazio is entitled to receive an annual base salary of at least $300,000. He is also entitled to a bonus, depending upon the achievement of financial targets, of between 0% and 120% of his annual base salary. Additionally, he is entitled to receive certain executive benefits, including term life insurance and a vehicle allowance. During fiscal 2003, we paid Mr. Fazio a salary of $300,000 and a bonus of $362,914.

        The employment term under Mr. Fazio's employment agreement was initially two years from January 25, 2001 but is automatically extended by one calendar day for each calendar day that Mr. Fazio is employed by us. Therefore, the remaining term of employment is always two years.

        If Mr. Fazio is terminated other than for cause (as defined in the agreement), Mr. Fazio will receive the following severance pay and benefits for two years following termination: his annual base salary payable in regular installments, a bonus of 60% of his annual base salary at the time of termination payable on the date bonuses are normally paid to other senior executives, continuation of medical and dental coverage, disability protection, life insurance protection and car allowance and executive outplacement services. At Mr. Fazio's request, the salary and bonus payments may be paid out in one lump sum within 45 days following termination. If Mr. Fazio's employment is terminated due to death or disability or if he terminates the agreement for specified reasons, no further compensation or benefits will be provided to Mr. Fazio following termination, other than payment of compensation earned to the date of termination.

        In the employment agreement, Mr. Fazio agreed that while he is employed by us and for one year afterwards, he shall not act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business engaged to a material extent in the sale of (1) mattresses or other bedding products or (2) any other products which constitute more than ten percent of our revenues at the time in direct competition with us.

        In addition to the employment agreement with Mr. Fazio, we have, effective October 18, 2002, a three-year bonus arrangement with Mr. Fazio providing that he may earn a $216,000 cash bonus each fiscal year based on our adjusted EBITDA in addition to any bonus payable under his employment agreement. Mr. Fazio earned this bonus in fiscal 2002 and fiscal 2003, and he is eligible to receive this bonus in fiscal 2004 if the adjusted EBITDA measure for that year exceeds that of either fiscal 2002 or fiscal 2003. The bonus for fiscal 2004, if earned, would be paid to Mr. Fazio in a single payment following the completion of the audit of our financial statements for that year.

        On March 23, 2003, as additional employment compensation, we granted Mr. Fazio options to purchase            shares of our common stock at an exercise price of $      per share. On January 31, 2004, 25% of those options vested. An additional 20% of the options will vest on each of our next three successive fiscal year end dates and the remaining 15% of the options will vest thereafter on our next succeeding year end date, in each case provided that Mr. Fazio is employed by us on that date.

Daniel J. McGuire

        On March 31, 1999, we entered into an employment agreement with Daniel J. McGuire, our Executive Vice President—Sales Operations. Pursuant to the employment agreement, Mr. McGuire is entitled to receive a minimum annual base salary of $200,000. He is also entitled to a bonus equal to ten percent of his salary if we exceed one hundred percent of the EBITDA target set forth in of our annual business plan for the prior fiscal year as approved by our board of directors. During fiscal 2003, we paid him a base salary of $214,200 and a bonus of $61,248.

        The employment term in Mr. McGuire's employment agreement initially expired on March 31, 2004 and has been renewed through April 1, 2005. If Mr. McGuire is terminated without cause (as defined in the agreement) he is entitled to receive severance pay of $50,000.

        In the employment agreement, Mr. McGuire agreed that while he is employed by us, and for two years following expiration or termination of the agreement, he will not engage whether as a proprietor, partner, investor, stockholder, director, officer, employee, principal, agent, advisor, or consultant, in the sale of mattresses in any state in which we are engaged in such business or in which we intend to open stores. This covenant not to compete is extended to four years if Mr. McGuire is terminated for

"cause". He also agreed that during the term of the agreement he shall not divert any business or solicit any employees or any of our clients.

Limitations on Liability

        In connection with this offering, we plan to amend and restate our certificate of incorporation to provide that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  the payment of unlawful dividends and certain other actions prohibited by the Delaware General Corporation Law; and

  •
  any transaction from which the director derived any improper personal benefits.

        The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care.

Indemnification of Directors and Officers

        In connection with this offering we plan to amend and restate our certificate of incorporation and bylaws to provide each of our directors and officers a right to indemnification to the fullest extent permitted by law for expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such person, whether the indemnified liability arises from any threatened, pending or completed action, suit or proceeding to which such person is made a party by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. Our certificate of incorporation and bylaws will also permit the advancement of expenses to an indemnified party. Additionally, we may indemnify any employee or agent of ours to the fullest extent permitted by law. Our bylaws will authorize us to take steps to ensure that all persons entitled to this indemnification are properly indemnified, including, if our board of directors so determines, purchasing and maintaining insurance.

RELATED PARTY TRANSACTIONS

Relationship with Sun Capital

2004 Refinancing

        On March 31 2004, we refinanced our 2003 credit facility, our 2002 senior credit facility and our 2002 unsecured credit facility, each of which was with unaffiliated third party, and replaced it with our 2004 credit facility with an unaffiliated third party. In connection with this refinancing, SLN Finance, LLC, an affiliate of Sun Capital, acquired our then outstanding subordinated promissory note at a discount, which was amended and restated to provide for:

  •
  forgiveness of $500,000 of indebtedness and corresponding reduction in principal amount to $17.0 million;

  •
  twelve monthly principal payments of $64,951 beginning on April 1, 2005;

  •
  twelve monthly principal payments of $113,664 beginning on April 1, 2006;

  •
  a single principal payment of approximately $9.0 million on March 31, 2007, with the balance due on June 28, 2009;

  •
  an anniversary fee of $303,646 payable on March 31, 2005 and March 31, 2006; and

  •
  interest at the greater of (a) 8.75% or (b) the prime rate plus 4.75% through March 31, 2007 and no interest from April 1, 2007 through maturity.

        We refer to this amended and restated promissory note as our "2004 subordinated promissory note" and we plan to repay it with the proceeds of this offering as described under "Use of Proceeds" above.

Management Fee

        Sun Capital Partners Management, LLC, an affiliate of Sun Capital, has agreed to perform certain management and acquisition-related services for us until October 2012 under a management services agreement. In exchange for these services, we paid Sun Capital Partners Management a one-time "acquisition fee" of $300,000 on October 18, 2002. In addition, under this agreement, we paid Sun Capital Partners Management fees and reimbursement costs of $100,000 in fiscal 2002, and $500,000 in fiscal 2003 and have paid $100,000 in fiscal 2004 as of May 4, 2004. We have also agreed to reimburse Sun Capital Partners Management for the reasonable out-of-pocket costs and expenses that it incurs, and will indemnify it and its agents and affiliates for damages that they suffer, in connection with providing these services. Sun Capital Partners Management has agreed to terminate this agreement in exchange for a cash payment of $1.6 million upon closing of this offering, which will be charged to expense upon termination of this agreement.

Registration Rights

        We have entered into a registration agreement with some of our principal stockholders. Affiliates of Sun Capital, who own an aggregate of    shares of our common stock, have the right to require us to register their shares under the Securities Act after expiration of the "lock-up" agreements described under "Shares Eligible for Future Sale." The holders of all of the remaining shares of our outstanding common stock who are parties to the registration agreement are entitled to include their shares of common stock in these registrations, subject to the ability of the underwriters to limit the number of shares included in this offering under certain circumstances. We will pay all fees, costs and expenses of any such registration, other than underwriting discounts and commissions.

Future Relationship

        Upon completion of this offering, affiliates of Sun Capital will own    % of our outstanding common stock. For as long as an affiliate of Sun Capital continues to beneficially own shares of common stock representing more than 50% of the voting power of our common stock, Sun Capital will be able to direct the election of all of the members of our board of directors and could exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, these entities collectively will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them.

        Sun Capital has advised us that the current intent of its affiliates that are our stockholders is to continue to hold all of the common stock beneficially owned by them following this offering. However, none of them is subject to any contractual obligations to retain their controlling interest, except that all of them have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of William Blair & Company, L.L.C. Except for this brief period, there can be no assurance as to the period of time during which these entities will maintain their beneficial ownership of our common stock owned by them following the offering.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2004 by:

  •
  each person or group of affiliated persons that beneficially owns more than 5% of our outstanding common stock;

  •
  the selling stockholders;

  •
  each of our directors and director nominees;

  •
  each of our executive officers named in the Summary Compensation Table; and

  •
  all of our directors, director nominees and executive officers as a group.

        Unless otherwise indicated below, the address for each listed director, officer and stockholder is Mattress Holding Corp., 5815 Gulf Freeway, Houston, TX 77023. We have determined beneficial ownership in accordance with the rules of the SEC and, as a result, include voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The percentage of ownership of common stock for each stockholder is based on            shares of our common stock outstanding as of July 31, 2004. The number of shares of our common stock outstanding used in calculating the percentage for each listed person includes the shares of our common stock underlying the options held by that person that are exercisable within 60 days following July 31, 2004.

	Shares Owned Before the Offering					Shares Owned After the Offering
Beneficial Owner					Shares to be Sold in the Offering
	Number		Percent			Number	Percent
Principal and Non-Employee Selling Stockholders:
Sun Mattress, LLC		(1)(2)	92.0%
H.I.G. Sun Partners, Inc.		(2)(3)		*				*
Geoffrey S. Rehnert		(2)		*				*
James Gerard Ruehlmann		(2)(4)		*				*
Marc B. Wolpow		(2)		*				*
Non-Employee Directors and Director Nominees:
C. Daryl Hollis	—		—				—
Rodger R. Krouse		(1)	92.0%
Marc J. Leder		(1)	92.0%
George R. Rea	—		—
Patrick J. Sullivan	—		—
Named Executive Officers:
James R. Black		(2)(5)		*				*
Gary T. Fazio		(2)(6)	4.8%					%
Daniel J. McGuire		(7)		*				*
Michael E. Shaw	—		—				—
Gary D. White		(8)		*				*
All directors and executive officers as a group (10 persons)			96.9%					%

*
Represents less than 1% of our outstanding common stock.

(1)
Includes                shares which may be deemed beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by Messrs. Leder and Krouse and also by Sun Mattress, LLC, Sun Capital Partners II, L.P., a Delaware limited partnership ("Partners LP"), Sun Capital Advisors II, LP, a Delaware limited partnership ("Advisors"), and Sun Capital Partners, LLC, a Delaware limited liability company ("Partners LLC"). Messrs. Leder and Krouse may each be deemed to control Sun Mattress, LLC, Partners LP, Advisors and Partners LLC, as Messrs. Leder and Krouse each own 50% of the membership interests in Partners LLC, which in turn is the general partner of Advisors, which in turn is the general partner of Partners LP, which in turn owns 100% of the membership interests of Sun Mattress LLC. Partners LP, Advisors, Partners LLC, and Messrs. Leder and Krouse have shared voting and investment power over these shares. Except as to such shared voting power, Sun Mattress LLC, Partners LP, Advisors, Partners LLC and Messrs. Leder and Krouse disclaim beneficial ownership of these shares.

(2)
The selling stockholders may be deemed "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Each selling stockholder represented to us at the time of their respective purchases of our common stock that such purchase was made for investment purposes and not with a view towards distribution.

(3)
The address of this stockholder is 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131.

(4)
The address of this stockholder is 4670 Maxwell Drive, Mason, Ohio 45040.

(5)
Includes        shares underlying options that are currently exercisable with respect to all of the underlying shares.

(6)
Includes        shares underlying options that are exercisable within 60 days following July 31, 2004.

(7)
Includes         shares underlying options that are exercisable within 60 days following July 31, 2004.

(8)
Includes         shares underlying options that are exercisable within 60 days following July 31, 2004.

DESCRIPTION OF CAPITAL STOCK

General

        Immediately following the closing of this offering, our authorized capital stock will consist of             shares of common stock, par value $0.001 per share, and             shares of preferred stock, par value $0.001 per share. As of July 31, 2004, there were outstanding            shares of common stock held of record by seven stockholders, options to purchase an aggregate of            shares of common stock and no shares of preferred stock.

Common Stock

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

        Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to              shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock following this offering.

Registration Rights

        We have entered into a registration agreement with some of our principal stockholders. Affiliates of Sun Capital, who own an aggregate of    shares of our common stock, have the right to require us to register their shares under the Securities Act after expiration of the "lock-up" agreements described under "Shares Eligible for Future Sale." The other stockholders party to this agreement are entitled to include their shares of common stock in these registrations, subject to the ability of the underwriters to limit the number of shares included in such offering under certain circumstances. We will pay all fees, costs and expenses of any such registration, other than underwriting discounts and commissions.

Delaware Anti-Takeover Law and Charter Provisions

        Provisions in our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors, provide for a classified board of directors, limit our board to twelve directors unless increased by a vote of the board, prohibit stockholders from calling a special meeting and require a two-thirds vote of our stockholders to amend any of the foregoing provisions. These provisions may make it more difficult for stockholders to take corporate actions and could have the effect of delaying or preventing a change in control.

        In addition, we are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless any of the following conditions are met. First, this law does not apply if prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Second, the law does not apply if upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. Third, the law does not apply if, at or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be SunTrust Bank. Its address is SunTrust Bank, Stock Transfer Department, P.O. Box 4625, Atlanta, Georgia 30302. Its telephone number is (404) 581-1579.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

        Upon completion of this offering, we will have outstanding an aggregate of            shares of common stock, assuming no exercise of options after            , 2004. Of these shares, the            shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of Mattress Firm as that term is defined in Rule 144 under the Securities Act. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with the limitations of Rule 144 as described below.

        The remaining            shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All of these shares will be subject to "lock-up" agreements providing that the stockholders will not offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this prospectus. William Blair & Company, L.L.C. however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. The            shares will become eligible for sale as follows:

Date Available for Resale	Shares Eligible For Sale	Comment
180 days ( , 2005)		Lock-up released, shares eligible for sale under Rule 144 (subject, in some instances, to volume limitations) and Rule 701
Various dates beginning in , 2005		Shares eligible for sale under Rule 144 (subject, in some instances, to volume limitations) and Rule 701

        Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 2003 Stock Option Plan and our 2004 Equity Compensation Plan. Based upon the number of shares subject to outstanding options as of             , 2004 and currently reserved for issuance under our stock plans, this registration statement would cover approximately            shares. Shares registered under the registration statement will generally be available for sale in the open market immediately after the 180 day lock-up agreements expire (            , 2005) or earlier in the sole discretion of William Blair & Company, L.L.C.

        Also beginning 180 days after the date of this offering, holders of            shares of our common stock will be entitled to the rights described under "Description of Capital Stock—Registration Rights." Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date these shares were acquired from us or from one or our affiliates would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately            shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock as reported through Nasdaq's automated quotation system during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A stockholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

UNDERWRITING

        The underwriters named below, for which William Blair & Company, L.L.C., SunTrust Capital Markets, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among the underwriters, the selling stockholders and us to purchase from us the respective number of shares of common stock set forth opposite each underwriter's name in the table below.

Underwriter	Number of Shares
William Blair & Company, L.L.C.
SunTrust Capital Markets, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

Total

        This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant to this prospectus at a price per share equal to the public offering price less the underwriting discounts and commissions specified on the cover page of this prospectus. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. In the underwriting agreement, we and the selling stockholders have made certain representations and warranties to the underwriters and have agreed to indemnify them and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

        The representatives of the underwriters have advised us and the selling stockholders that the underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of not more than $             per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $             per share to certain other dealers. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about                        , 2004. At that time, the underwriters will pay us for the shares in immediately available funds. After commencement of the public offering, the representatives may change the public offering price and other selling terms.

        The selling stockholders have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to             additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering over-allotments. If the underwriters purchase additional shares pursuant to the over-allotment option, each of the underwriters would be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of common stock offered hereby. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

        The following table summarizes the compensation to be paid by us and the selling stockholders to the underwriters. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

	Per Share	Without Over-Allotment		With Over-Allotment
Public offering price	$	$		$
Underwriting discount paid by us	$	$			—
Underwriting discount paid by the selling stockholders	$		—	$
Proceeds, before expenses, to us	$	$			—

        We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $            .

        We, each of our directors, director nominees, executive officers and stockholders, who in the aggregate have the right of disposition for             shares of common stock (representing all of our outstanding common stock), have agreed, subject to limited exceptions, for a period of 180 days after the date of this prospectus, not to, without the prior written consent of William Blair & Company, L.L.C.:

  •
  directly or indirectly, offer, sell (including "short" selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of our common stock or securities convertible or exchangeable into, or exercisable for, our common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act); and

  •
  enter any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

        This agreement does not extend to bona fide gifts to immediate family members of such persons who agree to be bound by such restrictions, or to limited partners or stockholders who agree to be bound by such restrictions. In determining whether to consent to a transaction prohibited by these restrictions, the underwriters will take into account various factors, including the length of time before the lock-up expires, the number of shares requested to be sold, the anticipated manner and timing of sale, the potential impact of the sale on the market for the common stock, market conditions generally, the reason for the requested release, and whether the person requesting the release is one of our affiliates, executive officers or directors. We may grant options and issue common stock under existing stock option plans and issue unregistered shares in connection with any outstanding convertible securities or options during the lock-up period. For additional information, please see "Shares Eligible for Future Sale."

        The representatives have informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representatives have also informed us that the underwriters intend to deliver all copies of this prospectus via hand delivery or through mail or courier services and only printed forms of the prospectus are intended to be used.

        In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The underwriters may cover this short position by purchasing shares in the open market or by exercising all or part of their over-allotment option. In addition, the representatives may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if common stock sold by such underwriter or selling group member in this offering is repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on The Nasdaq National Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. Neither we nor the underwriters make any representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

        Prior to this offering, there has been no public market for our common stock. Consequently, we and representatives of the underwriters have negotiated to determine the initial public offering price. We and they considered current market conditions, our operating results in recent periods, the market capitalization of other companies in our industry and estimates of our potential.

        We will apply to list our common stock for quotation on The Nasdaq National Market under the symbol "MFRM."

        In the ordinary course of business, some of the underwriters and their affiliates may in the future provide investment banking, commercial banking and other services to us for which they may in the future receive customary fees or other compensation.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for Mattress Firm by Hughes Hubbard & Reed LLP, New York, New York. Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership which includes professional corporations) will pass upon legal matters relating to this offering for the underwriters. Certain partners of Kirkland & Ellis LLP are members of a partnership that is an investor in Sun Capital Partners II, LP. Kirkland & Ellis LLP has, from time to time, represented and may continue to represent, Sun Capital Partners II, LP and some of its affiliates in connection with various legal matters.

EXPERTS

        The consolidated financial statements and financial statement schedule of our company and our predecessor at January 28, 2003 and February 3, 2004, for the periods from January 30, 2002 to October 18, 2002 and from October 19, 2002 to January 28, 2003 and for the fiscal years ended January 29, 2002 and February 3, 2004, included in this registration statement have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as stated in their report and has been included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. You should read the documents filed with the SEC as exhibits to the registration statement for a more complete description of the matter involved.

        We will be filing quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

MATTRESS HOLDING CORP.

INDEX TO CONSLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of January 28, 2003, February 3, 2004 and May 4, 2004 (unaudited)	F-3

Consolidated Statements of Operations for the Fiscal Year Ended January 29, 2002, for the Periods from January 30, 2002 to October 18, 2002 and October 19, 2002 to January 28, 2003, for the Fiscal Year Ended February 4, 2004, and for the 13 weeks ended April 29, 2003 (unaudited) and May 4, 2004 (unaudited)	F-4

Consolidated Statements of Stockholders' Equity for the Fiscal Year Ended January 29, 2002, for the Periods from January 30, 2002 to October 18, 2002 and October 19, 2002 to January 28, 2003, for the Fiscal Year Ended February 4, 2004, and for the 13 weeks ended May 4, 2004 (unaudited)	F-5

Consolidated Statements of Cash Flows for the Fiscal Year Ended January 29, 2002, for the Periods from January 30, 2002 to October 18, 2002 and October 19, 2002 to January 28, 2003, for the Fiscal Year Ended February 4, 2004, and for the 13 weeks ended April 29, 2003 (unaudited) and May 4, 2004 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

         To the Board of Directors and Stockholders of
Mattress Holding Corp.

        We have audited the accompanying consolidated balance sheets of Mattress Holding Corp. (the "Company") as of January 28, 2003 and February 3, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended January 29, 2002 ("Fiscal 2001"), for the periods from January 30, 2002 to October 18, 2002 ("Predecessor Period") and October 19, 2002 to January 28, 2003 ("Successor Period"), and for the fiscal year ended February 3, 2004 ("Fiscal 2003"). Our audits also included the financial statement schedule listed in the Index at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mattress Holding Corp. as of January 28, 2003 and February 3, 2004, and the results of its operations and its cash flows for the fiscal year ended January 29, 2002 ("Fiscal 2001"), for the periods from January 30, 2002 to October 18, 2002 ("Predecessor Period") and October 19, 2002 to January 28, 2003, ("Successor Period") and for the fiscal year ended February 3, 2004 ("Fiscal 2003") in conformity with accounting principles generally accepted in the United States of America.

        Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the financial statements, prior to October 19, 2002, the Company's business was operated through a predecessor entity, Malachi Mattress America, Inc. ("Malachi"). On or before October 18, 2002, a series of related transactions occurred whereby the common stock of Malachi was contributed to a newly formed entity Mattress Firm, Inc. ("Mattress Firm"), Malachi was merged into Mattress Firm with Mattress Firm continuing as the surviving entity, and the common stock of the Mattress Firm was acquired by the Company in a transaction accounted for as a purchase. The Company was formed for the purpose of the purchase transaction and had no previous business operations. The purchase price was allocated to the assets and liabilities of Malachi based upon fair values at October 18, 2002. Accordingly, the information in the accompanying financial statements for the period prior to and including the October 18, 2002 acquisition date is not comparable with the information for the periods subsequent to the acquisition date.

        As discussed in Note 2 to the financial statements, the Company changed its method of accounting for goodwill and intangible assets upon the required adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 30, 2002.

Crowe Chizek and Company LLC
Oak Brook, Illinois
July 30, 2004

Mattress Holding Corp.

Consolidated Balance Sheets

	January 28, 2003	February 3, 2004	May 4, 2004
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$77,929	$1,908,606	$1,362,839
Accounts receivable, net:
Retail and franchise operations	1,559,820	1,227,332	1,264,126
Tenant allowance reimbursements and other	435,370	277,075	551,163
Inventories	7,658,120	8,394,582	9,436,837
Deferred income taxes	503,201	945,048	945,048
Prepaid expenses and other current assets	2,880,010	3,227,656	1,128,393

Total current assets	13,114,450	15,980,299	14,688,406
Property and equipment, net	9,768,872	17,103,703	18,686,866
Notes, initial fees and interest receivable, noncurrent portion, net	49,620	—	—
Intangible franchise agreement rights, net	5,070,941	4,816,613	4,751,621
Goodwill	25,708,582	26,120,651	26,120,651
Debt issue costs and other assets, net	970,065	1,442,672	1,876,907

Total assets	$54,682,530	$65,463,938	$66,124,451

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$4,073,039	$4,189,303	$1,007,243
Accounts payable	7,056,544	12,687,829	13,396,801
Checks written in excess of bank balance	—	1,883,102	—
Accrued liabilities	6,368,573	8,020,840	6,093,989
Customer deposits	1,088,416	1,452,161	1,777,704

Total current liabilities	18,586,572	28,233,235	22,275,737
Long-term debt, net of current maturities	26,513,844	20,937,966	27,241,037
Deferred income taxes	503,201	1,078,973	995,264
Other noncurrent liabilities	3,963,851	7,899,020	8,475,473

Total liabilities	49,567,468	58,149,194	58,987,511

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value, 100,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 2,900,000 shares authorized, 1,000,000 shares issued and outstanding, and additional paid-in capital	5,000,000	5,000,000	5,000,000
Retained earnings	115,062	2,314,744	2,136,940

Total stockholders' equity	5,115,062	7,314,744	7,136,940

Total liabilities and stockholders' equity	$54,682,530	$64,463,938	$66,124,451

The accompanying notes are an integral part of these financial statements.

Mattress Holding Corp. and Predecessor

Consolidated Statements of Operations

	Predecessor		Mattress Holding Corp.
		Fiscal 2002			13 Weeks Ended
	Fiscal 2001	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal 2003	April 29, 2003	May 4, 2004
					(unaudited)
Net sales	$136,225,862	$107,771,048	$40,457,098	$164,269,925	$35,302,661	$42,396,878
Cost of sales, including store occupancy, warehouse and delivery expenses	88,740,735	65,047,189	24,305,668	94,476,623	20,452,419	25,204,483

Gross profit from retail operations	47,485,127	42,723,859	16,151,430	69,793,302	14,850,242	17,192,395
Franchise fees and royalty income	5,136,310	3,869,546	1,299,150	3,743,707	1,091,466	775,417

	52,621,437	46,593,405	17,450,580	73,537,009	15,941,708	17,967,812

Operating expenses
Selling, general and administrative	60,682,511	43,071,787	16,213,231	67,256,079	15,096,425	17,843,138
Loss on impairment of property and equipment and goodwill	7,662,664	—	—	—	—	—

	68,345,175	43,071,787	16,213,231	67,256,079	15,096,425	17,843,138

Income (loss) from operations	(15,723,738)	3,521,618	1,237,349	6,280,930	845,283	124,674

Other income (expense)
Interest income	114,814	70,364	17,003	39,664	13,181	3,972
Interest expense	(2,847,660)	(1,838,036)	(579,726)	(1,946,944)	(491,469)	(390,159)

	(2,732,846)	(1,767,672)	(562,723)	(1,907,280)	(478,288)	(386,187)

Income (loss) from continuing operations before provision for income taxes	(18,456,584)	1,753,946	674,626	4,373,650	366,995	(261,513)
Provision (benefit) for income taxes	841,141	476,988	207,044	1,662,306	134,193	(83,709)

Income (loss) from continuing operations	(19,297,725)	1,276,958	467,582	2,711,344	232,802	(177,804)

Loss from discontinued operations, net of income taxes	(2,852,960)	(751,319)	(352,520)	(511,662)	—	—

Net income (loss)	$(22,150,685)	$525,639	$115,062	$2,199,682	$232,802	$(177,804)

The accompanying notes are an integral part of these financial statements.

Mattress Holding Corp. and Predecessor

Consolidated Statements of Stockholders' Equity

	Preferred Stock			Common Stock
							Retained Earnings (Accumulated Deficit)
	Shares	Par Value	Additional Paid-In Capital	Shares	Par Value	Additional Paid-In Capital		Total Stockholders' Equity
Predecessor
Balances at January 30, 2001	530,000	$5,300	$5,294,700	9,803,922	$98,039	$42,207,606	$(8,427,332)	$39,178,313
Preferred dividends paid in-kind	20,000	200	199,800	—	—	—	(200,000)	—
Common stock issued from exercise of warrants	—	—	—	303,213	3,032	—	—	3,032
Net loss	—	—	—	—	—		(22,150,685)	(22,150,685)

Balances at January 29, 2002	550,000	5,500	5,494,500	10,107,135	101,071	42,207,606	(30,778,017)	17,030,660
Preferred dividends paid in-kind	15,000	150	149,850	—	—	—	(150,000)	—
Accrued liability to shareholder contributed to additional paid-in capital	—	—	—	—	—	700,000	—	700,000
Cancellation of indebtedness to affiliated supplier contributed to additional paid-in capital	—	—	—	—	—	5,285,000	—	5,285,000
Net income	—	—	—	—	—		525,639	525,639

Balances at October 18, 2002	565,000	$5,650	$5,644,350	10,107,135	$101,071	$48,192,606	$(30,402,378)	$23,541,299

Mattress Holding Corp.
Issuance of common stock and contribution of cash on October 18, 2002	—	$—	$—	1,000,000	$10	$4,999,990	$—	$5,000,000
Net income	—	—	—	—	—	—	115,062	115,062

Balances at January 28, 2003	—	—	—	1,000,000	10	4,999,990	115,062	5,115,062
Net income	—	—	—	—	—	—	2,199,682	2,199,682

Balances at February 3, 2004	—	—	—	1,000,000	10	4,999,990	2,314,744	7,314,744

(Unaudited)
Net loss	—	—	—	—	—	—	(177,804)	(177,804)

Balances at May 4, 2004	—	$—	$—	1,000,000	$10	$4,999,990	$2,136,940	$7,136,940

The accompanying notes are an integral part of these financial statements.

Mattress Holding Corp. and Predecessor

Consolidated Statements of Cash Flows

	Predecessor		Mattress Holding Corp.
		Fiscal 2002			13 Weeks Ended
	Fiscal 2001	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal 2003	April 29, 2003	May 4, 2004
					(unaudited)
Cash flows from operating activities
Net income (loss)	$(22,150,685)	$525,639	$115,062	$2,199,682	$232,802	$(177,804)
Adjustments to reconcile net income (loss) to cash flows provided by (used in) operating activities:
Depreciation and amortization of property and equipment	1,874,317	1,082,990	818,189	2,535,665	496,978	858,483
Goodwill amortization	3,254,411	—	—	—	—	—
Amortization of lease inducements	(394,030)	(333,703)	(120,219)	(481,440)	(109,677)	(153,216)
Other amortization	697,101	541,199	131,960	450,079	117,489	129,274
Loss from early debt retirement	—	—	168,547	71,061	—	338,127
Provision for deferred income taxes	—	—	41,106	1,223,247	—	(83,709)
Loss on impairment of property and equipment and goodwill	8,824,664	—	—	—	—	—
Loss on store closings	1,592,907	767,149	479,760	783,077	—	—
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	574,355	382,644	1,062,891	139,950	319,295	(72,726)
Income taxes receivable and payable	783,535	658,542	5,513	59,373	131,893	(4,580)
Inventories	(404,150)	(1,337,585)	1,700,030	(256,672)	130,063	(1,042,255)
Prepaid expenses and other current assets	795,748	(226,819)	(1,689,348)	(250,778)	246,208	2,109,545
Accounts payable and checks written in excess of bank balance	17,546,197	(340,117)	(5,613,591)	6,572,757	1,659,301	(1,174,129)
Accrued liabilities and other current liabilities	1,132,319	(292,057)	(979,679)	(351,597)	(1,512,210)	(1,596,728)
Other noncurrent liabilities	(70,903)	273,767	(82,313)	2,408,900	182,129	(184,029)

Net cash provided by (used in) operating activities	14,055,786	1,701,649	(3,962,092)	15,103,304	1,894,271	(1,053,747)

Cash flows from investing activities
Additions to property and equipment	(4,381,255)	(1,946,084)	(681,736)	(8,052,284)	(951,962)	(2,441,646)
Lease inducements	1,603,717	649,319	160,000	1,584,284	263,600	129,327
Business acquisitions, net of cash acquired	(152,564)	—	(1,506,009)	(526,609)	—	—
Collections on franchisee notes receivable, net	243,202	194,646	201,884	44,000	9,000	35,932
Increase (decrease) in other assets	(395,742)	61,659	(43,959)	(122,324)	(6,987)	(105,157)

Net cash used in investing activities	(3,082,642)	(1,040,460)	(1,869,820)	(7,072,933)	(686,349)	(2,381,544)

Cash flows from financing activities
Proceeds from issuance of debt	1,229,576	128,657	6,132,346	13,868,690	—	10,105,000
Principal payments of debt	(8,374,088)	(3,362,481)	(7,333,547)	(19,580,430)	(351,194)	(6,489,513)
Debt issuance costs	—	—	—	(487,954)	(39,543)	(725,963)
Issuance of common stock	3,032	—	5,000,000	—	—	—

Net cash (used in) provided by financing activities	(7,141,480)	(3,233,824)	3,798,799	(6,199,694)	(390,737)	2,889,524

Net (decrease) increase in cash and cash equivalents	3,831,664	(2,572,635)	(2,033,113)	1,830,677	817,185	(545,767)
Cash and cash equivalents, beginning of period	852,013	4,683,677	2,111,042	77,929	77,929	1,908,606

Cash and cash equivalents, end of period	$4,683,677	$2,111,042	$77,929	$1,908,606	$895,114	$1,362,839

The accompanying notes are an integral part of these financial statements.

Mattress Holding Corp. and Predecessor

Notes to Consolidated Financial Statements

1.     Operations, Formation, Basis of Presentation and Fiscal Year

        Operations—Mattress Holding Corp. ("Mattress Holding"), through its wholly-owned subsidiary Mattress Firm, Inc. ("Mattress Firm") and subsidiaries of Mattress Firm (collectively, the "Company"), is engaged in the retail sale of mattress and bedding products in various metropolitan markets in the United States through company-owned and franchisee-owned stores that operate under the names "The Mattress Firm" and "Mattress Firm". Effective October 18, 2002, Mattress Holding is majority owned by a holding company that is wholly owned by Sun Capital Partners II, LP ("Sun Capital").

        Formation—Prior to October 18, 2002, Malachi Mattress America, Inc. ("Malachi" or "Predecessor") owned the assets and conducted the operations of the Company's business. Mattress Holdings International, LLC ("MHI") was the largest shareholder of Malachi and is an affiliate of the Company's largest mattress merchandise supplier (the "Mattress Supplier"). On or before October 18, 2002, a series of related transactions occurred whereby (i) MHI acquired shares of Malachi's common stock from other stockholders of Malachi in an amount that increased MHI's ownership to approximately 93.0% of Malachi, (ii) Mattress Firm was incorporated as a wholly owned subsidiary of MHI and MHI's holdings of Malachi common stock were contributed to Mattress Firm in exchange for Mattress Firm's issuance of common stock and a $17,500,000 promissory note to MHI (with terms as described in Note 6), (iii) Malachi was merged into Mattress Firm, with Mattress Firm continuing as the surviving entity, and (iv) Mattress Holding was incorporated by an affiliate of Sun Capital and the common stock of Mattress Firm was acquired by Mattress Holding in exchange for certain conditions satisfied on and after October 18, 2002. The transaction was accounted for as a purchase as more fully described in Note 3. Conditions to the transaction that were satisfied on or after October 18, 2002, include (i) restructuring of approximately $22,785,000 of past due accounts payable owed to the Mattress Supplier as further described in the next paragraph, (ii) infusion of $5,000,000 of cash into Mattress Firm by Sun Capital through Mattress Holding, (iii) refinancing of $6,000,000 of outstanding senior debt of Mattress Firm with a new $3,272,278 senior credit facility provided jointly by MHI and $2,727,272 of borrowings under a non-revolving short-term credit facility provided by a bank (with terms as described in Note 6), and (iv) replacement of the supply agreement with the Mattress Supplier with a new agreement that allows the Company to purchase a minority portion of its mattress merchandise purchases from other suppliers. Furthermore, as a condition to the transaction, the Company reduced the amount of the franchise fees receivable to 3% of franchisee sales during Fiscal 2003. The purchase price consisted of direct transaction costs and other cash requirements of the transaction totaling $1,506,009. The Company also paid one-time acquisition-related fees of $355,000 to Sun Capital, which fees were charged to expense. Furthermore, on October 18, 2002, the Company repaid $1,000,000, net of an early payment discount of $80,000, of amounts outstanding under notes payable to the sellers of a business acquired in 1999, as described in Note 6.

        The issuance of the $17,500,000 promissory note to MHI was accounted for as a restructuring of approximately $22,785,000 of accounts payable owed to the Mattress Supplier and the resulting cancellation of indebtedness of approximately $5,285,000 was recognized by Malachi as a contribution to additional paid-in capital on October 18, 2002, because the Mattress Supplier was a related party on that date. As described in Note 7, the cancellation of indebtedness was excluded from taxation as a result of the insolvency exception of Internal Revenue Code Sec. 108(a) and resulted in a dollar-for-dollar reduction in existing net operating loss carryovers. Furthermore, the change in control of the Company resulting from the October 18, 2002 transaction eliminated the Company's ability to utilize remaining net operating loss carryovers. Consequently, net operating loss carryovers at October 18, 2002 of approximately $13,588,000 are no longer available to the Company.

        Basis of Presentation—The accompanying financial statements present the consolidated balance sheets, statements of operations and cash flows of (i) Mattress Holding and its subsidiaries as of January 28, 2003 and February 3, 2004, and for the period from October 19, 2002 to January 28, 2003 ("Successor Period") and for the fiscal year ended February 3, 2004, after giving effect to the purchase transaction on October 18, 2002, which includes the revaluation of the acquired assets and liabilities to their estimated fair values as described in Note 3; and (ii) the consolidated statements of operations and cash flows of Malachi and its subsidiaries for the fiscal year ended January 29, 2002 and for the period from January 29, 2002 to October 18, 2002 ("Predecessor Period"). The Predecessor Period financial statements are presented on the historical cost basis, which does not give effect to the transaction. The information in the accompanying financial statements for the fiscal year ended January 29, 2002 ("Fiscal 2001") and for the Predecessor Period is not comparable with the information for periods subsequent to the Predecessor Period. All significant intercompany accounts and transactions have been eliminated. References to the Company prior to October 18, 2002 are references to Malachi.

        Fiscal Year—The Company's fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to January 31. Fiscal 2001 consisted of 52 weeks. The fiscal year ended January 28, 2003 ("Fiscal 2002") consisted of 52 weeks and is comprised of the Predecessor Period and Successor Period. The fiscal year ended February 3, 2004 ("Fiscal 2003") consisted of 53 weeks. The notes to the consolidated financial statements include certain disclosures of subsequent events that have occurred during the Company's fiscal year ending February 1, 2005 ("Fiscal 2004").

2.     Accounting Policies

        Interim Financial Information—The financial information as of May 4, 2004 and for the 13 weeks ended April 29, 2003 and May 4, 2004 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods. Operating results for the 13 weeks ended May 4, 2004 are not necessarily indicative of results to be expected for Fiscal 2004 or any other future period.

        Accounting Estimates—The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term are the allowance for doubtful accounts and accruals for product warranty costs and lease termination costs resulting from store closings.

        Fair Value of Financial Instruments—The amounts reported in the consolidated balance sheets for cash and cash equivalents and accounts receivable, accounts payable and accrued liabilities approximate their respective fair values because of the short-term maturity of these instruments. The carrying amounts of notes receivable, notes payable and long-term debt at fixed interest rates approximate their respective fair values due to the comparability of fixed interest rates for the same or similar issues that are available.

        Net Sales and Cost of Sales—Sales revenue is recognized upon delivery to and acceptance of mattresses and bedding products by the Company's customers. Sales are presented net of actual returns. Customer deposits collected prior to the delivery of merchandise are recorded as a liability.

The Company includes fees collected for merchandise delivery services as sales revenue when delivery services are performed.

        Cost of sales includes store occupancy, warehouse and delivery expenses. Cash payments received from vendors as incentives to enter into or to maintain long-term supply arrangements are deferred and amortized as a reduction of cost of sales using a systematic approach. Vendor incentives that are based on a percentage of the cost of purchased merchandise, such as cooperative advertising funds and customer return funds, are accounted for as a reduction of the prices of the vendor's products and result in a reduction of cost of sales when the merchandise is sold. Vendor incentives that are direct reimbursements of costs incurred by the Company to sell the vendor's products are accounted for as a reduction of the related costs when recognized in the Company's results of operations.

        Franchise Fees and Royalty Income—The Company has typically granted franchise rights to private operators for a term of 30 years on a market-by-market basis. The Company provides standard operating procedure manuals, the right to use systems and trademarks, assistance in site locations of stores and warehouses, training and support services, advertising materials and management and accounting software to its franchisees. Generally, the Company is entitled to a nonrefundable initial franchise fee of $9,000 per store location, which are recognized in income when all material services have been substantially performed, which generally is upon the opening of a new store. Franchise royalties are generally earned in an amount equal to a stated percentage of gross franchisee sales, payable twice a month, and are recognized in income during the period that sales are recognized by the franchisees. Prior to Fiscal 2003, the franchise fee percentage was 5% for the majority of franchisees. During Fiscal 2003, the Company and its franchisees amended the franchise agreements to reduce the franchise fee percentage to 3% effective at various dates during Fiscal 2003, to satisfy a condition to the October 18, 2002 Sun Capital acquisition.

        Preopening Expense—Store preopening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

        Advertising Expense—Costs incurred for advertising are expensed in the period in which the advertising occurs. Advertising expense was $23,845,500, $17,666,928, $5,456,812 and $28,516,413 during Fiscal 2001, the Predecessor Period, the Successor Period and Fiscal 2003, respectively.

        Product Warranties—The warranty policy for most mattress products sold by the Company provides a manufacturer's 10-year non-prorated manufacturer warranty service period ("basic warranty"), as well as, for no additional cost to the customer, an additional five-year warranty on certain mattress products that is provided by the Company ("extended warranty"). Prior to October 18, 2002, the Mattress Supplier was financially responsible for basic warranty returns that were the result of product defects. Under the terms of the Company's current supply agreements with mattress suppliers, the Company is financially responsible for basic warranty returns resulting from product defects. The Company earns incentives from the mattress suppliers on the purchase of mattress merchandise as compensation for the cost of resolving basic warranty product defect issues with its customers. The incentives are accounted for as a reduction of the prices of the vendor's products and result in a reduction of cost of sales when the related merchandise is sold. The Company accrues for the estimated cost of warranty coverage at the time the sale is recorded. Based upon the Company's historical warranty claim experience, as well as recent trends that might suggest that past experience may differ from future claims, management periodically reviews and adjusts, if necessary, the liability for product warranty returns.

        The change in the liability for product returns is as follows:

	Fiscal 2002
	Predecessor Period	Successor Period	Fiscal 2003
Balance at beginning of period	$—	$423,000	$423,000
Purchase price allocation adjustment	—	—	512,000
Accruals for warranties issued	—	16,906	416,675
Settlements made (in cash or in kind)	—	(16,906)	(342,675)

Balance at the end of the period	—	423,000	1,009,000
Current portion included in accrued liabilities	—	(423,000)	(354,000)

Noncurrent portion included in other liabilities	$—	$—	$655,000

        During Fiscal 2003, the liability for product returns, initially established in the amount of $423,000 as of the October 18, 2002 Sun Capital acquisition date, was revised based on actual warranty experience. In addition, the allocation of purchase price to the liability at the purchase date was increased by $512,000, which resulted in a corresponding increase to goodwill.

        Income Taxes—Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each period ended based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

        Stock-Based Compensation—Mattress Holding has established a stock option plan for the granting of options to its employees and to the employees of subsidiaries for the purchase of Mattress Holding common stock. Compensation expense related to stock-based employee compensation plans is measured using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Accordingly, compensation cost for stock-based awards is measured as the excess, if any, of the fair market value of Mattress Holding's stock at the date of grant over the exercise price of the award. Compensation cost determined at the grant date is recognized as expense over the related vesting period. The Company presents disclosure of pro forma information required under Statement of Financial Accounting Standards No. 123 ("SFAS 123") Accounting for Stock-Based Compensation in Note 15.

        Cash and Cash Equivalents—Cash equivalents include time deposits with maturities of three months or less when purchased. Restricted cash and cash equivalents are included in other assets.

        Inventories—Inventories are valued at the lower of cost or market. Cost is determined by a method that approximates the results of the first-in, first-out method and includes the effect of vendor incentives that are based on a percentage of the cost of purchased merchandise.

        The Company does not purchase or hold inventories on behalf of its franchisees.

        Property and Equipment—Property and equipment are stated at cost. Improvements to leased property are amortized over the shorter of their estimated useful lives or lease periods (including expected renewal periods), which is generally ten years. Normal repairs and maintenance are expensed as incurred. Expenditures which significantly extend asset useful lives are capitalized. Depreciation is provided on the straight-line method at rates based on the estimated useful lives of individual assets or classes of assets as follows:

Equipment, computers and software	3-5
Furniture and fixtures	7
Store signs	7
Vehicles	5

        The Company accounts for costs of software developed or obtained for internal use in accordance with Statement of Position 98-1 ("SOP 98-1"), Accounting For the Costs of Computer Software Developed or Obtained For Internal Use. SOP 98-1 requires certain software development costs to be capitalized. Generally, once the capitalization criteria have been met, external direct costs of materials and services used in development of internal-use software, payroll and payroll-related costs for employees directly involved in the development of internal-use software, and interest costs incurred when developing software for internal use are capitalized. These capitalized costs are amortized over the useful life of the software on a straight-line basis.

        The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is included in the results of operations.

        Goodwill and Intangible Assets—The Company accounts for business acquisitions using the purchase method under the provisions of Financial Accounting Standards No. 141 ("SFAS 141") Business Combinations. Under SFAS 141, assets acquired and liabilities assumed are recorded at their fair value on the date of the acquisition. Purchase consideration in excess of the aggregate fair value of acquired net assets is allocated to identifiable intangible assets, to the extent of their fair value, and any remaining excess purchase consideration is allocated to goodwill. Effective as of the beginning of Fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. Under SFAS 142, goodwill and other indefinite-lived intangible assets are no longer amortized but are tested for impairment annually by applying a fair value-based approach, with charges to expense recorded only if impairment is found to exist. SFAS 142 requires that the fair values of goodwill and intangible assets be assigned to the Company's "reporting units" and that the test for impairment be performed at the reporting unit level. The Company has determined that its business consists of a reporting unit for company-owned retail operations and a reporting unit for franchise operations. The Company performed the transitional goodwill impairment test required by SFAS 142 as of the beginning of Fiscal 2002, and no impairments were determined to exist. Furthermore, no impairments were determined to exist with the annual tests that have been performed subsequent to the adoption of SFAS 142.

        The Company recorded goodwill amortization of $3,254,411 for Fiscal 2001 prior to the adoption of SFAS 142. The following presents the pro forma adjusted net loss had the Company been required to adopt SFAS 142 at the beginning of Fiscal 2001.

Pro Forma
Reported net loss	$(22,150,685)
Add back goodwill amortization, net of tax effects	2,051,255

Adjusted net loss	$(20,099,430)

        The Company has rights to collect future franchise fees pursuant to franchise agreements. As described in Note 3, in connection with the acquisition of the Company by Sun Capital, an intangible asset for the fair value of franchise agreement rights in the amount of $5,143,000 was recognized on the October 18, 2002 acquisition date. Intangible franchise agreement rights are amortized over the estimated remaining term of the franchise agreements of 20 years. Amortization expense included in general and administrative expense was $72,059 and $254,328 during the Successor Period and Fiscal 2003, respectively. Intangible franchise agreement rights are stated net of accumulated amortization of $72,059 at January 28, 2003 and $326,387 at February 3, 2004. Amortization expense for each of the next five years is expected to be $257,150.

        Long-Lived Assets—The Company tests its long-lived assets, consisting primarily of property and equipment and, prior to the adoption of SFAS 142, goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. This assessment is performed on a market-by-market basis and the Company will recognize an impairment loss when it concludes that the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset as determined by discounted cash flows or appraisals, if available. The Company does not believe that there were any facts or circumstances which indicated an impairment of recorded long-lived assets as of January 28, 2003 or February 3, 2004.

        As a result of the losses incurred in Fiscal 2001, an impairment review was performed as of the end of Fiscal 2001. As a result of the review, impairment losses of $7,172,000 were identified and recognized in Fiscal 2001 for assets related to mattress retail operations in certain markets, of which $4,478,000 was an impairment of goodwill and $2,694,000 was an impairment of improvements to leased property. The fair value of impaired assets was determined by the future discounted cash flows method. A portion of the impairment loss in the amount of $1,162,000 pertained to stores closed for entire markets and the loss has been reported as a component of loss from discontinued operations.

        Debt Issue Costs and Other Assets—Significant components of other assets include debt issue costs, lease deposits and other intangible assets. Debt issue costs are amortized to interest expense over the term of the related debt instruments. Other intangible assets are amortized over their estimated useful lives. Debt issue costs and other assets are stated net of accumulated amortization of $43,359 at January 28, 2003 and $179,150 at February 3, 2004.

        Lease Inducements, Free Rent Periods and Escalating Base Rents—Lease inducements, consisting of improvements to leased property provided by or reimbursed by landlords, are deferred and accounted for as a reduction of rent expense on a straight-line basis over the term of the related leases. The Company recognizes rent expense on a straight-line basis over the term of the related leases for all leases that include free rent periods and escalating minimum base rents and records a deferred rent liability for the difference between straight-line expense and rent payments.. The liabilities for deferred lease inducements and deferred rent are included in other noncurrent liabilities.

        Recent Accounting Pronouncements—In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other provisions, SFAS 145 rescinds Statement of Financial Accounting Standard No. 4, Reporting Gains and Losses from Extinguishment of Debt. Accordingly, gains or losses from extinguishment of debt are not reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of APB 30. SFAS 145 was effective for the Company as of the beginning of the Successor Period. The Company incurred losses on debt extinguishments during the Successor Period and Fiscal 2003 as described in Note 6, which have been included in the results of continuing operations under SFAS 145.

        In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Since the effective date of SFAS 146, the Company has not conducted any asset disposal transactions that would be subject to the new standard.

        In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires an entity to disclose in its interim and annual financial statements information with respect to its obligations under certain guarantees that it has issued. It also requires an entity to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002. These disclosures are presented in Note 4 related to guarantees issued for lease obligations of certain franchisees. The initial recognition and measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of the recognition provisions of FIN 45 had no significant effect on the Company's consolidated financial statements.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), Accounting for Stock-Based compensation—Transition and Disclosure—an amendment of FASB Statement 123. For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method whereby an entity can choose to either (i) restate all periods presented or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards. For fiscal years beginning after December 31, 2003, the prospective method will no longer be allowed. The Company has adopted the intrinsic value method of accounting for stock-based compensation as prescribed by APB 25 and has no plans to discontinue using this method. Therefore, the Company does not intend to adopt the transition requirements as specified in SFAS 148.

        In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective for the Company's Fiscal 2003 financial statements. The Company has concluded that independent franchisees, as discussed in Notes 2 and 4, are not subject to FIN 46 and are therefore not included in the Company's consolidated financial statements. Furthermore, the Company does not believe it is a primary beneficiary of a VIE or that it holds any significant interests or involvement in a VIE and, therefore, the adoption of FIN 46 had no impact on the Company's consolidated financial statements.

        In March 2003, the Emerging Issues Task Force ("EITF") finalized Issue No. 02-16 ("EITF 02-16"), Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 requires that consideration received from vendors, such as cooperative advertising funds, be accounted for as a reduction to cost of sales when recognized in the reseller's income statement unless certain conditions are met showing that the funds are used for a specific program entirely funded by an individual vendor, in which case the consideration is accounted for as a reduction in the related expense category. EITF 02-16 also requires that payments received from vendors pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration provided the amounts are probable and reasonably estimable. EITF 02-16 applies to all agreements modified or entered into on or after January 1, 2003. The Company's accounting policies for vendor incentives were consistent with the requirements of EITF 02-16 prior to its adoption; consequently, adoption of the new standard had no material impact on the Company's financial position and results of operations.

3.     Acquisitions

        Acquisition of Mattress Firm—The acquisition of Mattress Firm on October 18, 2002 was, as described in Note 1, accounted for as a purchase. The purchase price consisted of direct transaction costs and other cash requirements of the transaction totaling $1,506,009. Other conditions of the acquisition satisfied on or after October 18, 2002, are described in Note 1. The allocation of the purchase price to the assets and liabilities of Mattress Firm at October 18, 2002, based on management's estimate of their fair values (including certain revisions determined in Fiscal 2003), and reconciliation to the cash used for the acquisition is as follows:

	Initial Allocation	Fiscal 2003 Revisions	Final Allocation
Current assets	$16,232,827	$(315,891)	$15,916,936
Property and equipment	9,905,325	—	9,905,325
Intangible franchise agreement rights	5,143,000	—	5,143,000
Goodwill	25,708,582	937,642	26,646,224
Other assets	1,526,129	—	1,526,129
Current liabilities	(22,774,441)	(109,751)	(22,884,192)
Long-term debt	(30,466,184)	—	(30,466,184)
Other liabilities	(3,769,229)	(512,000)	(4,281,229)

Total allocated purchase price and cash paid	$1,506,009	$—	$1,506,009

        Following is unaudited pro forma results of operations data for Fiscal 2001 and the Predecessor Period as if the acquisition of Mattress Firm had occurred at the beginning of each period:

	Fiscal 2001	Predecessor Period
	(unaudited)
Revenues	$136,225,862	$107,771,048
Loss from continuing operations	$(15,218,802)	$1,640,896
Net loss	$(18,071,762)	$889,577

        Acquisition of Assets of 5/O Management, Inc.—Effective May 30, 2003, Mattress Firm—Arizona, LLC ("MFA"), a newly formed subsidiary of Mattress Firm, acquired the assets of 5/O

Management, Inc. ("5/O"), which was a franchisee that owned the franchise rights of The Mattress Firm in Phoenix, Arizona and operated 18 retail stores and a warehouse. The total purchase price was $3,202,941, including the assumption of certain liabilities of 5/O. The asset purchase agreement provides for additional cash payments of up to $250,000 in future years if the earnings of the acquired business exceed specified amounts. The future contingent consideration will be recorded as additional goodwill when the contingency is resolved and the additional consideration is payable.

        5/O was encountering financial difficulties prior to the acquisition as a result of recent losses and costs incurred to open stores. In connection with the acquisition, 5/O's primary mattress product supplier agreed to discharge substantially all past due accounts payable totaling approximately $4.0 million. Consequently, MFA did not assume such liabilities. However, MFA assumed other past due accounts payable totaling approximately $800,000 and paid all assumed past due liabilities by the end of September 2003. Furthermore, the Company had accounts and notes receivables from 5/O in the aggregate amount of $798,574, which had been fully reserved as explained in Note 4, that were also discharged in connection with the acquisition. Management believes that results of operations of the acquired business will improve under Company control and through expense synergies available from centralized corporate management.

        The aggregate purchase price (excluding contingent consideration) consists of the following:

Cash paid	$627,490
Fair values of liabilities assumed:
Current liabilities (including past due amounts)	2,374,557
Long-term debt	200,894

Total purchase price	$3,202,941

        The aggregate purchase price was allocated as follows based on management's estimate of asset fair values as of the acquisition date:

Current assets	$743,071
Deferred tax asset	207,897
Property and equipment	1,818,212
Goodwill	355,852
Other assets	77,909

Total allocated purchase price	$3,202,941

        A reconciliation of cash used for the acquisition is as follows:

Cash paid	$627,490
Less: Cash of acquired business	100,881

Cash paid, net of cash acquired	$526,609

        The results of operations of the assets acquired from 5/O are included in the Company's results of operations beginning May 30, 2003.

        Following is unaudited pro forma results of operations data for the Predecessor Period and Successor Period of Fiscal 2002 and for Fiscal 2003 as if the acquisition of 5/O's assets had occurred at the beginning of each period.

	Fiscal 2002
	Predecessor Period	Successor Period	Fiscal 2003
	(unaudited)		(unaudited)
Sales	$118,928,195	$42,527,169	$169,410,873
Income from continuing operations	$939,996	$939,996	$2,369,303
Net income (loss)	$(8,037)	$188,677	$1,857,641

        Acquisition of Assets of Affirm New England, Inc.—Effective March 1, 2001, the Company acquired the assets of Affirm New England, Inc. ("Affirm"), which was a franchisee that owned the franchise rights of Mattress Firm in and around Hartford, Connecticut, for a total purchase price of $1,578,892, consisting of direct acquisition costs of $253,696, the assumption of liabilities of $1,245,196 and a liability for future cash consideration of $80,000, of which $40,000 was paid on February 28, 2002, and $40,000 was paid on February 28, 2003. The allocation of the aggregate purchase price to the assets acquired and liabilities assumed and to cash used in the acquisition is as follows:

Current assets	$627,158
Property and equipment	589,699
Goodwill	404,435
Other assets	30,366
Current liabilities	(1,029,686)
Noncurrent liabilities	(215,510)

Total assets acquired, net of liabilities assumed	406,462
Liability for purchase price payable in future years	(80,000)
Cash of acquired entities (included in current assets)	(173,898)

Cash paid, net of cash acquired	$152,564

        The results of operations of the net assets acquired from Affirm are included in the Company's results of operations beginning March 1, 2001. Affirm's results of operations for Fiscal 2001 prior to the acquisition date were immaterial to the Company's results of operations.

4.     Franchisee Receivables and Guarantees

        Receivables from franchisee operations consist of the following:

	January 28, 2003	February 3 2004
Included in Accounts Receivable—Retail and Franchise Operations:
Franchise royalties receivable	$738,572	$235,814
Current portion of notes, initial fees and interest receivable	36,000	20,020
Other receivables	376,019	183,733

Total, before allowance	1,150,591	439,567
Allowance for doubtful accounts	(568,406)	(227,074)

Total, net of allowance	$582,185	$212,493

Included in Noncurrent Assets:
Promissory notes receivable	$386,103	$185,465
Initial fees receivable	162,000	27,000
Accrued interest income receivable	153,382	137,425

Total, before allowance	701,485	349,890
Allowance for doubtful accounts	(615,865)	(329,870)

Total, net of allowance	85,620	20,020
Current portion included in current assets	(36,000)	(20,020)

Total, net of allowance and current portion	$49,620	$—

        In the past, the Company has provided loans to franchisees for the costs incurred to establish franchise operations pursuant to the terms of promissory notes receivable. No loans were made to franchisees during or subsequent to the Predecessor Period. Payments under outstanding promissory notes are receivable in monthly installments ranging from 33% to 37.5% of the franchisees' monthly profits, as defined, before management fees and bonuses to officers and non-sales employees, subject to a minimum monthly payment of $1,000 per store. All promissory notes outstanding at February 3, 2004 are uncollateralized. Initial fees receivable represent amounts billed pursuant to the franchise agreements in connection with assistance provided to franchisees during the opening of new stores in the amount of $9,000 per store. Promissory notes and initial fees that are not remitted at the time of store opening accrue interest at 8%. Collections on notes and initial fee receivables are first applied against the outstanding note principal and initial fee receivable balance and then against the outstanding balance of accrued interest. The current portion of notes, initial fees and accrued interest receivable at February 3, 2004, represents the estimate of amounts that will be collected during Fiscal 2004.

        The Company evaluates the credentials, business plans and the financial strength of potential franchisees before entering into franchise agreements and before extending credit. Concentrations of credit risk with respect to accounts receivable and notes receivable with franchisees (Franchisee Receivables), after considering existing allowances for doubtful accounts, are considered by management to be limited as a result of the number of franchisees and their dispersion throughout the United States. The Company has the right under the terms of its franchise agreements to assume the operations of franchisees that do not comply with the conditions of the franchise agreement, including a default on the payments owed to the Company. In such instances, the assumption may involve purchase consideration in the form of cash and the assumption of certain franchisee obligations, including obligations to the Company. Management provides an allowance for doubtful accounts on Franchisee Receivables if it is considered probable that the Company will not collect or otherwise recover the total outstanding balance, including accrued interest. At January 28, 2003 and February 3, 2004, an allowance for doubtful accounts was provided to fully reserve the current and noncurrent receivable balances, respectively, owed by two franchisees that are encountering financial difficulties. As explained in Note 3, the Company had fully reserved the current and noncurrent receivables owed by 5/O prior to the discharge of the receivables in connection with the May 30, 2003 acquisition of the assets of 5/O.

        The Company has provided financial guarantees associated with certain real estate leases of franchisees. The contractual amounts of the guarantees, which represent the Company's maximum exposure to credit loss in the event of non-performance by the franchisees, totaled $2,845,554 as of February 3, 2004. The guarantees expire in decreasing amounts through 2010. The credit risk associated with these guarantees is essentially the same as that involved in extending loans to the franchisees.

5.     Property and Equipment

        Property and equipment consist of the following:

	January 28, 2003	February 3, 2004
Equipment, computers and software	$1,361,758	$4,257,100
Furniture and fixtures	755,091	1,221,155
Store signs	1,729,212	2,671,396
Leasehold improvements	6,293,148	11,636,377
Vehicles	202,691	320,294

	10,341,900	20,106,322
Accumulated depreciation	(573,028)	(3,002,619)

	$9,768,872	$17,103,703

        Depreciation expense was $1,781,657, $1,082,990, $818,189 and $2,535,665 during Fiscal 2001, the Predecessor Period, the Successor Period and Fiscal 2003, respectively.

6.     Notes Payable and Long-term Debt

        Notes payable and long-term debt consist of the following:

	January 28, 2003	February 3, 2004
2003 Credit Facility	$—	$—
2002 Credit Facility	3,272,728	3,072,728
2002 Subordinated Promissory Note	5,000,000	—
Seller notes payable, net of discount	1,330,091	524,537
Junior subordinated note payable	17,500,000	17,500,000
Unsecured term credit facility	2,727,272	2,700,000
Capital lease obligations	374,779	382,127
Equipment financing notes payable	245,686	273,087
Other short-term notes payable	136,327	674,790

	30,586,883	25,127,269
Notes payable and current maturities of long-term debt	(4,073,039)	(4,189,303)

Long-term debt, net of current maturities	$26,513,844	$20,937,966

        2003 Credit Facility—On November 9, 2003, the Company entered into a credit facility with a financial institution that provided up to $6,000,000 in revolving borrowings (the "2003 Credit Facility"). The amount available for borrowing was based upon the Company's eligible amounts of inventory, less customer deposits for future delivery of merchandise. Outstanding borrowings accrued interest at the prime rate plus .5%, payable monthly. The 2003 Credit Facility required monthly unused availability and collateral monitoring fees. The 2003 Credit Facility was collateralized by a first lien in substantially all of the Company's assets and was scheduled to mature on November 9, 2006. On February 3, 2004, there were no outstanding borrowings and the amount available for future borrowings was $2,917,000 based on asset values at that date. On March 31, 2004, the 2003 Credit Facility was replaced with a new revolving credit facility provided by a different financial institution as explained under "March 31, 2004 Refinancing" below.

        2002 Credit Facility—On October 18, 2002, in connection with Mattress Holding's acquisition of Mattress Firm as described in Note 1, the Company obtained $3,272,728 of senior debt under a senior term credit facility provided by MHI (the "2002 Credit Facility"). The proceeds from the 2002 Credit Facility plus the proceeds from a $2,727,272 unsecured credit facility provided by a bank, as further described below, were utilized to retire the outstanding principal balance at October 18, 2002 of $6,000,000 on a previous facility provided by a financial institution. The 2002 Credit Facility accrued interest at 7%, payable quarterly, was collateralized by substantially all of the Company's assets, and required no principal payments prior to the maturity date in June 2007. In connection with the closing of the 2003 Credit Facility on November 9, 2003 described above, the Company made an early principal payment to MHI in the amount of $200,000 as consideration for MHI's agreement to enter into an intercreditor agreement. The 2002 Credit Facility was refinanced on March 31, 2004 with the proceeds of a new term loan provided by a different lender as explained under "March 31, 2004 Refinancing" below.

        The Company incurred forbearance fees related to the credit facility in place prior to October 18, 2002 in the amounts of $107,500 and $182,500 that were charged to interest expense during Fiscal 2001 and the Predecessor Period, respectively. General and administrative expense includes $103,137 during the Successor Period related to the loss from early retirement of the previous credit facility.

        Senior Subordinated Credit Facility—At January 28, 2003, the Company had outstanding borrowings of $5,000,000 under the terms of a senior subordinated credit facility ("Subordinated Credit Facility"). The Subordinated Credit Facility accrued interest at 12.5%, payable monthly, was collateralized by substantially all of the Company's assets and required no principal payments prior to the maturity date on August 6, 2004. The Subordinated Credit Facility was amended effective October 18, 2002, and the Company incurred an amendment fee in the amount of $75,000 that was charged to interest expense during the Successor Period. On September 29, 2003, the Subordinated Credit Facility was repaid before its maturity date with available cash. General and administrative expense includes $71,061 in Fiscal 2003 related to the loss from early retirement of the Subordinated Credit Facility.

        The Company issued warrants in connection with the issuance of the Subordinated Credit Facility in 1999. Effective October 18, 2002, the remaining unexercised warrant was converted into the right to purchase 1% of the total outstanding shares of common stock of Mattress Firm at $.01 per share. The warrant was repurchased by the Company and retired on September 29, 2003 in connection with the early retirement of the Subordinated Credit Facility and the purchase price of $125,000 was charged to interest expense in Fiscal 2003.

        A debt discount was recorded in Fiscal 1999 upon the issuance of warrants and was being amortized to interest expense over the term of the Subordinated Credit Facility. Debt discount amortization was $195,563 during the Predecessor Period, resulting in the recognition of interest expense at a 23.3% effective rate. The unamortized discount at October 18, 2002 was eliminated in connection with allocation of purchase price to the Company's assets and liabilities at that date.

        Seller Notes Payable—At January 28, 2003 and February 3, 2004, the Company had outstanding uncollateralized notes payable to the sellers of previously franchised markets acquired in 1999. The seller notes accrue interest at 8.125% and principal and interest is payable in equal monthly installments through August 2004. The seller notes were issued in Fiscal 1999 at interest rates below the interest rates of other comparable debt instruments issued by the Company and are carried net of the related debt discount, which is amortized to interest expense over the related debt term, resulting in a 14% effective interest rate. The aggregate outstanding principal balance of the seller notes was $1,389,114 and $532,328 at January 28, 2003 and February 3, 2004, respectively, and is reported net of a debt discount of $59,023 and $7,791 at January 28, 2003 and February 3, 2004, respectively.

        On October 18, 2002, a note payable in the principal amount of $1,000,000 issued in 1999 to the sellers of the franchise right to The Mattress Firm was retired prior to the maturity date, net of an early payment discount of $80,000. The note payable holders were Malachi stockholders until October 18, 2002. The Company incurred interest expense, including debt discount amortization, of $137,620 and made principal payments of $1,420,000, net of the early payment discount, during the Predecessor Period. General and administrative expense includes $65,410 during the Successor Period related to the loss from early retirement of the seller note payable.

        2002 Subordinated Promissory Note—On October 18, 2002, the Company issued a promissory note in the principal amount of $17,500,000 to MHI (the "2002 Subordinated Promissory Note"). The promissory note was scheduled to mature in June 2009 and required no principal payments prior to maturity, except in the event of either a change in control or a public offering of the Company's securities. Under the original terms, the 2002 Subordinated Promissory Note note bore no interest for the first two years with the interest rate escalating to 7% by October 2008, with quarterly payments commencing in January 2005. Interest expense was accrued in the amounts of $193,311 and $707,161 during the Successor Period and Fiscal 2003, respectively, at the promissory note's effective interest rate of 3.89%. Other noncurrent liabilities includes $193,311 and $900,472 of accrued interest expense at January 28, 2003 and February 3, 2004, respectively. The 2002 Subordinated Promissory Note was secured by substantially all of the Company's assets. On March 31, 2004, the 2002 Subordinated Promissory Note was purchased by a related party and the terms were amended and restated as explained under "March 31, 2004 Refinancing" below.

        Unsecured Term Credit Facility—On October 18, 2002, in connection with the Company's acquisition of Mattress Firm as described in Note 1, the Company was advanced $2,727,272 under a short-term credit facility with a bank that provided up to $4,700,000 in non-revolving borrowings. Outstanding borrowings accrued interest at prime plus 0.5%, payable monthly, and were guaranteed by an affiliate of Sun Capital. In July 2003, the Company elected to reduce the loan commitment to $2,700,000 and, consequently, made a principal payment of $27,272 to reduce the outstanding principal balance to the revised commitment amount. The credit facility was scheduled to mature one year after origination under its original terms and was extended until the facility was refinanced on March 31, 2004 with the proceeds of a new term loan provided by a different lender as explained under "March 31, 2004 Refinancing" below.

        Capital Lease Obligation—The Company financed certain computer equipment, software and software development costs related to internally-developed and purchased software with capital leases provided by financial institutions at interest rates of 12.2% to 35.0%, with monthly principal and interest installments through October 2005.

        Equipment Financing and Other Short-Term Notes Payable—The Company has various outstanding notes payable related to the purchase of equipment and other uncollateralized notes payable at interest rates ranging from 6.0% to 16.9%, with monthly principal and interest payments of various amounts through February 2009. Equipment financing notes payable are collateralized by certain fixed assets with carrying values that approximate the outstanding principal balances of the related notes payable.

        March 31, 2004 Refinancing—On March 31, 2004, the Company refinanced certain outstanding debt with a new lender and amended and restated the junior subordinated note payable, as follows:

  1)
  2004 Credit Facility—The Company entered into a financing agreement with Abelco Finance LLC for a term loan in the aggregate amount of $5,958,333 and a revolving credit facility in an aggregate amount not to exceed $6,000,000 outstanding at any time (the "2004 Credit Facility"). The amount available for borrowing under the 2004 Credit Facility is based upon the Company's eligible amounts of inventory and funds in the course of settlement from credit card and in-store finance merchant providers, less customer deposits for future delivery of merchandise. The outstanding principal balance of the 2004 Credit Facility accrues interest at the greater of (i) the prime rate plus 4.75% or (ii) 8.75%, payable monthly. The 2004 Credit Facility requires the payment of an anniversary fee in the amount of $163,854 on April 1, 2005 and on April 1, 2006, and a collateral monitoring fee of $2,000 per month. The term loan requires monthly principal installments commencing on April 1, 2005, consisting of 12 monthly installments of $35,049, followed by 12 monthly installments of $61,336. The remaining outstanding principal of the term loan and the then outstanding balance of the revolving credit facility is payable in full on April 1, 2007. The 2004 Credit Facility is collateralized by substantially all of the Company's assets and requires the Company to maintain ratios of total debt to earnings before interest, income taxes, depreciation and amortization ("EBITDA"), as defined, measured monthly, not to exceed a maximum ratio, and a fixed charge to EBITDA coverage ratio, as defined, measured monthly, that is in excess of a minimum ratio. In addition, the 2004 Credit Facility contains restrictions, subject to certain exceptions, including, but not limited to engaging in transactions with affiliates; prepaying subordinated debt; incurring indebtedness and liens; declaring dividends or redeeming or repurchasing capital stock; making loans and investments, engaging in mergers, acquisitions, consolidations and asset sales.

    On March 31, 2004, the entire amount of the term loan of $5,958,333 and $1,000,000 on the revolving credit facility were advanced and used to repay the outstanding balance of the 2002 Credit Facility of $2,072,727 plus accrued interest and the outstanding balance of the unsecured term credit facility of $2,700,000 plus accrued interest and to pay closing costs. The 2003 Credit Facility also was terminated, although there was no outstanding loan balance on March 31, 2004. The Company's total loss recognized in Fiscal 2004 on the early termination of these credit facilities was $431,502, consisting of a non-cash charge for unamortized loan fees of $338,502 and an early termination fee of $93,000. Subsequent to March 31, 2004, the Company requested and received an additional advance of $3,000,000 under the 2004 Credit Facility for working capital requirements.

  2)
  On March 31, 2004, an affiliate of the Company (through common ownership by Sun Capital) acquired the 2002 Subordinated Promissory Note at a discount and, concurrently, the note payable was amended and restated as follows: (i) the note principal balance was reduced to $17,000,000, (ii) the note payable requires monthly principal installments commencing on April 1, 2005, consisting of 12 monthly installments of $64,951, followed by 12 monthly installments of $113,664, (iii) the note payable requires a single principal payment of $8,898,284 on April 1, 2007, with the remaining outstanding principal payable in full on June 28, 2009, (iv) an anniversary fee in the amount of $303,646 is payable on March 31, 2005 and on March 31, 2006, and (iv) interest at the greater of (a) 8.75% or (b) the prime rate plus 4.75% is payable monthly and accrues on an initial notional amount of $11,041,667 (the "2004 Subordinated Promissory Note"), with subsequent reductions in the notional amount in amounts equal to principal payments. The 2004 Subordinated Promissory Note bears no interest from April 1, 2007 through the June 28, 2009 maturity date. The difference between the present values of future cash flows of the amended and restated note payable and the remaining cash flows of the original note, discounted at the effective interest rate of the original note, is less than 10%; accordingly, the effects of the amended and restated note payable are accounted for prospectively as an adjustment to the effective interest rate. As a result, the minimum effective interest rate was reduced from 3.89% to 2.93% on March 31, 2004. The actual effective interest rate could be higher in the future if the note payable interest rate increases above the 8.75% minimum rate. The Company incurred approximately $220,000 of third party costs to amend and restate the 2004 Subordinated Promissory Note, which were expensed in Fiscal 2004.

        Future Maturities of Notes Payable and Long-Term Debt—The March 31, 2004 refinancing did not alter the maturities of long-term debt for Fiscal 2004, although maturities in years after Fiscal 2004 are affected. The historical aggregate maturities of notes payable and long-term debt at February 3, 2004, and pro forma maturities giving effect to the March 31, 2004 refinancing, are as follows:

Fiscal year ending on or about January 31:	Historical	Pro Forma
2005	$4,189,303	$1,489,303
2006	231,306	1,331,304
2007	71,203	2,096,203
2008	3,112,210	13,914,482
2009	28,990	28,990
Thereafter	17,502,050	6,274,778

	$25,135,060	$25,135,060

7.     Income Taxes

        The provision for income taxes on income from continuing operations consists of the following:

		Fiscal 2002
	Fiscal 2001	Predecessor Period	Successor Period	Fiscal 2003
Current:
Federal	$—	$—	$(42,517)	$3,698
State	102,062	36,305	1,686	163,946

	102,062	36,305	(40,831)	167,644

Deferred:
Federal	(5,892,001)	869,172	85,484	1,614,192
State	89,961	53,640	25,168	17,693
Change in valuation allowance	6,541,119	(482,129)	137,223	(1,018,648)

	739,079	440,683	247,875	613,237

Benefit applied to reduce goodwill	—	—	—	881,425

Total provision for income taxes	$841,141	$476,988	$207,044	$1,662,306

        The Company recognized deferred tax benefits of $739,079, $440,683, $206,769 and $271,415 during Fiscal 2001, the Predecessor Period, the Successor Period and Fiscal 2003, respectively, on losses from discontinued operations resulting from store closings.

        The differences between the effective tax rate reflected in the total provision for income taxes on income from continuing operations and the statutory federal rate of 34% is as follows:

		Fiscal 2002
	Fiscal 2001	Predecessor Period	Successor Period	Fiscal 2003
Provision for U.S. federal income taxes at the 34% statutory rate	$(6,275,239)	$596,342	$229,373	$1,487,041
State income taxes, net of federal income tax benefit	(398,748)	98,096	10,002	87,371
Goodwill amortization and impairment	1,645,100
Excess tax basis goodwill deduction	—	—	(164,289)	(6,233)
Change in valuation allowance for deferred tax assets	6,541,119	(482,129)	137,223	(1,018,648)
Benefit applied to reduce goodwill		—	—	881,425
Other	(671,091)	264,679	(5,265)	231,350

Total provision for income taxes	$841,141	$476,988	$207,044	$1,662,306

Effective income tax rate	-4.6%	27.2%	30.7%	38.0%

        Significant components of deferred income tax assets and liabilities consist of the following:

	January 28, 2003		February 3, 2004
	Current	Noncurrent	Current	Noncurrent
Deferred income tax assets:
Allowance for doubtful accounts	$437,825	$—	$203,303	$—
Inventories	389,032	—	218,899	—
Property and equipment	—	919,554	—	762,578
Other assets	—	183,524	—	50,675
Accrued liabilities	694,992	—	791,284	—
Charitable contribution carryover	—	47,189	—	47,087
Net operating loss carryovers	—	1,214,033	—	1,290,490

	1,521,849	2,364,300	1,213,485	2,150,830

Valuation allowance	(1,018,648)	—	—	—

	503,201	2,364,300	1,213,485	2,150,830

Deferred income tax liabilities:
Intangible franchise agreement rights and goodwill	—	(2,552,457)	—	(3,363,337)
Other current assets	—	—	(268,438)	—
Noncurrent liabilities	—	(315,044)	—	133,534

	—	(2,867,501)	(268,438)	(3,229,803)

Net deferred income tax assets (liabilities)	$503,201	$(503,201)	$945,048	$(1,078,973)

        As described in Note 1, the cancellation of indebtedness income of $5,285,000 resulting from the October 18, 2002 transaction was excluded from taxation as a result of the insolvency exception of Internal Revenue Code Sec. 108(a) and resulted in a dollar-for-dollar reduction in existing net operating loss carryovers. Furthermore, the change in control of the Company resulting from the October 18, 2002 transaction restricts the Company's ability to utilize net operating loss carryovers existing on that date. Consequently, net operating loss carryovers at October 18, 2002 of approximately $14,071,000 are no longer available to the Company and a related deferred tax asset has not been not recognized on the net operating losses existing at that date.

        At February 3, 2004, the Company had net operating loss carryovers of approximately $3,723,000 that arose subsequent to October 18, 2002 and are available to offset future taxable income. The net operating losses are scheduled to expire in varying amounts during 2023 and 2024, if not previously utilized. The magnitude of tax losses that have occurred in recent years establishes a presumption that future taxable income may not be sufficient to recover net operating loss carryovers and other deductible temporary differences that result in deferred tax assets, although deferred tax assets are considered realizable to the extent that future taxable income will result from the reversal of temporary differences for which deferred tax liabilities are recognized. A valuation allowance was recognized at January 28, 2003, in an amount necessary to reduce deferred tax assets to the amount expected to be realized. The valuation allowance was reversed in Fiscal 2003 as a result of the increase in deferred tax liabilities and the expectation that the reversal of related temporary differences in future years will provide taxable income in an amount sufficient to utilize the net operating loss carryovers and other deferred tax assets existing at February 3, 2004.

        The Company had a valuation allowance for deferred tax assets of $881,425 at October 18, 2002, that was reversed as of February 3, 2004. The resulting deferred tax benefit was recorded as a reduction of goodwill during Fiscal 2003.

8.     Accrued Liabilities and Other Noncurrent Liabilities

        Accrued liabilities consist of the following:

	January 28, 2003	February 3, 2004
Employee wages, payroll taxes and withholdings	$1,948,188	$1,892,141
Lease termination and other store closing costs	1,214,375	1,315,285
Unbilled advertising	—	1,204,902
Sales tax	876,442	1,159,116
Accrued employee compensated absences	651,675	761,766
Accrued construction in-progress costs	32,156	362,655
Product warranty returns	423,000	354,000
Audit and tax return preparation fees	155,000	147,000
Insurance premiums	691,262	41,919
Accrued interest	63,702	53,584
Other	312,773	728,472

	$6,368,573	$8,020,840

        Other noncurrent liabilities consist of the following:

	January 28, 2003	February 3, 2004
Deferred lease inducements	$3,092,744	$4,107,014
Deferred vendor incentives	—	1,348,747
Accrued interest—Junior subordinated note payable	193,311	900,472
Product warranty returns, less current portion	—	655,000
Deferred rent liability	563,420	637,787
Other	114,376	250,000

	$3,963,851	$7,899,020

9.     Store Closings

        Management reviews the performance of individual stores to determine whether to renew or extend leases or to close a store at or prior to the lease termination date. Results of operations and losses from individual store closings are included in continuing operations. Management also reviews retail operating results at the market level in deciding whether to close all stores in a market based on an evaluation of the investment required to improve market results to an acceptable level and the estimated costs to discontinue operations. Operations and cash flows can be clearly distinguished for store groups at the market level. Accordingly, operating results of stores closed for an entire market and the related loss from closing are reported as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 Accounting for Impairment or Disposal of Long-Lived Assets.

        The results from discontinued operations are summarized as follows:

		Fiscal 2003
	Fiscal 2001	Predecessor Period	Successor Period	Fiscal 2003
Loss from operations of closed stores	$1,999,132	$424,853	$79,529	$—
Impairment loss on property and equipment and goodwill	1,162,000	—	—	—
Loss on store closings	430,907	767,149	479,760	783,077

Loss before benefit for income taxes	3,592,039	1,192,002	559,289	783,077
Deferred tax benefit	(739,079)	(440,683)	(206,769)	(271,415)

Loss from discontinued operations	$2,852,960	$751,319	$352,520	$511,662

The Company had no results of discontinued operations for the thirteen weeks ended April 29, 2003 and May 4, 2004.

The consolidated statement of cash flows reports the results of continuing and discontinued operations together.

        The Company remains directly liable for future lease obligations for closed store and warehouse locations and contingently liable for locations that are assigned to third parties. The Company may enter into sublease agreements with third parties for certain closed locations while retaining the primary lease obligation with landlords. The provision for estimated future costs recorded with respect to store closings includes, as applicable, the difference between future sublease rentals to be received by the Company over the rentals payable to the lease landlords. Future contingent lease commitments related to assigned and subleased properties are disclosed in Note 11.

        Market-Level Store Closings—In November 2001, the Company shut down retail operations consisting of five leased stores and a leased warehouse in Orlando, Florida. The Company recorded a charge to expense of $754,976 in Fiscal 2002, consisting of $269,061 for the write off of improvements of leased property, other related assets and unamortized lease inducements, and $485,915 as a provision for the estimated future costs to assign, sublease or terminate leases and other closing costs.

        In January 2002, the Company shut down retail operations consisting of six leased stores and a leased warehouse in Cleveland, Ohio. As a result of new circumstances of a co-tenant, the Company recorded an additional charge to expense of $414,874 during the Predecessor Period based on management's revised estimate of the future costs to assign, sublease or terminate the Cleveland leases.

        In September 2002, the Company shut down retail operations consisting of five leased stores and a leased warehouse in and around Norfolk, Virginia. The Company recorded a charge to expense of $291,150 during the Predecessor Period for the write off of improvements of leased property, other related assets, unamortized lease inducements and as a provision for the estimated future costs to assign, sublease or terminate leases and other closing costs.

        In October 2002, the Company shut down retail operations consisting of seven leased stores and a leased warehouse in and around Hartford, Connecticut. Effective in November 2002, the leases of all properties were assigned to an unaffiliated mattress retailer. The Company recorded charges to expense totaling $61,125 during the Predecessor Period for the write off of improvements of leased property, other related assets, unamortized lease inducements and as a provision for the estimated future closing costs.

        In March 2001, the Company shut down retail operations consisting of three leased stores in and around Miami, Florida and the leases were assigned to Mattress Discounters Corporation ("Mattress Discounters"). In October 2002, Mattress Discounters filed a voluntary joint petition with the U.S. Bankruptcy Court for the District of Maryland for reorganization under Chapter 11 of the U.S. Bankruptcy Code and was operating as a debtor in possession under the Bankruptcy Code until the reorganization was completed in April 2003. While operating under the Bankruptcy Code, Mattress Discounters rejected the leases in the Miami, Florida area and the Company commenced making monthly lease payments in October 2002. As a result, the Company recorded a charge to expense of $479,760 during the Successor Period to provide for the estimated future costs to assign, sublease or terminate the leases.

        The Company recognized sales from markets closed in Fiscal 2002 in the aggregate amount of $5,932,520 during the Predecessor Period and $164,026 during the Successor Period. The Company recognized operating losses before income taxes from markets closed in Fiscal 2002 in the aggregate amount of $424,853 during the Predecessor Period and $79,529 during the Successor Period. No markets were closed during Fiscal 2003.

        During Fiscal 2003, the Company revised the estimates of the future costs to assign, sublease or terminate leases in markets closed in prior years and recorded an additional charge to expense of $783,077, of which $663,554 relates to one lease in the Miami, Florida area that the Company has been unable to assign, sublease or terminate.

10.   Stockholders' Equity

        As a result of the merger of Malachi into Mattress Firm on October 18, 2002, as described in Note 1, the common stock and preferred stock of Malachi issued and outstanding were cancelled as of the merger date. Preferred stock of Malachi existing prior to October 18, 2002 contained no conversion or mandatory redemption rights. Holders of preferred stock were entitled to a dividend in kind equal to 4% annually of the original number of shares purchased. During the Predecessor Period, Malachi paid preferred stock dividends through the issuance of 15,000 shares of additional preferred stock.

11.   Lease Commitments

        The Company conducts all its operations from leased store and warehouse facilities pursuant to noncancellable lease agreements with initial terms ranging from one to 15 years. Certain leases include renewal options generally ranging from one to five years. Most leases require the Company to pay its proportionate share of the property tax, insurance and maintenance expenses of the property. Certain leases provide for contingent rentals based on sales volumes; however, incremental rent expense resulting from such arrangements was immaterial during all periods presented in the accompanying financial statements.

        Total rent expense under operating leases (including property tax, insurance and maintenance expenses) was $19,584,103, $14,162,533, $5,471,154 and $22,182,265 during Fiscal 2001, the Predecessor Period, the Successor Period and Fiscal 2003, respectively.

        Future minimum lease payments under operating leases as of February 3, 2004 are as follows:

Fiscal year ending on or about January 31:
2005	$16,725,442
2006	13,503,325
2007	9,617,972
2008	7,951,023
2009	5,360,223
Thereafter	6,770,640

$59,928,625

        The minimum lease rentals above exclude rentals related to stores closed as of February 3, 2004, as described in Note 9, where the Company continues to be directly and contingently obligated under lease agreements. In some instances, the Company has entered into assignment and sublease agreements with third parties for certain locations, although the Company remains contingently liable for future rentals and other related lease expenses with respect to such locations if the third parties default on their commitments. Future minimum rents associated with properties closed as of February 3, 2004, and the related future sublease rentals are as follows:

Fiscal year ending on or about January 31:	Company's Commitment	Sublease Rentals
2005	$1,110,099	$797,249
2006	701,956	482,901
2007	540,867	461,345
2008	470,785	408,845
2009	440,970	349,214
Thereafter	734,870	541,798

	$3,999,547	$3,041,352

        Accrued liabilities at January 29, 2003 and February 3, 2004, includes $1,214,375 and $1,315,285, respectively, as an estimate of the future cost to assign, sublease or otherwise terminate leases related to closed properties where the Company continues to be directly obligated under the related lease agreements. It is reasonably possible that the Company's actual future cost to sublease or otherwise terminate leases related to closed properties could be different than the estimate as a result of economic conditions outside the control of the Company and that the effects could be material to the Company's consolidated financial statements.

        In March 2002, the Company entered into an agreement with Mattress Discounters for the exchange and assignment of certain operating leases. Pursuant to the terms of the agreement, the Company assumed leases for eight stores in the Tampa, Florida market in exchange for Mattress Discounters assumption of leases for four stores in the Richmond, Virginia market. The Company has a continuing liability under the Richmond leases in the event Mattress Discounters defaults on its commitment under these lease assignments. Mattress Discounters retained the obligations for the Richmond leases and reorganized and emerged from bankruptcy in April 2003. Future minimum rents associated with the four Richmond leases as of February 3, 2004, for which the Company is contingently liable, are $237,515 in Fiscal 2004, $140,133 in Fiscal 2005, $88,128 in Fiscal 2006, $91,392 in Fiscal 2007, $91,392 in Fiscal 2008 and $213,248 thereafter.

12.   Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of risk are primarily cash and cash equivalents, accounts receivable and notes receivable. Information with respect to the credit risk associated with accounts and notes receivable from franchisees is described in Note 4.

        The Company places its cash deposits with financial institutions. At times, such amounts may be in excess of the federally insured limits. Management believes the financial strength of the financial institutions minimizes the credit risk related to the Company's deposits.

13.   Related Party Transactions

        As explained in Note 6, the Company incurred interest expense and made principal payments during the Predecessor Period on a note payable with former stockholders of the Company.

        The Mattress Supplier is the Company's primary supplier of mattress merchandise and is an affiliate of MHI. The Mattress Supplier was a related party until the October 18, 2002 transaction described in Note 1. At October 18, 2002, the Company had accounts payable to the Mattress Supplier of approximately $32,000,000, of which invoices totaling approximately $22,785,000 were restructured as described in Note 1.

        The Company incurs annual management fees from Sun Capital in the amount equal to the lesser of $400,000 or 5% of annual EBITDA, billed quarterly. In addition, the Company incurred a one time fee and other acquisition costs totaling $355,000 related to Sun Capital's acquisition of the Company on October 18, 2002, which were charged to expense during the Successor Period. The Company reimburses Sun Capital from time-to-time for other direct costs. The Company incurred fees and expenses from Sun Capital totaling $550,699 and $484,364 during the Successor Period and Fiscal 2003, respectively.

14.   Retirement Plan

        The Company sponsors a 401(k) defined contribution plan (the "Retirement Plan") that covers substantially all employees. Participants may elect to defer a percentage of their salary, subject to annual limitations imposed by the Internal Revenue Code. The Company makes matching contributions at its discretion. Matching contributions and other expenses related to the Retirement Plan totaled $262,117, $140,734, $43,098 and $129,564 during Fiscal 2001, the Predecessor Period, the Successor Period and Fiscal 2003, respectively.

15.   Stock Option Plan

        In March 2003, the board of directors of Parent adopted the 2003 Stock Option Plan of Mattress Holding Corp. (the "Plan"), which provides for the granting of incentive and nonqualified stock options to purchase an aggregate of 100,000 shares of Parent's common stock to employees of Parent and its subsidiaries. Parent, which owns 100% of the common stock of the Company and has no operations or assets other than its investment in the Company, has 1,000,000 shares of issued and outstanding common stock. Options have a term not to exceed ten years. The exercise price of any option may not be less than the fair market value of the common stock of Parent on the date of grant. Options vest as determined at the grant date by Parent's board of directors. Options outstanding at February 3, 2004 partially vest on each anniversary of the grant date until fully vested on the fifth anniversary; provided, however, that vesting for any year is contingent upon the Company's achievement of a stated annual EBITDA goal. Upon the occurrence of a change in control, as defined, additional vesting will occur in an amount equal to the lesser of (i) two times the number of shares vested at the most recent anniversary date or (ii) the remaining number of unvested shares. All options become fully vested on January 31, 2010.

        A summary of the activity with respect to stock options is as follows:

	Number of Shares Authorized	Number of Options Outstanding	Exercise Price	Aggregate Exercise Price	Weighted Average Exercise Price
At January 28, 2003	—	—
Authorized	100,000
Granted		82,500	$5.00-10.00	$425,000	$5.15
Exercised
Cancelled		(2,500)	$5.00	(12,500)	5.00

At February 3, 2004	100,000	80,000	$5.00-10.00	$412,500	$5.16

        A summary of the information about stock options outstanding and exercisable at February 3, 2004 is as follows:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Term (in years)
Range of Exercise Prices	Shares		Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$5.00	77,500	9.14	$5.00	19,375	$5.00
$10.00	2,500	9.58	10.00	—	—

	80,000	9.17	$5.16	19,375	$5.00

        Statement of Financial Accounting Standards No. 123 ("SFAS 123") Accounting for Stock-Based Compensation requires that stock-based awards be measured and recognized at fair value. Adoption of the cost recognition provisions of SFAS 123 with respect to stock-based awards to employees is optional and the Company decided not to elect those provisions. As a result, the Company continues to apply APB 25 and related interpretations in accounting for the measurement and recognition of its employee stock-based awards. No compensation expense was recorded in Fiscal 2003 under the provisions of APB 25. However, the Company is required to provide pro forma disclosure as if the cost recognition provisions of SFAS 123 had been adopted. Under SFAS 123, compensation cost is measured at the grant date based on the fair value of the awards and is recognized as expense over the service period, which is usually the vesting period. The fair value of options granted during Fiscal 2003 was estimated using the minimum value method allowed by SFAS 123 for nonpublic companies with the following assumptions: (i) dividend yield of 0%, (ii) risk-free interest rate of 2.98% to 3.46% and (iii) expected option term of 6 years. The weighted average fair value of options granted in Fiscal 2003 was estimated to be $1.63 per share under SFAS 123. If the Company had adopted the cost recognition requirements of SFAS 123, net income for Fiscal 2003 would be reduced by $14,054 to $2,185,628.

16.   Supplemental Statement of Cash Flow Information

        Supplemental information to the statement of cash flows is as follows:

		Fiscal 2002
	Fiscal 2001	Predecessor Period	Successor Period	Fiscal 2003
Interest paid	$2,305,352	$394,420	$1,421,827	$1,269,732
Incomes taxes paid (refunded), net	$(696,398)	$(79,664)	$(627,637)	$104,573

        Noncash Investment and Financing Activities—As described in Note 1, on October 18, 2002, the Company issued a promissory note in the principal amount of $17,500,000 to MHI as a restructuring of accounts payable of $22,785,000 owed to the Mattress Supplier.

17.   Subsequent Event

        On March 31, 2004, the Company refinanced certain outstanding debt with a new lender and amended and restated the junior subordinated note payable as more fully described in Note 6.

        On June 4, 2004, the Company discontinued retail store operations in Louisville, Kentucky, consisting of 5 stores, and all leases were assigned to Sleep Outfitters of Kentucky, LLC. Consideration received by the Company totaled $100,000, consisting of cash of $25,000 and an unsecured and non interest bearing promissory note in the principal amount of $75,000, payable in two equal annual principal installments on June 4, 2005 and June 4, 2006.

MATTRESSFIRM

MATTRESSFIRM
SuperCenter

MATTRESSFIRM
We make it Easy to get a Great Night's Sleep!
"I love this bed."

MATTRESSFIRM
Red Carpet Delivery Service

MATTRESSFIRM Clearance Center

             Shares

Mattress Holding Corp.

Common Stock

PROSPECTUS

                             , 2004

William Blair & Company

SunTrust Robinson Humphrey

BB&T Capital Markets

        Until                        , 2004 (25 days after the date of this prospectus), all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee		$5,828
NASD filing fee		5,100
Nasdaq listing fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees		*
Printing and engraving expenses		*
Miscellaneous		*

Total	$	*

*
To be supplied by amendment.

Item 14. Indemnification of Directors, Officers, Employees and Agents.

        Section 145 of the Delaware General Corporation Law (the "DGCL") generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right that any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

        The registrant's certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer of another entity), shall be indemnified and held harmless by the registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection therewith, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant.

        The certificate of incorporation and bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights that an officer or director may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and that they include the right to be paid by the registrant the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the registrant by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Item 15. Recent Sales of Unregistered Securities.

        The following is a description of the sale of unregistered securities for the last three years (all share and per share amounts of common stock have been adjusted to reflect a    -for-one stock split effective upon consummation of this offering):

  (a)
  On October 18, 2002, the registrant's predecessor, which was an indirect wholly-owned subsidiary of Mattress Holdings International, LLC, merged into the registrant, which was a direct wholly-owned subsidiary of Mattress Holdings International, LLC, which then sold all of our outstanding capital stock to Mattress Holding Corp., an affiliate of Sun Capital Partners. As a result of the merger, the registrant received assets valued at approximately $3.0 million, net of the acquisition fee paid to an affiliate of Sun Capital and other merger-related costs that we paid. The registrant issued the foregoing securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

  (b)
  Since March 2003, the registrant has granted options to purchase an aggregate of            shares of its common stock to its employees and directors at exercise prices ranging from $            to $            per share. The registrant granted each of these options pursuant to its 2003 Stock Option Plan. The registrant received no proceeds from these issuances. The registrant issued these securities in reliance on the exemption from registration provided by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.

Item 16. Exhibits and Financial Statement Schedules.

        (a)    Exhibits

Exhibit Number	Description
*1.1	Form of Underwriting Agreement
*3.1	Registrant's Restated Certificate of Incorporation
*3.2	Registrant's Amended and Restated Bylaws
4.1	Stock Purchase Agreement dated as of October 18, 2002 among the registrant, Mattress Holdings International, LLC, Sealy Mattress Company and MMA Acquisition Company, Inc.
*5.1	Opinion of Hughes Hubbard & Reed LLP as to the legality of the securities being offered
10.1
Financing Agreement dated as of March 31, 2004 among the registrant, Mattress Firm, Inc., certain subsidiaries of the registrant, the lenders from time to time party thereto and Ableco Finance LLC, as collateral agent and administrative agent

10.2
Second Amended and Restated Secured Subordinated Promissory Note of Mattress Firm, Inc., dated March 31, 2004 in the aggregate principal amount of $17.0 million payable to the order of SLN Finance, LLC
*10.3	Amendment Number One to Second Amended and Restated Secured Senior Subordinated Promissory Note
10.4	Amended and Restated General Security Agreement among Mattress Firm, Inc., registrant and its Named Subsidiaries, and SLN Finance, LLC, dated March 31, 2004
10.5	Amended and Restated Pledge Agreement among Mattress Firm, Inc., registrant and its Named Subsidiaries, and SLN Finance, LLC, dated March 31, 2004
10.6	Amended and Restated Guaranty among Mattress Firm, Inc., registrant and its Named Subsidiaries, and SLN Finance, LLC, dated March 31, 2004
10.7	Management Services Agreement between Mattress Firm, Inc. and Sun Capital Partners Management, LLC, dated October 18, 2002
10.8	Loan Agreement dated as of October 18, 2002 among Malachi Mattress America, Inc., Mattress Holdings International, LLC. and Mattress Holding Corp.
†10.9	Private Label Supply Agreement dated as of October 18, 2002 between Mattress Firm, Inc. and Sealy Mattress Company
†10.10	Amended Branded Product Supply Agreement dated as of November 12, 2003 between Mattress Firm, Inc., Mattress Firm Operating, Ltd. and Sealy Mattress Company
10.11	Second Amendment to Amended Branded Product Supply Agreement dated March 31, 2004 between Mattress Firm, Inc. and Sealy Mattress Company
10.12	Registration Agreement dated as of March 24, 2003 among the registrant, Sun Mattress, LLC and each of the other persons listed on the signature pages thereto
10.13	2003 Stock Option Plan of the registrant
*10.14	Form of 2003 Stock Option Plan Grant Agreement
*10.15	2004 Equity Compensation Plan of the registrant
10.16	Employment Agreement dated as of January 23, 2001 between Malachi Mattress America, Inc. and Gary T. Fazio
10.17	Employment Agreement dated as of March 31, 1999 between Mattress Firm, Inc. and Daniel McGuire
10.18	Extension of Employment Agreement of Daniel J. McGuire, dated as of June 9, 2004
21.1	List of Subsidiaries
23.1	Consent of Crowe Chizek and Company LLC
*23.2	Consent of Hughes Hubbard & Reed LLP (included in their opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see page II-5)
*99.1	Consent of Person about to Become a Director—George R. Rea

*99.2	Consent of Person about to Become a Director—C. Daryl Hollis
*99.3	Consent of Person about to Become a Director—Patrick J. Sullivan

*
To be filed by amendment.

†
Portions of this Exhibit have been omitted pursuant to a request for confidential treatment.

        (b)    Financial Statement Schedules

Mattress Holding Corp.
Schedule II—Valuation and Qualifying Accounts
Fiscal Years

Column A
	Column B	Column C				Column E
				Column D
Description	Balance at beginning of period	Additions charged to cost, expenses	Charged to other accounts			Balance at end of period
				Deductions
Accounts receivable reserves:
Fiscal 2001	$200,972	$771,566	$—	$—		$972,538
Fiscal 2002—Predecessor Period	972,538	819,885	—	(619,174	)(a)	1,173,249
Fiscal 2002—Sucessor Period	1,173,249	255,982	—	(209,667	)(a)	1,219,564
Fiscal 2003	1,219,564	585,734	—	(1,218,734	)(b)	586,564
Inventory reserves:
Fiscal 2001	$46,060	$189,868	$—	$—		$235,928
Fiscal 2002—Predecessor Period	235,928	(2,490)	—	—		233,439
Fiscal 2002—Sucessor Period	233,439	—	—	—		233,439
Fiscal 2003	233,439	23,677	—	—		257,116
Valuation allowance for deferred tax assets:
Fiscal 2001	$1,980,809	$6,541,119	$—	$—		$8,521,928
Fiscal 2002—Predecessor Period	8,521,928	(482,129)	—	—		8,039,799
Fiscal 2002—Sucessor Period	8,039,799	137,223	—	(7,158,374	)(c)	1,018,648
Fiscal 2003	1,018,648	(137,223)	—	(881,425	)(d)	—

(a)
Recoveries of receivables for which an allowance was previously provided.

(b)
Comprised of (i) recoveries of receivables for which an allowance was previously provided in the amount of $420,160 and (ii) elimination of allowances for doubtful accounts totaling $798,574 on receivables of 5/O Management, Inc. ("5/O") in connection with the Company's acquisition of 5/O in May 2003.

(c)
Reduction is the result of the eliminations of net operating losses carryovers related to the acquisition of Mattress Firm, Inc. by Mattress Holding Corp. on October 18, 2002, and the elimination of the valuation allowance for deferred tax assets attributable to such eliminated net operating losses.

(d)
The full valuation allowance from the prior year was released as of February 3, 2004. The related tax benefit of the portion of the valuation released that existed on October 18, 2002 was credited to goodwill.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as requested by the underwriters to permit prompt delivery to each purchaser.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 5th day of August, 2004.

MATTRESS HOLDING CORP.
By:	/s/ GARY T. FAZIO Gary T. Fazio Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        The undersigned directors and officers of Mattress Holding Corp. hereby constitute and appoint Gary T. Fazio and James R. Black and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ GARY T. FAZIO Gary T. Fazio	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 5, 2004
/s/ JAMES R. BLACK James R. Black	Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2004
/s/ RODGER R. KROUSE Rodger R. Krouse	Director	August 5, 2004
/s/ MARC J. LEDER Marc J. Leder	Director	August 5, 2004

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
Summary Consolidated Financial and Operating Data
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry
Risks Related to Our Franchises
Risks Related to this Offering and our Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Bedding Sales by Retail Channel
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
MATTRESS HOLDING CORP. INDEX TO CONSLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Mattress Holding Corp. Consolidated Balance Sheets
Mattress Holding Corp. and Predecessor Consolidated Statements of Operations
Mattress Holding Corp. and Predecessor Consolidated Statements of Stockholders' Equity
Mattress Holding Corp. and Predecessor Consolidated Statements of Cash Flows
Mattress Holding Corp. and Predecessor Notes to Consolidated Financial Statements
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Mattress Holding Corp. Schedule II—Valuation and Qualifying Accounts Fiscal Years
SIGNATURES
POWER OF ATTORNEY